As filed with the Securities and Exchange Commission on March 14, 2022
Registration No. 333-260119

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	3674	98-1644526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

3rd Floor, 1 Ashley Road
Altrincham, Cheshire, WA14 2DT United Kingdom
+44 (0) 1865 292017
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tom Adams, Esq.
General Counsel
Rockley Photonics Holdings Limited
3rd Floor, 1 Ashley Road
Altrincham, Cheshire, United Kingdom, WA14 2DT
+44 (0) 1865 292017
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James J. Masetti, Esq.
Davina K. Kaile, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Tel: (650)233-4500
Fax: (650)233-4545

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE
On October 7, 2021, Rockley Photonics Holdings Limited (“Rockley,” the “Company”, “we” or “us”) filed a Registration Statement on Form S-1 (Registration No. 333-260119), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 19, 2021 (the “Registration Statement”).
This post-effective amendment is being filed to update the Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in such Registration Statement.
No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

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The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 14, 2022
PROSPECTUS

Rockley Photonics Holdings Limited
Up to 319,000 Ordinary Shares
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer (the “selling securityholders”) of up to 319,000 of our ordinary shares (“Ordinary Shares”) issued by Rockley Photonics Holdings Limited, a Cayman Islands exempted company (“Rockley,” the “Company,” “we,” or “us”) to the selling securityholders in lieu of cash as payment for $3.194 million of fees payable to such entities for services provided as financial advisor and placement agent in connection with the closing of the business combination (the “Business Combination”) by and among Rockley, SC Health Corporation, a Cayman Islands exempted company (“SC Health”), and Rockley Photonics Limited, a company organized under the laws of England and Wales (“Rockley UK”) and the related private placement of Ordinary Shares by us (the “PIPE financing”). We are registering the offer and sale of Ordinary Shares covered by this prospectus to satisfy certain registration rights we have granted to the selling securityholders. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Ordinary Shares. The selling securityholders may sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders pursuant to this prospectus. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.” In connection with any sales of securities offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.
Our Ordinary Shares and warrants to purchase Ordinary Shares (the “Public Warrants”) are listed on the New York Stock Exchange under the symbols “RKLY” and “RKLY.WS,” respectively. On March 10, 2022, the closing price of our Ordinary Shares was $4.60 and the closing price for our Public Warrants was $0.96. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2022.
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INDEX TO FINANCIAL STATEMENTS    F-1
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling securityholders have authorized anyone to provide you with different information. Neither we nor the selling securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling securityholders of the securities offered by them described in this prospectus.
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On August 11, 2021, Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability, Rockley Photonics Limited, a company organized under the laws of England and Wales (“Rockley UK”), and SC Health Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“SC Health”), consummated the previously announced business combination (the “Business Combination”) contemplated by the Business Combination Agreement and Plan of Merger, dated March 19, 2021 (the “Business Combination Agreement”), by and among Rockley, Rockley UK, SC Health, and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands with limited liability and a direct wholly owned subsidiary of Rockley (“Merger Sub”). In connection with the closing of the Business Combination (the “Closing”), Rockley UK became a direct wholly owned subsidiary of Rockley and Merger Sub was merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly owned subsidiary of Rockley.
Unless the context indicates otherwise, references in this prospectus to “Rockley,” the “Company,” “we,” “us,” “our” and similar terms refer to Rockley Photonics Holdings Limited, and, as the context requires, its consolidated subsidiaries (including Rockley UK and SC Health).
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENT
All statements in this prospectus that are not historical in nature constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the financial position, business strategy, and the plans and objectives of management, and Rockley’s product development plans and timeline and anticipated customer and strategic relationships, and are not guarantees of performance. When used in this prospectus, The words “anticipate,” “believe,” “can,” “continue,” “could,” “developing,” “enable,” “estimate,” “eventual,” “expand, “expect,” “focus,” “future,” “goal,” “intend,” “may,” “might,” “opportunity,” “outlook,” “plan,” “possible,” “position,” “potential,” “predict,” “project,” “revolutionize,” “seem,” “should,” “trend,” “will,” “would” or other terms that predict or indicate future events, trends, or expectations, and similar expressions or the negative of such expressions may identify forward-looking statements, but the absence of these words or terms does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements regarding the following:

(a)Rockley’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

(b)Rockley’s financial and business performance following the Business Combination, including anticipated financial outlook or information and business metrics;

(c)Rockley’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

(d)the implementation, market acceptance, and success of Rockley’s business model;

(e)developments and expectations relating to Rockley’s competitors, target markets, and industry;

(f)Rockley’s future capital requirements and sources and uses of cash;

(g)Rockley’s ability to obtain funding for its product development plans, execution of its business strategy, and its operations;

(h)Rockley’s business, product development plans, and opportunities;

(i)the outcome of any known and unknown litigation and regulatory proceedings;

(j)Rockley’s anticipated financial outlook or information, anticipated growth rate, and market opportunities;

(k)Rockley’s plans to commercialize its products and services, and anticipated timing thereof;

(l)Rockley’s expectations as to when it may generate sufficient revenue from the sale of its products and services to cover expansion plans, operating expenses, working capital, and capital expenditures;

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(m)the development status and anticipated timeline for commercial production of Rockley’s products;

(n)Rockley’s plans for products under development and future products and anticipated features and benefits thereof;

(o)the status and expectations regarding Rockley’s customer and strategic partner, and potential customer and strategic partner relationships;

(p)the total addressable markets for Rockley’s products and technology;

(q)the ability of Rockley to increase market share in its existing markets or any new markets it may enter;

(r)Rockley’s ability to obtain any required regulatory approvals, including any required Food and Drug Administration (“FDA”) approvals, in connection with its anticipated products and technology;

(s)Rockley’s ability to maintain an effective system of internal control over financial reporting;

(t)Rockley’s ability to maintain and protect its intellectual property;

(u)Rockley’s success in retaining or recruiting, or changes required in, officers, key employees, or directors; the ability of Rockley to manage its growth effectively;

(v)the ability of Rockley to achieve and maintain profitability in the future;

(w)the impact of the regulatory environment and complexities with compliance related to such environment; and

(x)the impact of the COVID-19 pandemic.

The forward-looking statements contained in this prospectus are based on various assumptions, whether or not identified in this prospectus, and on Rockley’s current expectations, beliefs, and assumptions and are not predictions of actual performance. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond Rockley’s control), or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. If any of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, actual results may differ materially from those discussed in or implied by these forward-looking statements. There can be no assurance that future developments affecting Rockley will be those that have been anticipated.
These risks and uncertainties include, but are not limited to, the following:
(y)Rockley’s ability to achieve commercial production of its products and technology, including in a timely and cost-effective manner;

(z)Rockley’s ability to achieve customer design wins, convert memoranda of understanding and development contracts into production contracts, and achieve customer acceptance of its products and technology;

(aa)risks related to purchase orders, including the lack of long-term purchase commitments, the cancellation, reduction, delay, or other changes in customer purchase orders, and if and to the extent customers seek to enter into licensing arrangements in lieu of purchases;

(ab)Rockley’s history of losses and need for additional capital and its ability to access additional financing to support its operations and execute on its business plan, as well as the risks associated with any future financings;

(ac)legal and regulatory risks, including those related to its products and technology and any threatened or actual litigation;

(ad)risks associated with its fabless manufacturing model and dependency on third-party suppliers;

(ae)Rockley’s reliance on a few significant customers for a majority of its revenue and its ability to expand and diversify its customer base;

(af)Rockley’s financial performance;

(ag)the impacts of COVID-19 on Rockley, its customers and suppliers, its target markets, and the economy;

(ah)Rockley’s ability to successfully manage growth and its operations as a public company;

(ai)fluctuations in Rockley’s stock price and Rockley’s ability to maintain the listing of its Ordinary Shares and Public Warrants on the NYSE;

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(aj)Rockley’s ability to anticipate and respond to industry trends and customer requirements;

(ak)changes in Rockley’s current and future target markets;

(al)intellectual property risks;

(am)Rockley’s ability to compete successfully;

(an)market opportunity and market demand for, and acceptance of, Rockley’s products and technology, as well as the customer products into which Rockley’s products and technology are incorporated;

(ao)risks related to international operations;

(ap)risks related to cybersecurity, privacy, and infrastructure;

(aq)risks related to financial and accounting matters;

(ar)general economic, financial, legal, political, and business conditions and changes in domestic and foreign markets;

(as)Rockley’s ability to realize the anticipated benefits of the Business Combination and costs associated with the Business Combination;

(at)changes adversely affecting the businesses or markets in which Rockley is engaged, and

(au)other factors described under the heading “Risk Factors” beginning on page 5 of this prospectus, as well as those factors described under the heading “Item 1.A. Risk Factors” in Rockley’s annual report on Form 10-K for the year ended December 31, 2021, and in other documents Rockley files with the SEC.
Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.
These forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and any accompanying prospectus supplement. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.
You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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RISK FACTOR SUMMARY
Rockley’s business and its ability to execute its strategy or realize the anticipated benefits of the Business Combination, and any investment in its securities are subject to risks and uncertainties, many of which are beyond Rockley’s control. You should carefully consider and evaluate all of the risks and uncertainties with respect to any investment in the securities of Rockley, including, but not limited to, the following and those discussed under “Risk Factors.” References below to Rockley shall be deemed to also refer to Rockley and its subsidiaries, as the context requires or as appropriate.
Risks Related to Rockley’s Business and Industry; Customer-Related Risks

(av)If Rockley does not fully develop or commercialize its products and services, or if such products and services experience significant delays, Rockley’s business, financial condition, and results of operation will be materially and adversely affected.
(aw)Rockley has a history of recurring losses and a significant accumulated deficit, which raises substantial doubt about its ability to continue as a “going concern.” Rockley expects to incur significant research and development expenses and devote substantial resources to commercializing new products, which could increase its losses and negatively impact its ability to achieve or maintain profitability.

(ax)If the end products into which Rockley’s products are incorporated are not fully developed and commercialized or do not achieve widespread market acceptance, or if such products experience delays, cancellations, or reductions, or if Rockley’s products are not selected for inclusion in its customers’ end products, are not adopted in other industry verticals or use cases, or are not adopted by leading consumer and medical device companies, Rockley’s business will be materially and adversely affected.

(ay)The forecasts and anticipated financial outlook or related information contained in this prospectus are based upon assumptions, analyses, and internal estimates developed by Rockley’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from those forecasted or anticipated.

(az)Rockley expects its results of operations to fluctuate on a quarterly and annual basis, which could cause Rockley’s stock price to fluctuate or decline.

(ba)If Rockley is unable to manage its growth or scale its operations, its business and operating results could be materially and adversely affected.

(bb)Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates (for example, on cost, volume and ASP) that may not prove to be accurate.

(bc)Rockley’s international operations expose it to operational, financial, and regulatory risks, which could harm Rockley’s business.

(bd)Rockley is susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which in turn could adversely affect Rockley’s business, results of operations, and financial condition.

(be)If Rockley is unable to sell its products to its target customers, including large corporations with substantial negotiating power, or is unable to enter into agreements with customers and suppliers on satisfactory terms, its prospects and results of operations will be adversely affected.

(bf)Rockley currently depends on a few large customers for a substantial portion of its revenue. The loss of, or a significant reduction in, orders from Rockley’s customers, or Rockley’s failure to diversify its customer base, could significantly reduce its revenue and adversely impact Rockley’s operating results.

(bg)Because Rockley does not anticipate long-term purchase commitments with its customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Rockley to inventory risk, and may cause its business and results of operations to suffer.

(bh)Rockley’s business depends substantially on the efforts of its executive officers, including its Chief Executive Officer and founder, Dr. Andrew Rickman.
Regulatory, Intellectual Property, Infrastructure, Cybersecurity and Privacy Risks
v
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•
Rockley’s failure to comply with applicable governmental export and import control laws and regulations, including those related to the use, distribution, and sale of its products, U.S. Food and Drug Administration clearance or approval requirements, or privacy, data protection, and information security requirements in the jurisdictions in which Rockley operates could materially harm its business and operating results.

•
Rockley may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Further, Rockley’s intellectual property applications, including patent applications, may not be approved or granted.

•	A network or data security incident or disruption or performance issues with Rockley’s network infrastructure could harm its brand, reputation, and business, as well as its operating results.

Risks Related to Financial and Accounting Matters

•	Rockley’s failure to raise additional capital or generate the significant capital necessary to expand its operations could reduce its ability to compete and could harm its business.
•
In preparing Rockley’s consolidated financial statements, Rockley makes good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect Rockley’s operating results.

Risks Related to Rockley’s Ordinary Shares

•	Rockley’s Ordinary Shares may not remain eligible, for listing on the NYSE.
•	If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Rockley’s securities may continue to decline.
•
Rockley may be required to take write downs or write offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on Rockley’s financial condition, results of operations and the market price of Rockley’s Ordinary Shares.

•
Rockley’s share price may be volatile and sales of substantial volumes of our ordinary shares into the public market or the perception that such sales may occur could cause our share price to decline, including substantially.

•
If analysts do not publish or cease publishing research or reports about Rockley or if they change their recommendations regarding Rockley’s securities, the price and trading volume of Rockley’s securities could decline.

•	The requirements of being a public company may strain Rockley’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.
•	The global COVID-19 pandemic could harm Rockley’s business, financial condition, results of, operations and prospects.

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IMPORTANT INFORMATION ABOUT GAAP AND NON-GAAP FINANCIAL MEASURES
Our financial statements are prepared in accordance with United States generally accepted accounting principles (“GAAP”). We refer in various places within this prospectus to EBITDA, which is a non-GAAP measure that is more fully explained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The presentation of this non-GAAP information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with GAAP.
INDUSTRY AND MARKET DATA
In this prospectus, we rely on and refer to industry data, information, and statistics regarding the markets in which we compete from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. We have supplemented this information where necessary with our own internal estimates, considering publicly available information about other industry participants and our management’s best view as to information that is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus. We have taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.
Industry publications, research, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

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SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements.
The Company
We specialize in the research and development of integrated silicon photonics chipsets and have developed a comprehensive range of silicon photonics technologies that have both the power and the flexibility to support a wide range of potential applications. Our silicon-phonics platform will incorporate several key components to support these solutions, including photonic integrated circuits and associated modules, sensors, and end-to-end solutions. We expect that our immediate focus over the next two years will be on developing and commercializing our products for incorporation in consumer wearables, medical devices, and dedicated solutions for the healthcare market.
On August 11, 2021, Rockley, Rockley UK, and SC Health consummated the Business Combination pursuant to the Business Combination Agreement dated as of March 19, 2021 among Rockley, SC Health, Rockley UK and Merger Sub. Rockley was deemed to be the accounting acquirer in the Merger based on an analysis of the criteria outlined in Accounting Standards Codification 805. Accordingly, the historical financial statements of Rockley UK became the historical financial statements of the combined company, upon the consummation of the Merger.
Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order: (i) pursuant to a scheme of arrangement approved by the UK courts (the “Scheme”), all of Rockley UK’s Ordinary Shares, including shares issued immediately prior to the Scheme becoming effective as a result of the conversion of then-outstanding convertible loan notes and the exercise of warrants, were transferred by Rockley UK shareholders in exchange for an equivalent number of shares in Rockley; (ii) the holders of options to purchase shares in Rockley UK rolled over their options into new options to purchase shares in Rockley; (iii) warrants to purchase shares in Rockley UK (other than one warrant instrument that by its terms was replicated at Rockley) not exercised for shares in Rockley UK prior to the effectiveness of the Scheme described above were cancelled, such that immediately following the Scheme, Rockley UK became a direct wholly-owned subsidiary of Rockley; (iv) Rockley completed a stock split to prepare its share capital for Merger Sub’s merger into SC Health; (v) certain investors (including entities affiliated with the Sponsor) purchased an aggregate of $150,000,000 of Ordinary Shares in Rockley pursuant to the PIPE financing described below under “Background”; (vi) on August 11, 2021, Merger Sub was merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly-owned subsidiary of Rockley; and (vii) the Ordinary Shares and warrants in SC Health were exchanged for Ordinary Shares and warrants in Rockley.
Our Ordinary Shares and Public Warrants are currently listed on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.
The rights of holders of our Ordinary Shares are governed by our Second Amended and Restated Memorandum and Articles of Association (the “Articles of Association”), and the laws of the Cayman Islands. See the sections entitled “Description of Our Securities” and “Selling Securityholders—Certain Relationships with Selling Securityholders.”
Corporate Information
Rockley was incorporated in the Cayman Islands in March 2021 to facilitate the Business Combination. Rockley Photonics Limited was founded in 2013 in the United Kingdom. SC Health was incorporated in the Cayman Islands in December 2018 as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. SC Health completed its initial public offering in July 2019. In August 2021, Rockley Mergersub Limited, a wholly-owned subsidiary of Rockley UK, merged with and into SC Health (which was subsequently renamed Rockley Photonics Cayman Limited) and securityholders of Rockley UK exchanged their securities in Rockley UK for Ordinary Shares of Rockley, with each of Rockley UK and SC Health surviving the merger as a wholly owned subsidiary of Rockley. Our principal executive offices are located at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom. Our telephone number is +44 (0) 1865 292017. Our website address is www.rockleyphotonics.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we intend to take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.
We intend to take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We are also deemed to be a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are thus allowed to provide simplified executive compensation disclosures in our SEC filings, will be exempt from the provisions of Section 404(b) of Sarbanes-Oxley requiring that an independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting and will have certain other reduced disclosure obligations with respect to our SEC filings. We may choose to take advantage of some or all of these accommodations. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from U.S. public companies that do not qualify as an emerging growth company or a smaller reporting company.
For additional details see “Risk Factors — We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.”
Risk Factors
Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 5. You should carefully consider such risks before deciding to invest in our securities.

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BACKGROUND
This prospectus relates to the resale from time to time of up to 319,000 Ordinary Shares, nominal value $0.000004026575398 per share, issued by us to certain entities in lieu of cash as payment for $3.194 million of fees payable to such entities for services provided as financial advisor and placement agent in connection with the Business Combination and the PIPE financing (such 319,000 Ordinary Shares are also referred to herein as the “Resale Shares”). The Resale Shares were issued pursuant to an exemption under Section 4(a)(2) of the Securities Act.
Rockley agreed that, within 30 calendar days after the issuance of the Resale Shares, Rockley would file with the SEC a registration statement registering the resale of the Resale Shares (the “Resale Registration Statement”), and that Rockley would use its commercially reasonable efforts to have the Resale Registration Statement declared effective no later than 90 days after the issuance of the Resale Shares (or 120 days if the Resale Registration Statement is reviewed) or 10 days after the SEC notifies Rockley that it will not review the Resale Registration Statement, subject to certain conditions, including the provision of certain information by the selling securityholders regarding the selling securityholders and the intended method of disposition of the shares as Rockley may reasonably request.
Rockley is also required to use its commercially reasonable efforts to cause the Resale Registration Statement to become effective and to maintain the effectiveness of the Resale Registration Statement until the earliest of (a) the date on which all of the Resale Shares may be sold without restriction as to the manner and amount of sales under Rule 144, (b) the date on which the selling securityholders cease to hold any Resale Shares, and (c) the second anniversary of the issuance of the Resale Shares Rockley is entitled to delay, postpone or suspend the effectiveness of the Resale Registration Statement under certain circumstances.

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THE OFFERING

Issuer	Rockley Photonics Holdings Limited
Ordinary Shares Offered by the Selling Securityholders	Up to 319,000 Ordinary Shares.
Ordinary Shares Outstanding	128,470,241 shares (as of March 3, 2022).

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Use of Proceeds	We will not receive any proceeds from the sale of Ordinary Shares by the selling securityholders.
Dividend Policy
We have not paid any cash dividends on our Ordinary Shares to date and have no current plans to pay cash dividends on our Ordinary Shares. See “Market Information for Ordinary Shares and Dividend Policy — Dividend Policy.”

Market for Ordinary Shares and Warrants	Our Ordinary Shares and Public Warrants are currently traded on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.

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Registration Rights
We are registering the offer and sale of the Ordinary Shares covered by this prospectus to satisfy certain registration rights we have granted. See “Certain Relationships and Related Party Transactions — Certain Engagements in Connection with the Business Combination and Related Transactions.”

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Risk Factors	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

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RISK FACTORS
Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, results of operations, and prospects. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business. If any of the following risks or other not specified below materialize, our business financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our Ordinary Shares could decline.
Risks Related to Rockley’s Business and Industry; Customer-Related Risks
Rockley has incurred net losses since inception and expects to continue to incur losses for the foreseeable future. If Rockley does not fully develop or commercialize its products and services, including its silicon photonics chipsets, or if such products and services experience significant delays, Rockley’s business, financial condition, and results of operation will be materially and adversely affected and Rockley may never achieve or sustain profitability.
Rockley has to date generated revenue primarily from non-recurring engineering (“NRE”) and development services for customer-specific designs of silicon photonics chipsets for incorporation into its customers’ end products. Rockley incurred a net loss of $168.0 million and $80.3 million for the years ended December 31, 2021 and 2020, respectively. For the years ended December 31, 2021 and 2020, Rockley had an accumulated deficit of $400.9 million and $232.9 million, respectively. Rockley believes that it will continue to incur operating and net losses for the foreseeable future, including for a period of time after commercialization of its silicon photonics chipsets, which is not currently expected to begin until the second half of 2022; provided that any such commercialization may occur later than the second half of 2022 or not at all. Even if Rockley is able to successfully develop and sell its products, there can be no guarantee that it will do so within its anticipated timeframe or that its products will be commercially successful. Rockley’s potential future profitability is dependent upon the successful development, commercial introduction, and acceptance of its products and services, including its silicon photonics chipsets for the consumer wearables market and its module applications with biomarker detection capabilities for advanced health metrics. Because Rockley will incur costs to develop and commercialize its products and services, including its chipsets and module applications, before it receives any significant revenue from any sales of such products or services, Rockley’s losses in future periods may continue. Rockley may never achieve or sustain profitability.
Rockley expects to continue to incur operating losses for the foreseeable future as it:
•continues to invest in its technology and its silicon photonics chipsets and modules, as well as its cloud-based analytics subscription service;
•continues to develop innovative solutions and applications for its technology;
•commercializes its silicon photonics solutions;
•continues to invest in its sales and marketing activities and distribution channels;
•invests and improves its operational, financial, and management information systems;
•increases its headcount;
•expands its intellectual property portfolio; and
•enhances internal functions, systems, and infrastructure to support its anticipated transition to a public company.
Rockley has a history of recurring losses and negative cash flows from operations, and a significant accumulated deficit, which raises substantial doubt about its ability to continue as a “going concern.”
Since inception, Rockley has financed its operations primarily through the issuance and sale of convertible loan notes, ordinary shares and revenue received from agreed-upon projects. As of December 31, 2021, Rockley’s cash and cash equivalents balance was $36.8 million and it had an accumulated deficit of $400.9 million. Due to Rockley’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, its management concluded that there is substantial doubt about Rockley’s ability to continue as a going concern. There have been no adjustments to the accompanying financial statements of Rockley to reflect this uncertainty. Rockley’s ability to continue as a going concern is dependent upon it becoming profitable in the future or obtaining the necessary capital to meet its obligations. Rockley’s determination of substantial doubt about its ability to continue as a going concern could materially limit its ability to raise additional funds through the issuance of equity securities, debt financing or otherwise. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to Rockley. Further, there can be no assurance that Rockley will ever become profitable or continue as a going concern.
Rockley is subject to restrictive debt covenants that may limit its ability to finance its future operations and capital needs and to pursue business opportunities and activities.
Rockley’s existing financing agreements contain restrictive covenants, including a requirement to maintain at least $35 million cash on hand, that limit its ability to take certain actions. These restrictions may limit Rockley’s ability to operate its businesses and may prohibit or limit its activity to enhance its operations or take advantage of potential business opportunities as they arise. All of these limitations are subject to significant exceptions and qualifications. These covenants could limit Rockley’s ability to finance its future operations and capital needs and its ability to pursue business opportunities and activities that may be in its interest. If Rockley breaches any of these covenants it may be in default under its indebtedness, which may then become immediately due and payable. Rockley may not have, or be able to obtain,

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sufficient funds to make these accelerated payments. Rockley’s ability to comply with the provisions of its financing arrangements may be affected by changes in economic or business conditions or other events beyond its control.
If the end products into which Rockley’s products are incorporated are not fully developed and commercialized or do not achieve widespread market acceptance, or if such products experience delays, cancellations, or reductions, Rockley’s business, financial condition, and results of operations will be materially and adversely affected.
Rockley’s success in developing and commercializing its products depends in large part on its customers’ success in developing, commercializing, and achieving widespread market acceptance of their end products that incorporate Rockley’s products. Rockley’s customers may be unable to fully develop and commercialize, or achieve widespread market acceptance of, their end products that incorporate Rockley’s products. Further, these customers may not continue to incorporate Rockley’s products into their end products either in the short or long term. If such customers’ end products are not fully developed and commercialized, fail to achieve or maintain widespread market acceptance, experience delays, or if Rockley’s customers otherwise choose not incorporate Rockley’s products into their end products, Rockley’s business, financial condition, and results of operations will be materially and adversely affected.
If Rockley’s products are not selected for inclusion in its customers’ end products, including products for the consumer health and wellness market, or adopted in other industry verticals or use cases or are not adopted by leading consumer and medical device companies, life sciences companies, or their respective suppliers, Rockley’s business will be materially and adversely affected.
Rockley is currently developing products for use in its customers’ end products, which are in varying stages of development. Many of these products, including products for consumer device, medical device, and life sciences companies, require extensive testing or qualification processes, which involve testing of Rockley’s products in the customers’ end products and systems, as well as testing for reliability. These qualification processes may continue for several months or longer. However, qualification of any of Rockley’s products by a customer does not assure any sales of such product by Rockley to that customer. Even after successful qualification and sales by Rockley of a product to a customer, a subsequent revision in Rockley’s third-party contractors’ manufacturing process or Rockley’s selection of a new supplier may require a new qualification process with Rockley’s customers, which may result in delays in the sale of such product and could also result in Rockley holding excess or obsolete inventory. After Rockley’s products are qualified, it can take several months before the customer commences production of end products that incorporate Rockley’s products. Rockley spends significant time and resources to have its products selected for incorporation into these end products, which is known as a “design win.” If Rockley fails to win a significant number of design wins in its target markets, its business, results of operations, and financial condition will be materially and adversely affected.
Rockley is targeting the deployment of its products in the consumer health and wellness and medical device sectors and any estimates of Rockley’s future results contained in this prospectus assume that Rockley will successfully commercialize its products and achieve significant market penetration in these sectors. As a result, if Rockley’s products are not selected for inclusion by consumer device and medical device companies or life sciences companies, or their suppliers, Rockley’s actual results may differ materially from its estimates included in this prospectus and Rockley’s business would be materially and adversely affected.
Rockley’s limited operating history makes it difficult to evaluate its future prospects and the risks and challenges which may impact its business.
Rockley was founded in 2013, completed development of its advanced sensing platform in 2019, launched its healthcare module offering in 2020, and has not yet fully developed and commercialized any of its products. This relatively limited operating history makes it difficult to evaluate Rockley’s future prospects and the risks and challenges it may encounter. The risks and challenges which may impact Rockley’s future prospects and business include, but are not limited to, its ability to:
•successfully commercialize its products and services, including its silicon photonics chipsets, module applications, and analytics subscription service;
•develop innovative applications for its silicon photonics and sensing technology;
•expand its sales and marketing activities and distribution channels;
•improve its operational, financial, and management information systems;
•attract, hire, integrate, and retain qualified talent to support the growth of its business. This includes increasing headcount to appropriately staff to projected growth;
•protect its intellectual property portfolio;
•enhance internal, systems, functions, and infrastructure to support its anticipated transition to a public company;
•comply with existing and new or modified laws and regulations applicable to its business;
•manage capital expenditures for its current and future products, as well as its supply chain and supplier relationships;
•anticipate and respond to macroeconomic changes and changes in the markets in which it operates;
•effectively manage its growth and business operations, including the impacts of the COVID-19 pandemic on its business; and
•hire, integrate, and retain qualified talent to support the growth of its business.

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If Rockley fails to successfully manage the risks and difficulties that it faces, including those associated with the challenges listed above and those described elsewhere in this “Risks Related to Rockley’s Business and Industry; Customer-Related Risks” section, its business, financial condition, and results of operations could be materially and adversely affected. Further, because Rockley has a limited operating history and has not yet commercialized its products, it is difficult to accurately assess its future prospects or financial performance. Rockley has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Rockley’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition, and results of operations could be materially and adversely affected.
Rockley’s estimates and expectations as to its financial performance are based upon assumptions, analyses, and internal estimates developed by Rockley’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from any such estimates and expectations.
Rockley’s estimates and expectations as to its future financial performance included in this prospectus are subject to uncertainty and are based on assumptions, analyses, and internal estimates developed by Rockley’s management, all or some of which may not prove to be correct or accurate. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, Rockley’s actual operating results may differ materially from any such estimates or expectations. We have in the past experienced actual results which varied from our estimates. These assumptions, analyses, or estimates are subject to risks and uncertainties, some of which are outside of Rockley’s control. These risks and uncertainties include, but are not limited to, risks discussed elsewhere in this “Risks Related to Rockley’s Business and Industry; Customer-Related Risks” section and in this prospectus, as well as those discussed below:
•Revenue-related assumptions:
•Customer contracts and design wins: Rockley’s existing memoranda of understanding (“MOUs”) and development contracts may not ultimately convert into production contracts. In addition, Rockley may be unable to secure design wins from additional customers in a timely manner;
•Form of customer arrangement: It is possible that instead of entering into agreements with customers for the purchase of a significant amount of Rockley’s products, Rockley may be required to enter into license arrangements with certain customers, any of which would have a significant impact on the revenue Rockley expects to achieve;
•Timing of launch and delivery: Rockley or Rockley’s customers may encounter delays in the launch or delivery of Rockley’s product or the customer’s end product incorporating Rockley’s product, including due to a customer’s decision to delay the launch of a product, Rockley’s ability to deliver its product in a timely manner to a customer, which in turn may result in the customer canceling a contract, technical challenges, or customer-related delays in its development program;
•Pricing and volume fluctuation: Rockley may experience pricing and volume fluctuations due to price negotiations, lower than anticipated unit volumes, delays in volume ramp, decreases in average selling prices due to competition or market dynamics, or other factors;
•Timing and execution of customer agreements: Rockley may face difficulties in meeting customer milestones in a timely manner or achieving required technical specifications. In addition, Rockley may experience execution delays under its NRE programs, including with its largest customer, due to resource constraints or customer delay. Further, to the extent Rockley were to enter into licensing arrangements in lieu of a product sale with a customer, including its largest customer, it could have a significant negative impact on Rockley’s anticipated revenue; and
•Commercialization of products and services: Rockley must successfully commercialize its products and services, including its silicon photonics chipsets, module applications, and analytics subscription service.
•Production cost-related assumptions:
•Production volume and ramp: Rockley has in the past, and may in the future experience delays in contract execution, lower than expected manufacturing yields, manufacturing delays, and technical challenges, including if and when Rockley commences commercial production of its products, any of which could negatively impact forecasted production volume and ramp;
•Production cost: Rockley may be unable to secure the volume pricing or yield cost levels underlying its assumptions and indirect materials and production overhead costs may exceed forecasted amounts; and
•Inventory and obsolescence: Rockley’s quality, warranty, return merchandise authorization, and inventory obsolescence may exceed forecasted amounts. Rockley may also experience product recalls which are not included in Rockley’s assumptions. Further, Rockley may incur greater than expected costs in connection with its NRE programs.
•Operating expenses and cash utilization-related assumptions: Rockley’s cash utilization may exceed currently anticipated rates due to a variety of factors, including lower than expected revenue, revenue delays, higher than anticipated production and manufacturing costs, operating expenses, and capital expenditures, lower than anticipated average selling prices, greater than anticipated cash needs for internal resources and organic growth, and potential strategic investments and acquisitions not currently anticipated.

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Rockley's estimates and expectations may also be based in part on in this prospectus the expected size and growth of the markets in which Rockley operates or intends to enter, including the consumer wearables, mobile device, and medical device markets. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this prospectus, Rockley may not grow its business at similar rates, or at all. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as a guarantee or other indication of Rockley’s future growth or results of operations. In addition, these forecasts may be materially and adversely affected by a number of factors outside of Rockley’s control, including, but limited to, factors associated with the ongoing COVID-19 pandemic.
The strategic initiatives Rockley has undertaken or may undertake in the future may be more costly than currently anticipated and Rockley may not generate sufficient revenue to offset the costs of these initiatives, which in turn would negatively impact Rockley’s ability to achieve and maintain profitability.
Rockley continues to invest in initiatives designed to grow its business, including:
•partnering with customers and potential customers to develop and commercialize Rockley’s products;
•investing in research and development;
•investing in its workforce, including its engineering talent;
•expanding its sales, marketing, and distribution efforts;
•investing in new applications and markets for its products;
•partnering with third-parties to develop manufacturing processes; and
•investing in legal, accounting, and other administrative and internal functions necessary to support its operations as a public company.
These initiatives may be more costly than anticipated and Rockley may not generate sufficient revenue to offset the costs of these initiatives. Certain of Rockley’s market opportunities, such as healthcare monitoring devices incorporating sensing capabilities for disease detection and management, are at an early stage of development, and it may be years before these end markets generate demand for Rockley’s products at scale, if at all. Rockley’s revenue may be adversely affected for a number of reasons, including the rate and degree of development or market acceptance of new technology that competes with its products, failure of Rockley’s customers to develop and commercialize their end products that incorporate Rockley’s products, Rockley’s inability to effectively manage production of its products to scale, Rockley’s inability to enter new markets or help its customers adopt Rockley’s products for new applications, and Rockley’s failure to attract new customers or expand orders from existing customers. Further, it is difficult to predict the size and growth rate of Rockley’s target markets, customer demand for its products, commercialization timelines, developments in silicon photonics technology, the entry of competitive products, or the success of existing competitive products and services. As a result, Rockley does not expect to achieve profitability until 2023 at the earliest. If Rockley’s revenue does not grow over the short or long term, its ability to achieve and maintain profitability will be adversely affected, and the value of its business may significantly decrease.
Rockley expects its results of operations to fluctuate on a quarterly and annual basis, which could cause the stock price of Rockley to fluctuate or decline.
Rockley’s revenue and operating results have fluctuated in the past and may vary significantly in the future. Historical comparisons of its operating results may not be relevant, or indicative of future results. In particular, because Rockley’s revenue to date has been generated from NRE and development services for customer-specific designs of silicon photonics chipsets for testing in the customers’ end products, revenue in any given quarter or period can fluctuate based on the timing and success of its customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Rockley’s quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside of its control and may not fully reflect the underlying performance of Rockley’s business. These fluctuations could adversely affect Rockley’s ability to meet its expectations or those of securities analysts, ratings agencies, or investors. If Rockley does not meet these expectations for any reporting period, the value of its business and its securities, could decline significantly. Factors that may cause these quarterly and annual fluctuations include, but are not limited to, those listed below:
•the timing and magnitude of NRE services revenue in any quarter;
•the timing and magnitude of operating expenses incurred, including research and development expenses;
•Rockley’s ability to meet product development roadmaps and timelines, which in turn may be impacted by resource constraints and must meet certain technical standards;
•the timing and degree of success of commercialization of Rockley’s products;
•Rockley’s ability to attract and retain customers and successfully transition customers with which it is engaged in discussions to contracted customers and to attract new customers;
•changes in terms of customer agreements;

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•the ability of Rockley’s customers to commercialize and achieve widespread market adoption of products incorporating Rockley’s products;
•the timing and magnitude of orders and shipments of Rockley’s products in any quarter;
•the mix of product sales and licensing arrangements in lieu of product sales;
•the actual timing and magnitude of sales returns and warranty claims of Rockley’s products in any quarter may differ from estimate;
•Rockley’s ability to develop, introduce, commercialize, manufacture, and ship in a timely manner products that meet customer requirements;
•disruptions in Rockley’s sales channels or termination of its relationships with key channel partners;
•customer demand and product life cycles;
•the receipt, reduction, or cancellation of, or changes in the forecasts or timing of, orders by customers;
•fluctuations in the levels of inventories held by distributors or end customers;
•the gain or loss of significant customers, including Rockley’s largest customer;
•fluctuations in sales by customers who incorporate Rockley’s products into their end products;
•cyclicality, seasonality, and the competitive landscape in Rockley’s target markets;
•fluctuations in manufacturing yields;
•changes in pricing, product cost, product volume, and product mix;
•sales of subscriptions to Rockley’s cloud-based analytics subscription service, if and when commercially launched, and in the future, the rate of renewal of subscriptions by existing customers, the extent the use of subscription offerings and related services is expanded under such subscriptions, and timing and magnitude of any such subscriptions which are not renewed;
•the mix of customers licensing the service on a subscription basis as compared to a perpetual license;
•the size, timing, and terms of its subscription agreements with new customers;
•supply chain disruptions, delays, shortages, and capacity limitations as a result of the COVID-19 pandemic or other reasons;
•the impact and duration of the global COVID-19 pandemic;
•the timing and rate of broader market adoption of consumer and medical devices utilizing Rockley’s products or technology across the consumer wearables, mobile device, and medical device sectors;
•changes in the competitive landscape in Rockley’s target markets, including industry consolidation, regulatory developments, and new market entrants;
•Rockley’s ability to effectively manage its third-party suppliers and manufacturing partners;
•changes in the source, cost, and availability of materials and components incorporated in Rockley’s products;
•adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs;
•general economic, industry, and market conditions, including trade disputes; and
•Rockley’s estimates of potential or future market growth in this Annual Report on From 10-K may not be accurate.
Rockley expects to incur significant research and development expenses and devote substantial resources to commercializing new products, which could increase its losses and negatively impact its ability to achieve or maintain profitability.
Rockley’s future growth depends on developing and commercializing its products, achieving widespread market adoption of its products, adapting existing products to new applications and customer requirements, and introducing new products to address changing customer and market demands. Rockley plans to incur substantial research and development expenses as part of its efforts to design, develop, manufacture, and commercialize new products and enhance existing products. Rockley’s research and development expenditures could increase its losses and adversely affect its results of operations in the future. Further, Rockley’s research and development efforts may not be successful or result in additional revenue. This in turn would negatively impact Rockley’s ability to achieve or maintain profitability.

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If Rockley is unable to manage its growth or expansion of operations, including in a cost-efficient manner, its business, operations, and financial condition, as well as its ability to scale its operations, could be materially and adversely affected.
Rockley’s ability to effectively manage its anticipated growth and expansion of operations and manage its transition to operating as a public company will also require it to enhance its operational, financial, and management controls and infrastructure, human resources policies, and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures, and allocation of valuable management and employee resources. Rockley’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future growth and expansion. Rockley may be unable to effectively manage any future growth or expansion in an efficient or timely manner. Further, Rockley may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems, and procedures, which could have an adverse effect on its business, reputation, and financial results.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate.
The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for consumer wearables, mobile devices, and medical devices may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, Rockley may not grow its business at similar rates, or at all. Rockley’s future growth is subject to many factors, including market adoption of its products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including Rockley’s estimates that the consumer wearables, mobile device, and medical devices markets will represent, in the aggregate, an approximately over $48 billion of total addressable market for healthcare monitoring devices incorporating additional sensing capabilities by 2025, should not be taken as indicative of Rockley’s future growth. In addition, these forecasts may be materially and adversely affected as a result of the COVID-19 pandemic.
If Rockley is unable to accurately forecast long-term end-customer adoption rates and demand for Rockley’s products, it could materially and adversely affect its current and future financial results of operations.
Rockley is pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, consumer health and wellness applications and healthcare monitoring devices require complex technology. Because these products may incorporate technology from other companies, commercialization of these products could be delayed or impaired on account of certain technological components of Rockley or others not being ready to be deployed. Although Rockley currently has MOUs or development and supply agreements with various consumer and medical device companies, these companies may not be able to commercialize products incorporating Rockley’s products immediately, or at all. Regulatory developments, many of which are outside of Rockley’s control, could also cause delays or otherwise impair commercial adoption of these products. Rockley’s future financial performance will depend on its ability to make timely investments in the correct market opportunities. Given the evolving nature of the markets in which Rockley operates in, it is difficult to predict customer demand or adoption rates for its products or the future growth of the markets in which it operates. As a result, Rockley's estimates included in this prospectus may not necessarily reflect various estimates and assumptions that may not prove accurate and any such estimates could differ materially from actual results due to the risks included in this “Risks Related to Rockley’s Business and Industry; Customer-Related Risks” section, among others. If demand does not develop or if Rockley cannot accurately forecast customer demand, the size of its markets, inventory requirements, or its future financial results, its business, results of operations, and financial condition will be adversely affected.
Rockley’s target customer and product markets may not grow or develop as Rockley currently expects, and if Rockley fails to penetrate new markets and scale successfully within those markets, Rockley’s revenue and financial condition would be harmed.
Rockley’s target markets include the consumer wearables, mobile device, and medical device markets. Any deterioration in Rockley’s target customer or product markets or reduction in capital spending to support these markets could lead to a reduction in demand for Rockley’s products, which would adversely affect its revenue and results of operations. Further, if Rockley’s target customer markets do not grow or develop in ways that Rockley currently expects, demand for Rockley’s products may not materialize as expected, which would also negatively impact its business, financial condition, and results of operations. Rockley may be unable to predict the timing or development of trends in its target markets with any accuracy. If Rockley fails to accurately predict market requirements or market demand for these solutions, Rockley’s business may suffer.
Rockley’s future revenue growth, if any, will depend in part on Rockley’s ability to penetrate Rockley’s current target markets, and to enter emerging markets, such as the market for consumer healthcare monitoring devices and predictive analytics. Meeting the technical requirements and securing design wins in any of these new markets will require a substantial investment of Rockley’s time and resources. Rockley may not secure design wins from these or other new markets, or achieve meaningful revenue from sales in these markets. If any of these markets do not develop as Rockley currently anticipates or if Rockley is unable to penetrate and scale them successfully, it may adversely affect Rockley’s ability to grow its business.
Rockley’s target markets are characterized by rapid technological change, which requires Rockley to continue to develop new products and technology innovations and could adversely affect market adoption of its products.
Rapid technological changes in the markets for sensing technology, including the consumer wearables, mobile device, and medical device markets, could adversely affect adoption of Rockley’s products, either generally or for particular applications. Rockley’s future success will depend upon its ability to develop and introduce a variety of new capabilities and innovations to its products, as well as introduce new products, to address the changing needs of its target markets. Delays in delivering new products that meet customers’ requirements could damage Rockley’s relationships with its customers and lead them to seek alternative sources of supply. Further, the introduction of new products by Rockley’s competitors, the delay or cancellation of any of Rockley’s customers’ end products into which Rockley’s products are designed, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render Rockley’s existing or future products uncompetitive, obsolete, and/or otherwise unmarketable.

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In addition, Rockley’s success to date has been based on the delivery of prototypes and services to research and development programs in which customers are investing substantial capital to develop new products. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives, or the failure to offer innovative products at competitive prices may cause existing and potential customers to purchase Rockley’s competitors’ products or turn to alternative sensing technology. If Rockley is unable to successfully develop products that meet changing customer or market requirements on a timely basis or that remain competitive with technological alternatives, its products may fail to achieve commercial adoption, its revenue will decline, it may experience operating losses, and its business and prospects will be adversely affected.
Rockley may be unable to make the substantial investments that are required to remain competitive.
The silicon photonics industry requires substantial and continuous investment in research and development in order to bring to market new and enhanced solutions. Rockley expects its research and development expenditures to increase in the future as part of its strategy to increase demand for Rockley’s solutions in Rockley’s current target markets and to expand into additional markets. Rockley may not have sufficient resources to maintain the level of investment in research and development required to remain competitive. In addition, Rockley cannot assure you that the technologies that are the focus of its research and development expenditures will become commercially successful or generate any revenue.
If Rockley fails to compete effectively, it may lose or fail to gain market share, which could negatively impact Rockley’s operating results and Rockley’s business.
The global optical components market in general, and the consumer sensor, healthcare, and data communications markets in particular, are highly competitive. Rockley expects competition to increase and intensify as additional companies enter Rockley’s target markets. Increased competition could result in price pressure, reduced gross margins, and difficulty achieving market penetration, any of which could harm Rockley’s business, financial condition, and results of operations. Rockley’s competitors range from large, international companies offering a wide range of services and optical components, such as LEDs, lasers, detectors, or photonic integrated circuit (“PICs”), to smaller companies specializing in narrow market verticals. Some of Rockley’s key competitors across various verticals include: ams AG, Analog Devices, Inc., Broadcom Inc., DexCom, Inc. GlobalFoundries Inc., Intel Corporation, Lightwave Logic, Inc. Lumentum Holdings Inc. (“Lumentum”), Masimo Corporation, Osram Licht AG, and Tower Semiconductor Ltd. Rockley expects competition in its target markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets.
Rockley’s ability to compete successfully depends, in part, on factors that are outside of its control, including industry and general economic trends. Rockley’s ability to compete successfully will depend on a number of factors, including its ability to:
•define, design, and regularly introduce new products that anticipate the functionality and integration needs of Rockley’s customers’ next-generation products and applications;
•build strong and long-lasting relationships with Rockley’s customers and other industry participants;
•cost-effectively develop and commercialize products which compete favorably with competitors’ products;
•achieve design wins;
•accurately estimate the effectiveness and success of Rockley’s customers’ end products incorporating Rockley’s products in their competitive end markets;
•expand its research and development capabilities to provide innovative solutions and maintain Rockley’s product roadmap;
•strengthen its sales and marketing efforts, brand awareness and reputation;
•deliver products in volume on a timely basis at competitive prices;
•withstand or respond to significant price competition;
•build and expand international operations in a cost-effective manner;
•obtain, maintain, protect, and enforce Rockley’s intellectual property rights;
•defend potential patent infringement claims arising from third parties;
•promote and support Rockley’s customers’ incorporation of Rockley’s products into their end products; and
•attract, hire, and retain high-level talent, including Rockley’s management team and engineers.
Rockley’s competitors may also establish cooperative relationships among themselves or with third parties or may acquire companies that provide similar products to Rockley’s. As a result, new competitors or alliances may emerge that could capture significant market share. Any of these factors, alone or in combination with others, could harm Rockley’s business, financial condition, and results of operations and result in a loss of market share and an increase in pricing pressure.

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Rockley may pursue strategic investments or acquisitions in the future. If Rockley fails to successfully select, execute, or integrate its acquisitions, then its business, results of operations, and financial condition could be materially and adversely affected, and the stock price could decline.
From time to time, Rockley may pursue investments or acquisitions to add new products and technologies, acquire talent, gain new sales channels, or enter into new markets or sales territories. In addition to possible shareholder approval, Rockley may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key talent, customers, vendors, and suppliers require significant attention from Rockley’s management and could result in a diversion of resources from Rockley’s existing business, which in turn could have an adverse effect on Rockley’s operations. Acquired assets or businesses may not generate the financial results Rockley expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets, and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
Failure to successfully identify, complete, manage, and integrate acquisitions could materially and adversely affect its business, financial condition, and results of operations and could cause Rockley's stock price to decline.
Rockley’s international operations expose it to operational, financial, and regulatory risks, including possible unfavorable regulatory, political, tax, and labor conditions, which could harm Rockley’s business.
Rockley is committed to growing its international sales, and while it has committed resources to expanding its international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:
•foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;
•political and economic instability, international terrorism, and anti-American or British sentiment, particularly in emerging markets;
•disadvantages of competing against companies from countries that are not subject to U.S. and U.K. laws and regulations, including the Foreign Corrupt Practices Act, Office of Foreign Assets Control regulations, and U.S. anti-money laundering regulations, as well as exposure of Rockley’s foreign operations to liability under these regulatory regimes;
•preference for locally branded products, and laws and business practices favoring local competition;
•potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;
•less effective protection of intellectual property;
•stringent regulation of the end products incorporating Rockley’s products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive, and the European Ecodesign Directive that are costly to comply with and may vary from country to country;
•difficulties and costs of staffing and managing foreign operations;
•foreign taxes, including withholding of payroll taxes; and
•the U.S. government’s and U.K. government’s restrictions on certain technology transfer to certain countries of concern.
For example, we have significant international operations that are denominated in foreign currencies, primarily the British Pound and Euro, subjecting us to foreign currency exchange risk that may adversely impact our financial results. The occurrence of any of these risks could negatively affect Rockley’s international business and consequently its business, operating results, and financial condition.
The average selling prices of Rockley’s products could decrease rapidly over the life of the product, which may negatively affect Rockley’s revenue and margins. In addition, the selling prices Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Rockley currently anticipates, which may cause Rockley’s actual operating results to differ materially from its expectations.
The prices that Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may experience declines for a variety of reasons, many of which are outside of Rockley’s control. In order to sell products that have a falling average unit selling price and maintain margins at the same time, Rockley will need to continually reduce product and manufacturing costs. To manage manufacturing costs, Rockley must engineer the most cost-effective design for its products and collaborate with its manufacturing counterparties to reduce manufacturing costs. Rockley also needs to continually introduce new products with higher sales prices and gross margin in order to maintain its overall gross margin. If Rockley is unable to manage the cost of older products or successfully introduce new products with higher gross margin, its revenue and overall gross margin would likely decline. In addition, the selling prices Rockley is able to ultimately charge in the future for the products it is currently developing or commercializing may be less than what Rockley currently projects, which may cause Rockley’s actual operating results to differ materially from its estimates.
Rockley’s gross margins may fluctuate due to a variety of factors, which could negatively impact Rockley’s results of operations and Rockley’s financial condition.

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Rockley’s gross margins may fluctuate due to a number of factors, including customer and product mix, market acceptance of Rockley’s new products, yield, wafer pricing, packaging and testing costs, competitive pricing dynamics, the impact of the COVID-19 pandemic, and geographic and market pricing strategies. To the extent Rockley may offer certain customers favorable prices, it would decrease Rockley’s average selling prices and likely impact gross margins. Further, Rockley may in the future offer pricing incentives to Rockley’s customers on earlier generations of products that inherently have a higher cost structure, which would negatively affect Rockley’s gross margins. In addition, in the event Rockley’s customers, including Rockley’s larger customers, exert more pressure with respect to pricing and other terms, it could put downward pressure on Rockley’s margins.
Because Rockley does not operate its own manufacturing, assembly, or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities, and Rockley’s costs may even increase, which could further reduce Rockley’s gross margins. Rockley relies primarily on obtaining yield improvements and volume-based cost reductions to drive cost reductions. To the extent that such cost reductions do not occur at a sufficient level and in a timely manner, Rockley’s business, financial condition, and results of operations could be adversely affected and may vary from Rockley’s estimates.
In addition, Rockley may in the future maintain an inventory of Rockley’s products at various stages of production and in finished goods inventory. Rockley will hold these inventories in anticipation of customer orders. If those customer orders do not materialize in a timely manner, Rockley may have excess or obsolete inventory which Rockley would have to reserve or write-down, and Rockley’s gross margins would be adversely affected.
Because some of the raw materials and key components in its products come from limited or single source suppliers, Rockley is susceptible to supply shortages, long lead times for components, and supply changes, including as a result of industry consolidation, any of which could disrupt its supply chain and could delay deliveries of its products to customers, which could adversely affect Rockley’s business, results of operations, and financial condition.
Some of the components used in the manufacturing of Rockley’s products are sourced from third-party suppliers. To date, Rockley has produced its products in relatively limited quantities for use in products. Rockley does not have extensive experience in managing its supply chain to manufacture and deliver its products at scale. Some of the key components used to manufacture Rockley’s products come from limited or single source suppliers. Rockley is therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that its suppliers discontinue or modify components used in its products. Rockley has a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks may adversely affect its ability to source components in a timely or cost effective manner from its third-party suppliers due to, among other things, work stoppages or interruptions. For example, Rockley relies on third-party foundries to manufacture its silicon photonic integrated circuits and for wafer scale integration. Any disruptions to those foundries could materially and adversely affect Rockley’s ability to manufacture its products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. Rockley has in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, Rockley may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. These risks may be exacerbated if any of Rockley’s suppliers were to cease operations or be acquired by a third party. If this were to occur, Rockley may need to re-qualify the supplier and/or otherwise confirm that such an event would not cause concerns with Rockley’s end customers or otherwise negatively impact Rockley’s relationships with its end customers. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and Rockley may not be able to source these components on terms that are acceptable to it, or at all, which may undermine Rockley’s ability to meet its requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect Rockley’s ability to meet its scheduled product deliveries to its customers. This could adversely affect Rockley’s relationships with its customers and channel partners and could cause delays in shipment of its products and adversely affect its operating results. In addition, increased component costs could result in lower gross margins. Even where Rockley is able to pass increased component costs along to its customers, there may be a lapse of time before it is able to do so such that Rockley must absorb the increased cost. If Rockley is unable to buy these components in quantities sufficient to meet its requirements on a timely basis, it will not be able to deliver products to its customers. This in turn could materially and adversely affect Rockley’s business, financial condition, and results of operations.
If the foundries with which Rockley contracts do not achieve satisfactory yields or quality, Rockley’s reputation and customer relationships could be harmed.
Rockley depends on satisfactory wafer foundry manufacturing capacity, wafer prices, and production yields, as well as timely wafer delivery, to meet customer demand and enable it to maintain gross margins. The fabrication of Rockley’s products is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. Rockley’s foundry vendors may experience manufacturing defects and reduced manufacturing yields from time to time. Further, any new foundry vendors Rockley employs, whether due to industry consolidation, customer requirements, or otherwise, may present additional and unexpected manufacturing challenges that could require significant management time and focus. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by the foundries that Rockley employs could result in lower than anticipated production yields or unacceptable performance of Rockley’s products. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time-consuming and expensive to correct. Poor production yields from the foundries that Rockley employs, or defects, integration issues, or other performance problems in Rockley’s products could significantly harm Rockley’s customer relationships and financial results, and give rise to financial or other damages to Rockley’s customers. Any product liability claim brought against Rockley, even if unsuccessful, would likely be time-consuming and costly to defend.
Manufacturing yields for new products initially tend to be lower as Rockley completes product development and commence volume manufacturing, and typically increase as Rockley brings the product to full production. While Rockley’s business model includes this assumption of improving manufacturing yields its assumptions may be incorrect and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on Rockley’s gross margin and profitability. The difficulty of accurately forecasting manufacturing yields and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing silicon photonics products.

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Raw material price fluctuations can increase the cost of Rockley’s products, impact Rockley’s ability to meet customer commitments, and may adversely affect its results of operations.
The cost of raw materials is a key element in the cost of Rockley’s products. Rockley’s inability to offset material price inflation through increased prices to customers, suppliers, productivity actions, or through commodity hedges could adversely affect Rockley’s results of operations. Many major components, product equipment items, and raw materials are procured or subcontracted on a single or sole-source basis. Although Rockley maintains a qualification and performance surveillance process and Rockley believes that sources of supply for raw materials and components are generally adequate, it is difficult to predict what effects shortages or price increases may have in the future. Rockley’s inability to fill its supply needs would jeopardize its ability to fulfill its contractual obligations, which could, in turn, result in reduced revenue, contract penalties or terminations, and damage to Rockley’s customer relationships.
Furthermore, increases in the price of wafers, testing costs, and commodities, which may result in increased production costs, mainly assembly and packaging costs, may result in a decrease in Rockley’s gross margins. Moreover, Rockley’s suppliers may pass the increase in raw materials and commodity costs onto it which would further reduce the gross margin of Rockley’s products. In addition, as Rockley is a fabless company, global market trends such as a shortage of capacity to fulfill Rockley’s fabrication needs also may increase Rockley’s raw material costs and thus decrease its gross margin.
Rockley is subject to the cyclical nature of the semiconductor industry.
The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, industry consolidation, and wide fluctuations in product supply and demand. The industry experienced significant downturns during past global recessions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. While these downturns have not directly impacted Rockley’s business to date, any prolonged or significant downturn in the semiconductor industry could adversely affect Rockley’s business and reduce demand for Rockley’s products. Any future downturns in the semiconductor industry could also harm Rockley’s business, financial condition, and results of operations. Furthermore, any significant upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. Rockley is dependent on the availability of this capacity to manufacture and assemble Rockley’s products and Rockley can provide no assurance that adequate capacity will be available to it in the future.
If Rockley or its suppliers do not maintain sufficient inventory or if they do not adequately manage their respective inventory, Rockley could lose sales or incur higher inventory-related expenses, which could negatively affect Rockley’s operating results.
To ensure adequate inventory supply, Rockley and its suppliers must forecast inventory needs and expenses, place orders sufficiently in advance with their respective suppliers and manufacturing counterparties, and manufacture products based on its estimates of future demand for particular products. Changes in customer purchasing patterns may affect Rockley’s ability to forecast its future operating results, including revenue, gross margins, cash flows, and profitability. Rockley’s ability to accurately forecast demand for its products could be affected by many factors, including the growth rate, if any, in Rockley’s target markets or the market adoption of the end products into which Rockley’s products are incorporated, the emergence of new markets, an increase or decrease in customer demand for Rockley’s products or for products and services of its competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions, and the weakening of economic conditions or consumer confidence in future economic conditions. If Rockley’s products are commercialized in markets that are quickly growing, including the consumer wearables, mobile device, and medical device markets, Rockley may face challenges acquiring adequate supplies to manufacture its products and/or Rockley and its manufacturing counterparties may not be able to manufacture its products at a rate necessary to satisfy the levels of demand, which would negatively affect Rockley’s revenue. This risk may be exacerbated by the fact that Rockley may not carry or be able to obtain for its manufacturers a significant amount of inventory to satisfy short-term demand increases. If it fails to accurately forecast customer demand, Rockley may experience excess inventory levels or a shortage of products available for sale.
Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect Rockley’s financial results, including its gross margin, and have a negative effect on its brand. Conversely, if Rockley underestimates customer demand for its products, Rockley, or its manufacturing counterparties, may not be able to deliver products to meet its requirements, and this could result in damage to Rockley’s brand and customer relationships and adversely affect its revenue and operating results.
If Rockley’s products do not conform to, or are not compatible with, existing or emerging industry standards, demand for Rockley’s products may decrease, which in turn would harm Rockley’s business and operating results.
Rockley’s ability to compete in the future will depend on its ability to identify and ensure compliance with evolving industry standards in its target markets, as well as in the silicon photonics and sensing technology industry generally. The emergence of new industry standards could render Rockley’s products incompatible with products developed by third-party suppliers or make it difficult for Rockley’s products to meet the requirements of certain device manufacturers and their suppliers. If Rockley’s customers or Rockley’s third-party suppliers adopt new or competing industry standards with which Rockley’s solutions are not compatible, or if industry groups fail to adopt standards with which Rockley’s products are compatible, Rockley’s products would become less desirable to its current or prospective customers. As a result, Rockley’s sales would suffer and it could be required to make significant expenditures to develop new products. Although Rockley designs its products to be compliant with applicable industry standards, proprietary enhancements may not in the future result in conformance with existing industry standards under all circumstances. If Rockley’s products do not conform to, or are not compatible with, existing or emerging standards, it would harm its business, financial condition, and results of operations.
Rockley may be subject to warranty or product liability claims, which could result in unexpected expenses and loss of market share.
Rockley may be subject to warranty or product liability claims. These claims may require Rockley to make significant expenditures to defend those claims, replace Rockley’s solutions, refund payments, or pay damage awards. Rockley has not yet commercialized its products.

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Accordingly, the operation of Rockley’s products and technology has not been validated over longer periods. If a customer’s end product fails in use, the customer may incur significant monetary damages, including a product recall or associated replacement expenses as well as lost revenue. The customer may claim that a defect in Rockley’s product caused the product failure and assert a claim against Rockley to recover monetary damages. The cost of defending these claims and satisfying any arbitration award or judgment with respect to these claims would result in unexpected expenses, which could be substantial, and could harm Rockley’s business, financial condition, and results of operations. Although Rockley carries product liability insurance, this insurance is subject to significant deductibles and may not adequately cover Rockley’s costs arising from defects in its products or otherwise.
The complexity of Rockley’s products and its anticipated future product and service offerings could result in unforeseen delays or expenses from undetected defects, errors, or reliability issues in hardware or software that could reduce the market adoption of its new products, damage its reputation with current or prospective customers, and adversely affect its operating costs.
Rockley’s current and future products and service offerings are or are expected to be highly technical and very complex and require high standards to manufacture or distribute and have in the past and will likely in the future experience defects, errors, or reliability issues at various stages of development. Rockley may be unable to timely release new products, product updates, manufacture existing products, correct problems that have arisen, or correct such problems to its customers’ satisfaction. Additionally, undetected errors, defects, or security vulnerabilities, especially as new products or updates are introduced or as new versions are released, could result in inaccurate data to the end users of products incorporating Rockley’s products. Any of the foregoing could negatively impact Rockley’s ability to commercialize a product or service offering, result in litigation against Rockley, and damage Rockley’s credibility. These risks may be heightened in the medical device industry, one of Rockley’s target markets, where the end user may act in reliance upon inaccurate data as a result of errors or defects, or where there may be a privacy or data breach of an end user’s personal health information. Some errors or defects in Rockley’s products and service offerings may only be discovered after they have been tested, commercialized, and deployed by customers. In these cases, Rockley may incur significant additional development costs and product recall, repair, or replacement costs. These problems may also result in claims, including class actions, against Rockley by its customers or others. Rockley’s reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy its products, which could adversely affect its ability to retain existing customers and attract new customers and could adversely affect its financial results.
In addition to product liability claims, Rockley could face material legal claims for breach of contract, fraud, tort, or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of Rockley and its products. In addition, Rockley’s business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against Rockley and its business could be adversely affected.
Rockley currently expects to recognize subscription revenue from its future cloud-based analytics subscription offering ratably over the term of these subscriptions and, to a lesser extent, perpetual licenses ratably over an expected period of benefit and, as a result, downturns in sales may not be immediately reflected in its operating results.
If Rockley is able to commercially launch its cloud-based analytics subscription service, which is currently expected to occur as early as 2023, it expects to recognize revenue ratably over the terms of its subscriptions with customers. As a result, a substantial portion of the revenue that it will report in each period will be derived from the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, a decline in new sales or renewals in any one period may not be immediately reflected in its revenue results for that period. This decline, however, will negatively affect its revenue in future periods. Accordingly, the effect of significant downturns in sales and market acceptance of its subscription service and potential changes in the rate of renewals may not be fully reflected in its results of operations until future periods. This will also make it difficult for Rockley to rapidly increase revenue growth through additional sales in any period, as revenue from new customers generally will be recognized over the term of the applicable agreement. Rockley may be unable to commercially launch its subscription service offering in a timely manner or at all and such subscription offering may not achieve widespread customer adoption.
Any decline in customer renewals, terminations, or failure to convince customers to use Rockley’s cloud-based analytics subscription service would harm its business, results of operations, and financial condition.
The rate at which Rockley’s customers purchase subscriptions to its cloud-based analytics service will depend on a number of factors, including the perceived value of the service. Rockley anticipates that its subscription offerings for enterprise customers will range from one to two years subject to renewal terms. Rockley’s ability to grow revenue from its cloud-based analytics subscription offering, if and when commercially launched, will depend on a significant percentage of customer renewals when the then-existing subscription terms expire, as well as renewals on the same or more favorable terms. Customers will have no obligation to renew their subscriptions, and Rockley may not be able to accurately predict customer renewal rates. The growth of Rockley’s business will depend in part on its customers adopting and expanding their use of Rockley’s cloud-based analytics subscription offering and related services. If Rockley’s customers do not maintain or renew their subscriptions or renew on less favorable terms, Rockley’s future business prospects and growth opportunities may suffer.
If Rockley’s future platform offerings do not interoperate with its customers’ network and security infrastructure or with third-party products, websites, or services, it would negatively impact its business and results of operations.
Rockley’s cloud-based analytics subscription offering, which is under development and is currently expected to be commercially launched as early as 2023, is expected to allow for the deployment of Rockley’s technology through a cloud-based software-as-a-service model. As a result, it must interoperate with Rockley’s customers’ existing network and security infrastructure. The components of Rockley’s customers’ infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products, and may be highly customized. Rockley must be able to interoperate and provide its software service to customers with highly complex and customized networks, which requires careful planning and execution between its customers, its customer support teams, and its channel partners. Further, whenever there are new or updated elements of the customers’ infrastructure or new industry standards or protocols, Rockley may have to update or enhance its cloud platform to continue to provide service to customers. Rockley’s competitors or other vendors may refuse to work with Rockley to allow their products to interoperate with Rockley’s, which could make it difficult for Rockley’s cloud-based analytics subscription service to function properly in customer networks that include these third-party products.

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Rockley may not deliver or maintain interoperability quickly or cost-effectively, or at all. If Rockley fails to maintain compatibility of its cloud-based analytics subscription service with its customers’ network and security infrastructures, its customers may not be able to fully utilize the service, and Rockley may, among other consequences, fail to achieve widespread customer adoption of this subscription service and experience reduced demand for its products and services, which would materially harm its business, operating results, and financial condition.
Rockley licenses technology from third parties, and its inability to maintain those licenses could harm its business.
Rockley incorporates technology that it licenses from third parties, including software, into its software subscriptions. Rockley cannot be certain that its licensors are not infringing the intellectual property rights of third parties or that its licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which Rockley may sell its software subscriptions. In addition, some licenses may be non-exclusive, and therefore its competitors may have access to the same technology licensed to Rockley. Some of Rockley’s license agreements may be terminated for convenience by the licensors. Rockley may also be subject to additional fees or be required to obtain new licenses if any of its licensors allege that Rockley has not properly paid for such licenses or that it has improperly used the technologies under such licenses, and such licenses may not be available on terms acceptable to Rockley or at all. If Rockley is unable to continue to license any of this technology because of intellectual property infringement claims brought by third parties against its licensors or against it, or claims against Rockley by its licensors, or if Rockley is unable to continue its license agreements or enter into new licenses on commercially reasonable terms, its ability to develop and sell software subscriptions containing such technology would be severely limited, and its business could be harmed. Additionally, if Rockley is unable to license necessary technology from third parties, it may be forced to acquire or develop alternative technology, which it may be unable to do in a commercially feasible manner or at all, and Rockley may be required to use alternative technology of lower quality or performance standards. This would limit and delay its ability to offer new or competitive software subscriptions and increase its costs of production. As a result, Rockley’s margins, market share, and operating results could be significantly harmed.
Portions of Rockley’s cloud-based analytics subscription offering utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.
Rockley’s cloud-based analytics subscription offering contains software made available by third parties under so-called “open source” licenses. From time to time, there have been claims against companies that distribute or use open source software in their products and services, asserting that such open source software infringes the claimants’ intellectual property rights. Rockley could be subject to suits by parties claiming that what Rockley believes to be licensed open source software infringes their intellectual property rights. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, certain open source licenses require that source code for software programs that are subject to the license be made available to the public and that any modifications or derivative works to such open source software continue to be licensed under the same terms. Further, certain open source licenses also include a provision that if Rockley enforces any patents against the software programs that are subject to the license, it will lose the license to such software. If Rockley were to fail to comply with the terms of such open source software licenses, such failures could result in costly litigation, lead to negative public relations, or require that it quickly find replacement software which may be difficult to accomplish in a timely manner.
Although Rockley monitors its use of open source software in an effort both to comply with the terms of the applicable open source licenses and to avoid subjecting its software to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or international courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on its ability to commercialize its product or operate its business. By the terms of certain open source licenses, Rockley could be required to release the source code of its software and to make its proprietary software available under open source licenses, if Rockley combines or distributes its software with open source software in a certain manner. In the event that portions of its software are determined to be subject to an open source license, Rockley could be required to publicly release the affected portions of its source code, re-engineer all, or a portion of, that software or otherwise be limited in the licensing of its software, each of which could reduce or eliminate the value of its product. Many of the risks associated with usage of open source software cannot be eliminated, and could negatively affect its business, results of operations, and financial condition.
Customer-Related Risks
Rockley currently has, and intends to target, customers and suppliers that are large corporations with substantial negotiating power, exacting product, quality, and warranty standards, and potentially competitive internal solutions. If Rockley is unable to sell its products to these customers or is unable to enter into agreements with customers and suppliers on satisfactory terms, its prospects and results of operations will be adversely affected.
Many of Rockley’s customers and suppliers, and potential customers, are large corporations with substantial negotiating power relative to it and, in some instances, may have internal solutions that are competitive to Rockley’s products. Many of these large corporations that are customers or potential customers also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of Rockley’s time and resources. Rockley cannot assure you that its products or technology will secure design wins from these or other companies or that it will generate meaningful revenue from the sales of its products to these key customers and potential customers. If Rockley’s products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on Rockley’s business.
Rockley currently depends on a few large customers for a substantial portion of its revenue. The loss of, or a significant reduction in, orders from Rockley’s customers, including its largest customer, could significantly reduce its revenue and adversely impact Rockley’s operating results.
Rockley believes that its operating results for the foreseeable future will continue to depend to a significant extent on revenue attributable to a few large customers, including Apple Inc., Rockley’s largest customer, and Hengtong Rockley Technology Co., Ltd. (“HRT”), its second largest customer. Rockley’s two largest customers collectively accounted for 82% and 100% of Rockley’s revenue in

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2021 and 2020, respectively. Revenue attributable to Rockley’s largest customer accounted for the majority of its revenue in 2021 and 2020, respectively. Rockley anticipates revenue attributable to this customer will fluctuate from period to period, although it expects to remain dependent on this customer for a significant portion of its revenue for the foreseeable future. Rockley has a master supply and development agreement with this customer, which provides a general framework for Rockley’s transactions with it. This agreement continues until either party terminates for material breach. Under this agreement, Rockley has agreed to develop and deliver new products to this customer at its request, provided it also meets Rockley’s business purposes, and has agreed to indemnify it for intellectual property infringement or any injury or damages caused by Rockley’s products. This customer does not have any minimum or binding purchase obligations to Rockley under this agreement and could elect to discontinue or reduce making purchases from Rockley with little or no notice.
HRT is a joint venture (the "JV") formed by Rockley with Jiangsu Hengtong Optic-Electric Co., Ltd. (“Hengtong”), a subsidiary of Hengtong Group, Co., Ltd., in 2017. Under the Sino-Foreign Equity Joint Venture Contract dated December 19, 2017 by and between Hengtong and Rockley Photonics Ltd, a wholly-owned subsidiary of Rockley (the “JV Agreement”) and the related technology development agreement and license agreement, HRT must procure chipsets from Rockley for use in finished products and HRT owns the copyright in the final designs. HRT has a license to the underlying intellectual property in the reference designs and Rockley has certain non-compete obligations under the JV Agreement. During the years ended December 31, 2021 and 2020, Rockley made sales to HRT of $0.3 million and $5.3 million, respectively. See “Certain Relationships and Related Party Transactions – Rockley – Hengtong JV” and Notes 4 and 13 to the notes to Rockley’s consolidated financial statements included elsewhere in this prospectus.
In addition, customers may seek to enter into licensing arrangements in lieu of product purchases, which could negatively impact Rockley’s revenue, and, to a lesser extent, Rockley’s gross margins. If Rockley’s customers were to choose to work with other manufacturers or its relationships with its customers is disrupted for any reason, it could have a significant negative impact on Rockley’s business. Any reduction in sales attributable to Rockley’s larger customers would have a significant and disproportionate impact on Rockley’s business, financial condition, and results of operations.
Rockley’s customers, or the distributors through which it sells to these customers, may choose to use products in addition to Rockley’s, use a different product altogether, or develop an in-house solution. Any of these events could significantly harm its business, financial condition, and results of operations. In addition, if Rockley’s distributors’ relationships with Rockley’s end customers, including its larger end customers, are disrupted for inability to deliver sufficient products or for any other reason, it could have a significant negative impact on Rockley’s business, financial condition, and results of operations.
Rockley is dependent in part upon its relationships and alliances with industry participants to generate revenue, which involves risks and uncertainties.
Rockley has, and in the future may, acquire interests in joint ventures, which may subject Rockley to risk because, among other things, Rockley cannot exercise sole decision-making power and its partners may have different economic interests than Rockley has. For example, Rockley currently holds a 24.9% share in a strategic joint venture with another industry participant and is currently in discussions regarding potential licensing of technology to the joint venture in return for future payments. Rockley is therefore dependent on the successful execution of a licensing agreement with this joint venture partner to generate additional revenue. Rockley may also acquire interests in other joint ventures with third parties. There are additional risks involved in joint venture transactions. For example, as a co-investor in a joint venture, Rockley may not be in a position to exercise sole decision-making authority relating to the joint venture or other entity. As a result, the operations of any joint venture are subject to the risk that third parties may make business, financial, or management decisions with which Rockley does not agree, or the management of the joint venture may take risks or otherwise act in a manner that does not serve Rockley’s interests. Further, there may be a potential risk of impasse in some business decisions because Rockley may not be in a position to exercise sole decision-making authority. In such situations, it is possible that Rockley may not be able to exit the relationship because it may not have the funds necessary to complete a buy-out of the other partner or it may be difficult to locate a third-party purchaser for its interest. Because Rockley may not have the ability to exercise control over such operations, it may not be able to realize some or all of the benefits that it believes will be created from its involvement. In addition, there is the potential that a joint venture partner may become bankrupt or have divergent, conflicting, or inconsistent economic or business interests from Rockley. This could result in, among other things, exposing Rockley to liabilities of the joint venture in excess of its proportionate share of these liabilities. If any of the foregoing were to occur, Rockley’s business, financial condition, and results of operations could suffer.
If Rockley is unable to expand or further diversify its customer base, its business, financial condition, and results of operations could suffer.
Rockley currently expects the composition of its largest customers to vary over time, and that revenue attributable to its largest customers in any given period may decline over time. Rockley’s relationships with existing customers may deter potential customers who compete with these customers from buying Rockley’s products. If Rockley is unable to expand or further diversify its customer base, it could harm its business, financial condition, and results of operations.
Rockley does not currently have any products in commercial production. Accordingly, Rockley views its current customer relationships in the following stages: (a) customers with whom it is “engaged”, or in discussions with, regarding potential product features for incorporation into such customer’s end products or (b) customers with whom it is “contracted” where Rockley has non-binding MOUs or development and supply agreements. These non-binding MOUs and development and supply agreements provide a general framework for Rockley’s transactions with the customer and typically provide that Rockley will develop and deliver new products meeting the customer’s specifications. These agreements do not contain any minimum or binding purchase obligations. If Rockley is unable to transition customers with whom it is engaged in discussions to contracted customers or if Rockley fails to otherwise attract new customers, it would negatively impact Rockley’s ability to grow its business and gain market share, which in turn would harm Rockley’s financial condition and results of operations.
Because Rockley does not anticipate long-term purchase commitments with its customers, orders may be cancelled, reduced, or rescheduled with little or no notice, which in turn exposes Rockley to inventory risk, and may cause its business and results of operations to suffer.

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Rockley anticipates that its products will be sold directly to customers as well as through distributors and resellers, with, in certain cases, no long-term or minimum purchase commitments from them or their end customers. Rockley expects that sales of its products will be primarily made pursuant to standard purchase orders, which orders may be cancelled, reduced, changed, or rescheduled with little or no notice or penalty. Cancellations of orders could result in the loss of anticipated sales without allowing Rockley sufficient time to reduce its inventory and operating expenses. In addition, changes in forecasts or the timing of orders from its customers expose Rockley to the risks of inventory shortages or excess inventory. As a result, Rockley’s revenue and operating results could fluctuate materially and could be materially and disproportionately impacted by purchasing decisions of Rockley’s customers, including Rockley’s larger customers. In the future, Rockley’s customers or its distributors or their end customers may decide to purchase fewer units than expected, may alter their purchasing patterns at any time with limited or no notice, or may decide not to continue to purchase Rockley’s products at all, any of which could cause Rockley’s revenue to decline materially and materially harm Rockley’s business, financial condition, and results of operations.
Cancellations of, reductions in, or rescheduling of customer orders could also result in the loss of anticipated sales without allowing Rockley sufficient time to reduce its inventory and operating expenses, as a substantial portion of Rockley’s expenses are fixed at least in the short term. In addition, changes in forecasts or the timing of orders expose Rockley to the risks of inventory shortages or excess inventory. Any of the foregoing events could materially and adversely affect Rockley’s business, financial condition, and results of operations.
If Rockley is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Rockley’s financial condition, operating results, business prospects, and access to capital may suffer materially.
Rockley has not yet fully developed or commercialized its products or services and the successful commercialization of Rockley’s products depends in part on Rockley’s customers and potential customers committing to use Rockley’s products in their own products. Customers may be less likely to purchase Rockley’s products if they are not convinced that Rockley’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Rockley if they are not convinced that Rockley’s business will succeed. If Rockley is unable to establish and maintain confidence in its long-term business prospects among customers, suppliers, analysts, ratings agencies, and within its industry or is subject to negative publicity, then Rockley’s financial condition, operating results, business prospects, and access to capital may suffer materially.
Rockley’s investments in educating its customers and potential customers about the advantages of Rockley’s silicon photonics and sensing technology and its applications will require significant financial and talent resources and may not result in sales of Rockley’s products.
Educating Rockley’s prospective customers, and to a lesser extent, its existing customers, about Rockley’s silicon photonics and sensing technology and its applications in health monitoring devices, its advantages over competitive technologies, and the potential application of Rockley’s products in different industries and use cases is an integral part of Rockley’s strategy to expand into additional markets. Rockley’s efforts to educate potential customers and the market generally will require significant financial and talent resources. These educational efforts may not be successful and Rockley may not offset the costs of such efforts with revenue from the new customers. If Rockley is unable to acquire new customers to offset these expenses, its financial condition will be adversely affected.
Rockley’s business depends substantially on the efforts of its executive officers, including its Chief Executive Officer and founder, Dr. Andrew Rickman, OBE, and highly skilled talent, and its operations may be severely disrupted if it lost their services.
Rockley is highly dependent on its founder, Dr. Andrew Rickman, OBE as well its other executive officers, and the loss of his services would adversely affect Rockley’s business because his loss could make it more difficult to, among other things, compete with other market participants, manage Rockley’s research and development activities, and retain existing customers or cultivate new ones. Competition for highly-skilled talent is often intense and Rockley may incur significant costs to attract highly-skilled talent. Rockley may not be successful in attracting, integrating, or retaining qualified talent to fulfill its current or future needs. Rockley has, from time to time, experienced, and it expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.
In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Rockley’s equity or equity awards declines, it may adversely affect Rockley’s ability to retain highly skilled employees. If Rockley fails to attract new talent or fails to retain and motivate its current talent, its business and future growth prospects could be adversely affected.
Legal and Regulatory Risks Related to Rockley’s Business
Rockley is subject to governmental export and import control laws and regulations. Rockley’s failure to comply with these laws and regulations could have an adverse effect on its business, prospects, financial condition, and results of operations.
Certain of Rockley’s products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of Rockley’s products and technology must be made in compliance with these laws and regulations. If Rockley fails to comply with these laws and regulations, Rockley and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on Rockley and responsible employees or managers, and, in extreme cases, the incarceration of responsible employees or managers.
Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on Rockley’s business, financial condition, and results of operations.

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Changes in global political, regulatory, and economic conditions, or in laws and policies governing foreign trade, manufacturing, development, and investment in the territories or countries where Rockley may purchase its components, sell its products, or conduct its business, could adversely affect Rockley’s business. The United States has in the past instituted or proposed changes in trade policies that included the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the United States, economic sanctions on individuals, corporations, or countries, and other government regulations affecting trade between the United States and other countries where Rockley conducts its business. For instance, effective December 17, 2021, the U.S. Bureau of Industry and Security ("BIS”) of the U.S. Department of Commerce placed Hengtong and certain of its affiliates on the BIS “Entity List,” meaning that the U.S. Export Administration Regulations prohibit companies from providing products and technologies to organizations on the “Entity List” without prior authorization. In response to this decision, the Company terminated a planned technical sale to the JV. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments or any future similar developments, there may be greater restrictions and economic disincentives on international trade and economic cooperation that could adversely affect Rockley’s business. It may be time-consuming and expensive for Rockley to alter its business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on its business, financial condition, and results of operations.
Rockley may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on its profitability and financial position.
Rockley may be, from time to time, involved in litigation, regulatory proceedings, and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with Rockley’s suppliers and customers, intellectual property claims, shareholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes, and employment and tax issues. In addition, Rockley could face in the future a variety of labor and employment claims against it, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA, or disability claims. In such matters, government agencies or private parties may seek to recover from Rockley indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit Rockley’s operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on Rockley’s operating results and financial position or that its established reserves or its available insurance will mitigate this impact.
Rockley is subject to, and must remain in compliance with, numerous laws and governmental regulations across various jurisdictions concerning the use, distribution, and sale of its products. Some of Rockley’s customers also require that it comply with their own unique requirements relating to these matters.
Rockley sells products that contain electronic components, and such components may contain materials that are subject to government regulation in locations where Rockley sells its products. For example, certain regulations limit the use of lead in electronic components. Since Rockley operates on a global basis, compliance with regulations is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that Rockley and its suppliers are in compliance with existing regulations in each market where it operates. If there is an unanticipated new regulation that significantly impacts Rockley’s use and sourcing of various components or requires more expensive components, that regulation could materially and adversely affect its business, results of operations, and financial condition. Rockley’s products may also be used in healthcare monitoring and other medical devices, which are subject to additional regulation. If Rockley fails to adhere to these new regulations or fails to continually monitor the updates, it may be subject to litigation, loss of customers, or negative publicity and its business, results of operations, and financial condition will be adversely affected.
Rockley may in the future become subject to additional regulations, including Food and Drug Administration (the “FDA”) clearance or approval, for health monitoring products in which Rockley’s products are incorporated. Achieving and maintaining compliance and approval under applicable regulations may be difficult to achieve.
Rockley’s products may be incorporated into end products in the health monitoring sector, including products which collect clinical data. Accordingly, it is possible that certain of Rockley’s products, or the end products which incorporate Rockley’s products will be subject to current and future regulation by the FDA, as well as by other federal, state, and local agencies. As Rockley’s target market is consumer wellness rather than medical, Rockley currently anticipates that FDA clearance will be unnecessary for its products targeting the consumer wearables market; however, Rockley intends to monitor and comply with regulations to the extent they become applicable to Rockley.
Manufacturers of medical devices are required to comply with applicable laws and regulations governing development, testing, manufacturing, labeling, marketing, and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, based on the risk level of the device. Governmental regulations specific to medical devices are wide-ranging and govern, among other things:
•product design, development, and manufacture;
•laboratory, pre-clinical and clinical testing, labeling, packaging, storage, and distribution;
•premarketing clearance or approval;
•record-keeping;
•product marketing, promotion and advertising, sales, and distribution; and
•post-marketing surveillance, including reporting of deaths or serious injuries and recalls and correction and removals.

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Rockley or its customers may not be able to obtain the necessary clearances or approvals for their products or may be unduly delayed in doing so, which could harm Rockley’s business. Furthermore, even if Rockley is granted regulatory clearances or approvals, they may include significant limitations on the permitted uses for the product, which may limit the market potential for the product. Delays in obtaining clearance or approval could increase Rockley’s costs and harm Rockley’s revenue and growth.
Additionally, Rockley’s products may be subject to regulation by similar agencies in other states and foreign countries. While Rockley believes that it has complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations, might impose additional costs on Rockley which could adversely affect its financial performance and results of operations.
Rockley is subject to various environmental laws and regulations that could impose substantial costs upon Rockley.
Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and Rockley believes this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state, and local governments and Rockley’s customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially and adversely impact Rockley’s business, results of operations, and financial condition. If Rockley is unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward Rockley or its products could be negatively impacted, and its business, results of operations, or financial condition could suffer.
Rockley’s operations are and will be subject to foreign, federal, state, and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way Rockley manufactures products or utilizes energy to produce its products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components Rockley uses in its products. Environmental regulations require Rockley to reduce product energy usage, monitor and exclude an expanding list of restricted substances, and to participate in required recovery and recycling of its products. Environmental and health and safety laws and regulations can be complex, and Rockley has limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production, or a cessation of Rockley’s operations.
The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Rockley’s financial condition or operating results. Rockley may face unexpected delays in obtaining the required permits and approvals in connection with its planned production facilities that could require significant time and financial resources and delay its ability to operate these facilities, which would adversely impact Rockley’s business, prospects, financial condition, and operating results.
Rockley is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Rockley can face criminal liability and other serious consequences for violations, which can harm its business.
Rockley is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act of 2010, and possibly other anti-bribery and anti-money laundering laws in countries in which Rockley conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Rockley can be held liable for the corrupt or other illegal activities of its employees, agents, contractors, and other collaborators, even if Rockley does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which Rockley operates may adversely impact its business, and such legal requirements are evolving, uncertain, and may require improvements in, or changes to, Rockley’s policies and operations.
Rockley’s current and potential future operations and sales are subject to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer, and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact Rockley’s operations and the development of its business. Rockley has limited access to collect, store, process, or share certain information collected by its products, and Rockley’s products may evolve to collect additional information. Therefore, the full impact of these privacy regimes on Rockley’s business is rapidly evolving across jurisdictions and remains uncertain at this time.
Rockley may also be affected by cyber-attacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target Rockley or third parties with which it has business relationships to obtain data, or in a manner that disrupts Rockley’s operations or compromises its products or the systems into which its products are integrated. Due to the political uncertainty involving Russia and Ukraine, there is an increased likelihood that escalation of tensions could result in cyber attacks that could either directly or indirectly impact our operations.
Rockley is assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain, and complex, especially for a global business like Rockley, Rockley may need to update or enhance its compliance measures and these updates or enhancements may require implementation costs. In addition, Rockley may not be able to monitor and react to all developments in a timely manner. The compliance measures Rockley does adopt may prove ineffective. Any failure, or perceived failure, by Rockley to comply with current and future regulatory or customer-driven privacy, data

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protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting Rockley, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines, and penalties or adverse publicity, and could cause customers and business partners to lose trust in Rockley, which could have an adverse effect on its reputation and business.
Further, in the event Rockley’s products, or the end products into which Rockley’s products are incorporated, involve the collection of personal medical or clinical data, Rockley would be subject to additional privacy regulations. For example, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations apply U.S. national standards for some types of electronic health information transactions and the data elements used in those transactions to ensure the integrity, security, and confidentiality of health information and standards to protect the privacy of individually identifiable health information businesses receive, maintain or transmit. The Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”) expanded the scope of the privacy and security requirements under HIPAA and increased penalties for violations. In addition, the HITECH Act enacted federal breach notification rules requiring notification to affected individuals and the Department of Health and Human Services (and in some cases, relevant media outlets) whenever a breach of protected health information occurs. Rockley’s failure to maintain confidentiality of sensitive protected health information or other personal information in accordance with the applicable regulatory requirements could damage its reputation and expose Rockley to claims, fines, and penalties. Rockley’s business, operating results, and financial condition could also be negatively impacted by a violation of the HIPAA privacy or security rules or any other applicable privacy or data security law.
Many U.S. states and international jurisdictions in which Rockley operates also have laws and regulations that protect the privacy and security of confidential, protected health information, or other personal information and have similar or even more protection than U.S. federal regulations. Furthermore, state data breach notification laws continue to expand the type of protected health information and other personal information they encompass, and in many cases are more burdensome than the HIPAA/HITECH breach reporting requirements.
Regulations related to conflict minerals may cause Rockley to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of its products.
As a public company, Rockley is subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require it to determine, disclose, and report whether its products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability, and pricing of the materials used in the manufacture of components used in Rockley’s products. In addition, Rockley will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of its products and, if applicable, potential changes to products, processes, or sources of supply as a consequence of such verification activities. It is also possible that its reputation may be adversely affected if Rockley determines that certain of its products contain minerals not determined to be conflict-free or if Rockley is unable to alter its products, processes, or sources of supply to avoid use of such materials.
Risks Related to Rockley’s Intellectual Property
Despite the actions Rockley is taking to defend and protect its intellectual property, Rockley may not be able to adequately protect or enforce its intellectual property rights or prevent unauthorized parties from copying or reverse engineering its products or technology. Rockley’s efforts to protect and enforce its intellectual property rights and prevent third parties from violating its rights may be costly.
The success of Rockley’s products and its business depend in part on Rockley’s ability to obtain patents and other intellectual property rights and maintain adequate legal protection for its products in the United States and other international jurisdictions. Rockley relies on a combination of patent, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect its proprietary rights, all of which provide only limited protection.
As of December 31, 2021, Rockley had 192 issued and allowed patents and 90 other patent applications pending in the United States and 81 patents in foreign jurisdictions. The 192 issued and allowed patents in the United States expire in the years beginning in 2022 through 2040. The 81 patents in foreign jurisdictions include 51 in the United Kingdom, 26 in China, 1 in Europe, and 3 in Japan, and they expire in the years beginning 2027 through 2039. Many of Rockley’s issued patents and pending patent applications relate to sensors and sensor chips.
Rockley cannot assure you that any patents will be issued with respect to its currently pending patent applications or that any trademarks will be registered with respect to its currently pending applications in a manner that gives Rockley adequate defensive protection or competitive advantages, if at all, or that any patents issued to Rockley or any trademarks registered by it will not be challenged, invalidated, or circumvented. Rockley may file for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which it operates or in which Rockley seeks to enforce its intellectual property rights, or may be difficult to enforce in practice. For example, the legal environment relating to intellectual property protection in certain emerging market countries where Rockley may operate in the future is relatively weaker, often making it difficult to create and enforce such rights. Rockley’s currently registered trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Rockley cannot be certain that the steps it has taken will prevent unauthorized use of its technology or the reverse engineering of its technology. Moreover, others may independently develop technologies that are competitive to Rockley or infringe Rockley’s intellectual property.
Protecting against the unauthorized use of Rockley’s intellectual property, products, and other proprietary rights is expensive and difficult, particularly internationally. Unauthorized parties may attempt to copy or reverse engineer Rockley’s sensing technology or certain aspects of Rockley’s products or manufacturing processes that it considers proprietary. Litigation may be necessary in the future to enforce or defend Rockley’s intellectual property rights, to prevent unauthorized parties from copying or reverse engineering its products, or technology to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.

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Any such litigation, whether initiated by Rockley or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect Rockley’s business, operating results, and financial condition. Even if it obtains favorable outcomes in litigation, Rockley may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering its products or technology.
Further, many of Rockley’s current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than Rockley has. Attempts to enforce its rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against Rockley or result in a holding that invalidates or narrows the scope of Rockley’s rights, in whole or in part. Effective patent, trademark, service mark, copyright, and trade secret protection may not be available in every country in which Rockley’s products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect Rockley’s intellectual property rights could result in Rockley’s competitors offering similar products, potentially resulting in the loss of some of Rockley’s competitive advantage and a decrease in its revenue, which would adversely affect Rockley’s business, operating results, financial condition, and prospects.
Third-party claims that Rockley is infringing intellectual property, whether successful or not, could subject Rockley to costly and time-consuming litigation or expensive licenses, and its business could be adversely affected.
Although Rockley has applied for patents related to its products and technology, a number of companies hold patents covering aspects of sensing and photonic chip technologies. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Rockley may in the future receive inquiries from other intellectual property holders and may become subject to claims that it infringes their intellectual property rights, particularly as Rockley expands its presence in the market, expands to new use cases, and faces increasing competition. In addition, parties may claim that the names and branding of Rockley’s products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, Rockley may have to change the names and branding of its products in the affected territories and it could incur other costs.
Rockley currently has a number of agreements in effect pursuant to which it has agreed to defend, indemnify, and hold harmless its customers, suppliers, and channel partners and other counterparties from damages and costs which may arise from the infringement by Rockley’s products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, and, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Rockley’s insurance may not cover all intellectual property infringement claims. A claim that its products infringe a third party’s intellectual property rights, even if untrue, could adversely affect Rockley’s relationships with its customers, may deter future customers from purchasing its products, and could expose Rockley to costly litigation and settlement expenses. Even if Rockley is not a party to any litigation between a customer and a third party relating to infringement by its products, an adverse outcome in any such litigation could make it more difficult for Rockley to defend its products against intellectual property infringement claims in any subsequent litigation in which it is a named party. Any of these results could adversely affect Rockley’s brand and operating results.
Rockley may in the future need to initiate infringement claims or litigation to try to protect its intellectual property rights. In addition to litigation where Rockley is a plaintiff, Rockley’s defense of intellectual property rights claims brought against it or its customers, suppliers, and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention, and force Rockley to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires Rockley to pay substantial damages or obtain an injunction and also Rockley may lose the opportunity to license its technology to others or to collect royalty payments. An adverse determination also could invalidate or narrow Rockley’s intellectual property rights and adversely affect its ability to offer its products to its customers and may require that Rockley procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect Rockley’s business, reputation, operating results, financial condition, and prospects.
Rockley’s intellectual property applications, including patent applications, may not be approved or granted or may take longer than expected to result in approval or grant, which may have a material adverse effect on Rockley’s ability to prevent others from commercially exploiting products similar to Rockley’s.
Rockley cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application to the same subject matter as Rockley has, Rockley may not be entitled to the protection sought by the patent application. Rockley also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent or the timing of any approval or grant of a patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Rockley cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Rockley’s competitors may design around Rockley’s registered or issued intellectual property, which may adversely affect Rockley’s business, prospects, financial condition, and operating results.
In addition to patented technology, Rockley relies on its unpatented proprietary technology, trade secrets, designs, experiences, workflows, data, processes, software, and know-how.
Rockley relies on proprietary information (such as trade secrets, designs, experiences, workflows, data, know-how, and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress, or service mark protection, or that Rockley believes is best protected by means that do not require public disclosure. Rockley generally seeks to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with its employees, consultants, contractors, and third parties. However, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of its proprietary information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Rockley has limited control over the protection of trade secrets used by its current or future manufacturing counterparties and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, Rockley’s proprietary information may otherwise become known or be independently developed by its competitors or other third parties. To the extent that its

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employees, consultants, contractors, advisors, and other third parties use intellectual property owned by others in their work for Rockley, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Rockley’s proprietary rights, and failure to obtain or maintain protection for its proprietary information could adversely affect its competitive business position. Furthermore, laws regarding trade secret rights in certain markets where Rockley operates may afford little or no protection to its trade secrets.
Rockley also relies on physical and electronic security measures to protect its proprietary information, but it cannot provide assurance that these security measures will not be breached or provide adequate protection for its property. There is a risk that third parties may obtain and improperly utilize Rockley’s proprietary information to its competitive disadvantage. Rockley may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce its intellectual property rights.
Rockley may be subject to damages resulting from claims that it or its current or former employees have wrongfully used or disclosed alleged trade secrets of its current or former employees’ former employers. Rockley may be subject to damages if its current or former employees wrongfully use or disclose Rockley’s trade secrets.
Rockley may be subject to claims that it or its current or former employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of a current or former employee’s former employers. Litigation may be necessary to defend against these claims. If Rockley fails to defend against such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or talent. A loss of key talent or their work product could hamper or prevent Rockley’s ability to commercialize its products, which could severely harm its business. Even if Rockley is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.
Risks Related to Infrastructure, Cybersecurity and Privacy
A network or data security incident may allow unauthorized access to Rockley’s network or data, harm its reputation, create additional liability, and adversely impact its financial results.
Rockley and its third-party service providers may face security threats and attacks from a variety of sources. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, and denial of service attacks, sophisticated nation-state and nation-state supported actors engage in attacks (including advanced persistent threat intrusions) and increase the risks to Rockley’s internal networks and customer facing environments and the information they store and process. These risks may increase due to COVID-19. A breach in Rockley’s data or an attack against its service availability, or that of its third-party service providers, could impact Rockley’s networks, creating system disruptions or slowdowns and exploiting security vulnerabilities of Rockley’s products, and the information stored on Rockley’s networks or those of its third-party service providers could be accessed, publicly disclosed, altered, lost, or stolen, which could subject Rockley to liability and cause it financial harm.
Unauthorized access by a third party to Rockley’s internal network, any actual or perceived breach of network security in its systems or networks, or any other actual or perceived data security incident Rockley or its third-party service providers suffer, could result in damage to its reputation, negative publicity, loss of channel partners, end-customers and sales, loss of competitive advantages over its competitors, increased costs to remedy any problems and otherwise respond to any incident, regulatory investigations and enforcement actions, costly litigation, and other liability. In addition, Rockley may incur significant costs to investigate and remediate any security breaches and other security incidents. Rockley’s data, corporate systems, third-party systems, and security measures may be breached due to the actions of outside parties, employee error, malfeasance, a combination of these, or otherwise, and, as a result, an unauthorized party may obtain access to its data. For example, in late 2020, Rockley was subject to phishing attacks, one involving a spoofed email whereby certain vendor account information was charged and payment was made to a fraudulent account and a second closely timed incident where a “forwarding” rule was applied to the spoofed email’s recipient. While no personal data was accessed and the issue was addressed, the incident resulted in a net loss of approximately $66,345, which loss has been accounted for in Rockley’s 2020 financial statements (which amount has been offset by a payout under our cybersecurity insurance policy in March 2021). While Rockley maintains cybersecurity insurance, such insurance may be insufficient to cover all liabilities incurred by these incidents, and any incidents may result in loss or increased costs of its cybersecurity insurance. Any of these negative outcomes could adversely impact the market perception of, and investor confidence in, Rockley.
Any disruption or performance issues with Rockley’s network infrastructure could harm its brand, reputation, and business.
Rockley has experienced, and may in the future experience, disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and fraud. Any disruptions or other performance problems with Rockley’s products or reliability or security of Rockley’s systems could harm its reputation, brand, and Rockley’s business and operating results. In addition, Rockley must continually improve its computer network and infrastructure to avoid service interruptions or slower system performance. Rockley will need to devote additional resources to improving its platform architecture and its infrastructure. Any failure or delays in Rockley’s computer systems could cause service interruptions or slower system performance. These performance issues could harm Rockley’s business operations and financial condition.
Rockley relies on third parties to maintain and operate certain elements of its network infrastructure.
Rockley relies on third parties to operate and maintain certain elements of its network infrastructure. Interruptions in Rockley’s systems or the third-party systems on which it relies, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of Rockley’s network infrastructure and website. Rockley’s existing data center facilities and third-party hosting providers have no obligations to renew their agreements with Rockley on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time, with no or limited notice. If any of these arrangements with third parties are terminated, Rockley could experience interruptions, as well as downtime, delays, and additional expenses in arranging alternative cloud infrastructure services. Rockley may incur significant liability from those customers and from third parties with respect to any breach of security affecting third parties’ infrastructure.
Risks Related to Financial and Accounting Matters

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Rockley’s failure to raise additional capital or generate the significant capital necessary to expand its operations could reduce its ability to compete and could harm its business.
Rockley intends to continue to make investments to support its product development efforts and overall business growth and may require additional funds to respond to business challenges, including the need to develop new features to enhance its products or acquire complementary businesses and technologies. Accordingly, Rockley may in the long-term need to engage in equity or debt financings to secure additional funds. If Rockley raises additional equity or equity-linked financing, shareholders may experience dilution of their ownership interests. Current and future indebtedness may also contain terms that, among other things, restrict Rockley’s ability to incur additional indebtedness. Rockley may also be required to take other actions that would otherwise be in the interests of the debt holders and would require it to maintain specified liquidity or other ratios, any of which could harm Rockley’s business, operating results, and financial condition. Rockley may not be able to obtain additional financing on terms favorable to it, if at all. If Rockley is unable to obtain adequate financing or financing on satisfactory terms when required, Rockley’s ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be adversely affected.
The nature of Rockley’s business requires the application of complex revenue recognition rules. Significant changes in current principles will affect its consolidated financial statements and changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm its results of operations.
The accounting rules and regulations with which Rockley must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the U.S. Securities and Exchange Commission (the “SEC”), and various bodies formed to promulgate and interpret appropriate accounting principles. In addition, many companies’ accounting disclosures are being subjected to heightened scrutiny by regulators and the public. Further, the accounting rules and regulations are continually changing in ways that could impact Rockley’s financial statements.
In preparing Rockley’s consolidated financial statements, Rockley makes good faith estimates and judgments that may change or turn out to be erroneous, which could adversely affect Rockley’s operating results.
In preparing Rockley’s consolidated financial statements in conformity with GAAP, Rockley must make estimates and judgments in applying Rockley’s most critical accounting policies. Those estimates and judgments have a significant impact on the results Rockley reports in its consolidated financial statements. The most difficult estimates and subjective judgments that Rockley makes relate to (i) revenue recognition including variable consideration, (ii) useful lives and recoverability of property and equipment and long-lived assets, (iii) incremental borrowing rates on the Company’s finance and operating leases, (iv) valuation of our convertible loan notes, (v) valuation allowances for income taxes, (vi) stock-based compensation including the valuation of ordinary shares, (vii) valuation of warrants and (viii) contingencies. Rockley bases its estimates on historical experience, input from outside experts, and on various other assumptions that Rockley believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Rockley also has other key accounting policies that are not as subjective, and therefore, their application would not require Rockley to make estimates or judgments that are as difficult, but which nevertheless could significantly affect its financial reporting. Actual results may differ materially from these estimates. In general, if Rockley’s estimates, judgments, or assumptions relating to its critical accounting policies are inaccurate or change or if actual circumstances differ from its estimates, judgments, or assumptions, including uncertainty in the current economic environment due to COVID-19, its operating results may be adversely affected and could fall below Rockley’s publicly announced projections or the expectations of securities analysts and investors.
Additionally, Rockley regularly monitors its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards, and changes in their interpretation, Rockley might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or Rockley may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on Rockley’s reputation, business, financial position, and profit, or cause an adverse deviation from Rockley’s revenue and operating profit target, which may negatively impact Rockley’s financial results. For more information, refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in this prospectus.
Rockley’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2021, Rockley had $132.3 million of U.K. net operating loss carryforwards available to reduce future taxable income and will be carried forward indefinitely. To the extent Rockley is not able to offset future taxable income with its net operating losses, Rockley’s cash flows may be adversely affected.
Risks Related to Being a Public Company
Rockley’s management team has varying degrees of experience managing and operating a public company.
Members of Rockley’s management team have varying degrees of experience managing and operating a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Rockley’s management team may not successfully or efficiently manage their new roles and responsibilities. Rockley’s transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the U.S. securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Rockley’s senior management and could divert their attention away from the day-to-day management of Rockley’s business. Rockley may not have adequate key talent with the appropriate level of knowledge, experience, and training in the accounting policies, practices, or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that Rockley will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods. These factors could adversely affect Rockley’s business, financial condition, and operating results.

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If Rockley fails to maintain an effective system of internal controls, its ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.
Rockley is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the New York Stock Exchange (“NYSE”). Rockley expects that the requirements of these rules and regulations will continue to increase its legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on its talent, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that Rockley maintain effective disclosure controls and procedures and internal control over financial reporting. Rockley is continuing to develop and refine its disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure that information required to be disclosed by it in the reports that it will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to Rockley’s principal executive and financial officers.
Rockley’s current controls and any new controls that it develops may be inadequate because of changes in conditions in its business. Further, additional weaknesses in Rockley’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect Rockley’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of Rockley’s financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Rockley’s internal control over financial reporting that it is required to include in its periodic reports Rockley will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in Rockley’s reported financial and other information.
In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Rockley has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase Rockley’s operating costs and could materially and adversely affect its ability to operate its business. If Rockley’s internal controls are perceived as inadequate or if it is unable to produce timely or accurate financial statements, investors may lose confidence in Rockley’s operating results and the stock price could decline.
Rockley's independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after Rockley is no longer an emerging growth company. At such time, Rockley's independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Rockley’s controls are documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Rockley's business and operating results.
In addition to Rockley’s results determined in accordance with GAAP, Rockley believes certain non-GAAP measures may be useful in evaluating its operating performance. Rockley presents certain non-GAAP financial measures in this prospectus and intends to continue to present certain non-GAAP financial measures in future filings with the SEC and other public statements. Any failure to accurately report and present its non-GAAP financial measures could cause investors to lose confidence in its reported financial and other information, which would likely have a negative effect on the trading price of its ordinary shares.
The requirements of being a public company may strain Rockley’s resources, divert management’s attention, and affect its ability to attract and retain qualified board members.
Rockley is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase Rockley’s legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on its systems and resources. Among other things, the Exchange Act requires that public companies file annual, quarterly, and current reports with respect to their business and operating results. In addition, the Sarbanes-Oxley Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to meet the requirements of this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm Rockley’s business and operating results. Although Rockley has already hired additional employees to comply with these requirements, it may need to hire even more employees in the future and will need to engage its auditors to review its quarterly and annual reports, which will increase its costs and expenses.
In addition, changing laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Rockley intends to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expense and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If Rockley’s efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against Rockley and its business may be harmed.
Risks Related to Ownership of Our Ordinary Shares
Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.
As of December 31, 2021, our executive officers and directors collectively beneficially own approximately 16.2% of our outstanding ordinary shares, with Dr. Andrew Rickman, our Chief Executive Officer, beneficially owning approximately 13.7% of our outstanding ordinary

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shares. As a result, these shareholders will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, any amendment of the Articles of Association, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.
Sales of a substantial number of our ordinary shares in the public market or the perception that such sales may occur could cause the price of our ordinary shares to fall.
Sales of a substantial number of our ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial amounts of our ordinary shares could adversely impact its price.
In addition to the shares being registered for resale hereunder, we have registered for resale approximately 61.9 million of our outstanding ordinary shares, not including the ordinary shares underlying any of our outstanding Warrants. Outstanding Warrants to purchase an aggregate of 8,625,000 ordinary shares, which we refer to in this prospectus as the “Public Warrants,” became exercisable on the effectiveness of the registration statement that we filed with the SEC to register the shares underlying the Public Warrants. The exercise price of the Warrants is currently $11.50 per share. To the extent the Public Warrants are exercised, additional ordinary shares will be issued, which will result in dilution to the holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales, or the potential sales, of substantial numbers of shares in the public market by selling shareholders upon termination of applicable contractual lock-up agreements or by holders of the Public Warrants, could increase the volatility of the market price of our ordinary shares or adversely affect the market price of our ordinary shares.
As of December 31, 2021, we had outstanding approximately 127.9 million ordinary shares, and Warrants to purchase approximately 14.1 million ordinary shares. In addition, we have registered for sale our ordinary shares issuable under our equity compensation plans, including approximately 15.4 million ordinary shares available for future issuance under our 2021 Plan, approximately 1.5 million ordinary shares available for future issuance under our ESPP, and approximately 16.5 million ordinary shares issuable upon the exercise of outstanding options under our 2013 Stock Option Plan. We also intend to register additional shares under our 2021 Plan and ESPP pursuant to the evergreen provisions under such plans. The sale or the availability for sale of a large number of our ordinary shares in the public market could cause the price of our ordinary shares to decline.
We may sell additional ordinary shares, as well as securities convertible into or exercisable for ordinary shares, in subsequent public or private offerings. We may also issue additional ordinary shares, as well as securities convertible into or exercisable for ordinary shares, for strategic or other purposes. We may also need to raise additional capital in order to commercially develop our products, and this may require us to issue additional securities (including ordinary shares as well as securities convertible into or exercisable for ordinary shares). There can be no assurance that our capital raising efforts will be able to attract the capital needed to execute on our business plan and sustain our operations. Moreover, we cannot predict the size of future issuances of our ordinary shares, as well as securities convertible into or exercisable for ordinary shares, or the effect, if any, that future issuances and sales of our securities will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares, as well as securities convertible into or exercisable for ordinary shares, or the perception that such sales could occur, may result in substantial dilution and may adversely affect prevailing market prices for our ordinary shares.

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.
We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors (the “Board”) and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the Board may deem relevant. As a result, capital appreciation, if any, of our ordinary shares will be the sole source of gain for the foreseeable future.
Our stock price is volatile, and you may not be able to sell our ordinary shares at or above the price you paid.
The trading price of our ordinary shares is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:
•    actual or anticipated fluctuations in operating results;
•    failure to meet or exceed financial estimates and projections of the investment community or that we may provide to the public;
•    issuance of new or updated research or reports by securities analysts or changed recommendations for our ordinary shares or the semiconductor industry in general;
•    announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;
•    operating and share price performance of other companies that investors deem comparable to us;
•    our focus on long-term goals over short-term results;
•    the timing and magnitude of our investments in the growth of our business;
•    actual or anticipated changes in laws and regulations affecting our business;
•    additions or departures of key management or other personnel;
•    disputes or other developments related to our intellectual property or other proprietary rights, including litigation;
•    our ability to market new and enhanced products and technologies on a timely basis;

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•    sales of substantial amounts of the ordinary shares by the Board, executive officers or significant shareholders or the perception that such sales could occur;
•    changes in our capital structure, including future issuances of securities or the incurrence of debt; and
•    general economic, political, and market conditions.
In addition, the stock market in general, and the NYSE in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our ordinary shares, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
The unaudited pro forma financial information included herein is not indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
We may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.
The Warrants were issued in registered form under the Warrant Agreement between ComputerShare Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into equity or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Warrant.
We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making those Warrants worthless.
The Private Warrants will be not redeemable by us so long as they are held by their initial purchasers or their permitted transferees. We will have the ability to redeem outstanding Warrants (including Private Warrants if they are sold to a holder who is not a permitted transferee under the terms of the Private Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we give notice of redemption. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.
If securities or industry analysts issue an adverse opinion regarding our ordinary shares or do not publish research or reports about our company, our share price and trading volume could decline.
The trading market for our ordinary shares will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our ordinary shares. The price of our ordinary shares could also decline if one or more equity research analysts downgrade our ordinary shares, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our share price to decline.
General Risks
The global COVID-19 pandemic could harm Rockley’s business and results of operations.
On March 11, 2020, the World Health Organization characterized the outbreak of COVID-19 as a global pandemic and recommended containment and mitigation measures. Since then, extraordinary actions have been taken by international, federal, state, and local public health and governmental authorities and organizations to contain and combat the outbreak and spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates and guidelines for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.
The COVID-19 pandemic has negatively impacted, and will likely continue to have a negative impact on, worldwide economic activity and financial markets and has impacted, and will further impact, Rockley’s workforce and operations, the operations of its customers, and those of their respective channel partners, vendors, and suppliers. In light of the uncertain and evolving situation and various international and government restrictions and guidelines, Rockley has taken measures intended to mitigate the spread of the virus and minimize the risk to its employees, channel partners, end-customers, and the communities in which it operates. Certain key laboratory employees and facilities were designated as Essential Critical Infrastructure and Rockley was able to continue internal testing and laboratory work to the extent necessary to service customer commitments. To facilitate on-site operations, revised operational and manufacturing plans

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were implemented that conform to COVID-19 precautionary health guidelines, including universal requirement of facial coverings, rearranging facilities to follow social distancing protocols, conducting active daily temperature checks, regular and thorough disinfecting of surfaces and tools, and regular testing of its employees for COVID-19. The remaining non-essential workforce was required to perform their duties from home.
Rockley intends to continue to monitor the situation and may adjust its current policies as more information and public health guidance become available. Any precautionary measures that Rockley has adopted or may adopt could negatively affect Rockley’s sales and marketing efforts, delay and lengthen its sales cycles, and create operational or other challenges, any of which could harm its business and results of operations. In addition, COVID-19 may disrupt the operations of Rockley’s customers and channel partners for an indefinite period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact Rockley’s business and results of operations, including cash flows.
The ongoing impact will depend on the duration of the pandemic, which is being mitigated by advances in the treatment of the disease, prevention efforts including vaccines, broad government measures to contain the spread of the virus, and related government stimulus measures. However, should Rockley experience sustained impact from the pandemic, additional actions such as cost reduction measures may need to be implemented. The impact of COVID-19 is fluid and uncertain, but it has caused and may continue to cause various negative effects, including an inability to meet with actual or potential customers; customers deciding to delay or abandon their planned product development programs and product commercialization timelines; increased requests for delayed payment terms by customers and channel partners; changes in the demand of Rockley’s products, which may cause it to reprioritize its engineering and research and development efforts; and delays or possible disruptions in its supply chain. Until the COVID-19 pandemic is contained and global economic activity stabilizes, it will continue to be more difficult for Rockley to forecast its operating results.
The recurrence or continued effects of a global economic downturn as a result of the COVID-19 pandemic, political instability, and geopolitical conflicts could have an adverse effect on Rockley’s business and operating results.
Rockley operates globally and as a result its business and revenue are impacted by global macroeconomic conditions. The multinational efforts to contain the spread of COVID-19 had a significant adverse effect on the global macroeconomic environment. In addition, the instability in the global credit markets, uncertainties regarding the effects of Brexit, uncertainties related to the timing of the lifting of governmental restrictions to mitigate the spread of COVID-19, uncertainties related to changes in public policies such as domestic and international regulations, taxes, or international trade agreements, international trade disputes, government shutdowns, geopolitical turmoil such as the conflict between Russian and Ukraine, and other disruptions to global and regional economies and markets could continue to add uncertainty to global economic conditions.
These adverse conditions could result in longer sales, development, and production cycles, slower adoption of new technologies, and increased price competition. As a result, any continued or further uncertainty, weakness, or deterioration in global macroeconomic and market conditions may cause Rockley’s customers to modify spending priorities or delay purchasing decisions, and result in lengthened sales, development, and production cycles, any of which could harm its business and operating results.
Rockley is an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Rockley’s securities less attractive to investors and may make it more difficult to compare Rockley’s performance to the performance of other public companies.
Rockley is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups, or JOBS Act. As such, the Company is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Company ordinary shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of SC Health Ordinary shares in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the Company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Rockley has elected not to opt out of such extended transition period and, therefore, Rockley may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Rockley’s ordinary shares less attractive because the Company will rely on these exemptions, which may result in a less active trading market for Rockley’s ordinary shares and their price may be more volatile.
Several of Rockley’s directors and officers live outside the United States and certain assets of Rockley are located outside the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights.
Several of Rockley's directors and officers reside outside of the United States and certain assets of the Company are located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon Rockley or any of its directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties on its directors and officers under U.S. laws, including federal securities laws.
If securities or industry analysts do not publish or cease publishing research or reports about Rockley, its business, or its market, or if they change their recommendations regarding Rockley’s securities adversely, the price and trading volume of Rockley’s securities could decline.

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The trading market for Rockley’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Company, its business, market or competitors. If any of the analysts who cover Rockley change their recommendation regarding Rockley’s shares adversely, or provide more favorable relative recommendations about Rockley’s competitors, the price of Rockley’s shares would likely decline. If any analyst who covers Rockley were to cease coverage of Rockley or fail to regularly publish reports on it, Rockley could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

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USE OF PROCEEDS
All of the Ordinary Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which our Ordinary Shares may be sold by the selling securityholders under this prospectus.
MARKET INFORMATION FOR ORDINARY SHARES AND DIVIDEND POLICY
Market Information
Our Ordinary Shares and Public Warrants began trading on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively, on August 12, 2021. As of March 3, 2022, there were approximately 153 registered holders of our Ordinary Shares, one registered holder of our convertible loan notes, and five registered holders of our Warrants.
Dividend Policy
We have not paid any cash dividends on the Ordinary Shares to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Ordinary Shares in the foreseeable future.
Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2021, we had [31,883,897] ordinary shares authorized for issuance under the 2021 Plan and other equity compensation plans.
We have filed and may in the future to file one or more registration statements on Form S-8 under the Securities Act to register the ordinary shares issued or issuable under the 2021 Plan, the 2021 ESPP and the assumed Rockley UK Options (as defined herein). Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
As noted in the Condensed Consolidated Financial Statements as of and for the year ended December 31, 2021 and the related notes that are included elsewhere in this prospectus, we accounted for the Business Combination as a forward recapitalization in accordance with GAAP (the “Forward Recapitalization”). Under this method of accounting, SC Health was treated as the acquired company and Legacy Rockley was deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Forward Recapitalization was treated as the equivalent of Legacy Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. SC Health was terminated as a registrant, and Rockley became the new SEC registrant, as such the pro forma outlined below illustrates the capital infusion (issuing stock for the net assets of SC Health, including the outstanding warrants) but do not reflect the historical financial statements of SC Health as they are not the SEC registrant in this prospectus and it is not considered an acquired business under SEC Rule3-05.
We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the recently-completed Business Combination. The unaudited pro forma condensed combined financial information below should be read in conjunction with the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 illustrated the historical unaudited consolidated balance sheet of Rockley as of June 30, 2021 with capital infusion and the outstanding private and public warrants from the forward recapitalization, giving effect to the Business Combination as if it had been consummated on that date.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited statement of operations of Rockley for the six months ended June 30, 2021 with the additional expense related to the private and public warrants and other additional costs as a result of the Business Combination.
The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 combines the historical audited statement of operations of Rockley for the fiscal year ended December 31, 2020 with the additional expense related to the private and public warrants and other additional costs as a result of the Business Combination, giving effect to the Business Combination as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•The additional expense related to the private and public warrants and other additional costs as a result of the Business Combination as and for the six months ended June 30, 2021 and as of and for the fiscal year ended December 31, 2020; and
•The historical unaudited consolidated financial statements of Rockley as of and for the six months ended June 30, 2021 and the historical audited consolidated financial statements of Rockley as of and for the fiscal year ended December 31, 2020.
The foregoing historical financial statements have been prepared in accordance with GAAP.
The unaudited pro forma condensed combined financial information should also be read together with “Rockley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.
Description of the Business Combination
Pursuant to the Business Combination Agreement, Rockley shareholders, which includes shares issued to convert Rockley’s convertible loan notes and warrants to equity, transferred their shares in Rockley to Rockley, a newly formed entity. Rockley further undertook a stock split based upon an exchange ratio to align the valuation of Rockley’s shares with the valuation of the SC Health’s shares. Rockley Merger Sub Limited (“Merger Sub”), another newly formed entity and a wholly owned subsidiary of Rockley, merged with SC Health, with SC Health surviving the merger. All SC Health’s ordinary shares outstanding immediately after the merger with Merger Sub were exchanged with Rockley for the right to receive Rockley ordinary shares and Rockley became a public company.
The aggregate merger consideration for Rockley was 114,811,411 Rockley ordinary shares at a deemed value of $10 per share for an aggregate merger consideration of $1,148.1 million.
Accounting for the Business Combination
The Business Combination is accounted for as a forward recapitalization in accordance with GAAP. Under this method of accounting, SC Health has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of Rockley having a relative majority of the voting power of the combined entity, and as such, having the power to appoint a majority of the member of Rockley’s board of directors, the operations of Rockley prior to the acquisition comprising the only ongoing operations of the combined entity and senior management of Rockley comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health are stated at historical cost, with no goodwill or other intangible assets recorded.
Other Events in Connection with the Business Combination

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•The board of directors of Rockley approved and implemented a director compensation program for Rockley’s non-employee directors (the “Director Compensation Program”). Under the Director Compensation Program, and following the filing of a registration statement on Form S-8 with respect to the 2021 Plan, Rockley expects to grant (i) an “Initial RSU Award” to each non-employee director in connection with the closing of the Business Combination and (ii) an “Annual RSU Award” following the conclusion of each regular annual meeting of Rockley’s shareholders commencing with the 2022 annual meeting, to each non-employee director who continues serving as a member of Rockley’s board of directors. In addition, each eligible non-employee director will receive an annual cash retainer in connection with their service on Rockley’s board of directors and respective committees. For additional information, including size of any cash retainers, and the size and vesting terms of the Initial RSU Award and Annual RSU Award, see “Management —Non-Employee Director Compensation Policy.”
•Following the filing of a registration statement on Form S-8 with respect to the 2021 Plan, the board of directors of Rockley is also expected to approve grants of stock options and RSU awards to select members of the management team. For additional information, including the size and vesting terms application to these awards, see “Executive Compensation — Equity Compensation.”
•In addition, Rockley entered into new employment agreements with its executive officers, including its named executive officers. Accordingly, the effect of the new employment arrangements with Rockley’s executive officers has been included in the unaudited pro forma condensed combined financial information. For additional information, see “Executive Compensation — Employment Agreements.”
•All of the Rockley issued and outstanding convertible loan notes (other than certain convertible notes issued in connection with Rockley’s term facility with Argentum Securities Ireland plc), inclusive of interest accrued thereon, converted into ordinary shares of Rockley at a conversion price of $10.00 per share, and outstanding options exercisable for Rockley ordinary shares converted into options exercisable for Rockley ordinary shares (“Rockley UK Options”). On May 25, 2021, Rockley entered into an agreement in principle to amend the payment and maturity terms of the Argentum term facility such that 30% of the outstanding principal balance was converted to ordinary shares of Rockley at the time of the Business Combination and 70% which would otherwise be redeemable after the closing of the Business Combination is expected to mature on August 31, 2022. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Combination and Public Company Costs” and Note 16 to the notes to the condensed consolidated financial statements of Rockley Photonics Limited.
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity at closing of the Business Combination.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience. SC Health and Rockley have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands, except share and per share amounts)

	Capital Infusion	Rockley UK	Transaction Accounting Adjustments	Ref	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	—	$35,395	$126,565	A	$161,960
Accounts receivable	—	2,411	—		2,411
Other receivable	—	23,037	—		23,037
Prepaid expenses	—	7,724	—		7,724
Other current assets	—	258	—		258

Total current assets	—	68,825	126,565		195,390
Property, equipment and finance lease right-of-use assets, net	—	8,170	—		8,170
Equity method investments	—	4,711	—		4,711

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Intangible assets	—	3,048	—		3,048
Cash and marketable securities held in trust account	93,839	—	(93,839)	C	—
Other non-current assets	—	11,715	(8,427)	D	3,288

Total assets	93,839	$96,469	$24,299		$214,607

Liabilities
Accounts payable and accrued expenses	922	$20,796	$(4,875)	E	$16,843
Long-term debt, current portion	—	—	12,500	I	12,500
Other current liabilities	1,035	1,020	(1,035)	J	1,020

Total current liabilities	1,957	21,816	6,590		30,363
Long-term debt, net of current portion	—	194,328	(183,064)	K	11,264
Deferred underwriting fee payable	6,038	—	(6,038)	E	—
Warrant liabilities	32,502	—	—		32,502
Other long-term liabilities	—	2,719	—		2,719

Total liabilities	40,497	218,863	(182,512)		76,848
Class A Ordinary Shares subject to redemption	48,342	—	(48,342)	L	—
Shareholders’ Equity
Ordinary Shares	—	—	—	M	—
Class A Ordinary Shares	—	—	—	M	—
Class B Ordinary Shares	—	—	—	M	—
Additional paid-in capital	30,382	205,823	229,771	M	465,976
Accumulated deficit	(25,382)	(328,217)	25,382	N	(328,217)

Total shareholders’ equity	5,000	$(122,394)	$255,153		$137,759

Total liabilities and shareholders’ equity	93,839	$96,469	$24,299		$214,607

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

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Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)

	Expenses Related to Capital Infusion	Rockley UK	Transaction Accounting Adjustments	Ref	Pro Forma Combined	Ref
Revenue	$—	$3,966	$—		3,966
Cost of revenue	—	8,283	—		8,283

Gross profit	—	(4,317)	—		(4,317)
Selling, general and administrative expenses	—	14,020	198	a
			1,256	b
			754	c	16,228
Research and development	—	33,531	331	b	33,862

Operating loss	—	(51,868)	(2,539)		(54,407)
Interest income (expense), net	—	(326)	—		(326)
Other income	—	2,860	—		2,860
Equity method investment loss	—	(760)	—		(760)
Change in fair value of debt instruments	—	(45,661)	45,661	f	—
Realized and unrealized gain (loss) on foreign currency	—	631	—		631
Change in fair value of warrant liabilities	(13,447)	—	—		(13,447)

Loss before income taxes	(13,447)	(95,124)	40,162		(65,449)
Income tax expense	—	210	—		210

Net loss	$(13,447)	$(95,334)	$40,162		$(65,659)

Net loss per share
Basic and diluted					$(0.52)	d

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Weighted average shares outstanding
Basic and diluted	126,575,257	e

See the accompanying notes to the unaudited pro forma condensed combined financial statements.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal year Ended December 31, 2020
(in thousands, except share and per share amounts)

	Expenses related to Capital Infusion	Rockley UK	Transaction Accounting Adjustments	Ref	Pro Forma Combined	Ref
Revenue	$—	$22,343	$—		22,343
Cost of revenue	—	24,240	—		24,240

Gross profit	—	(1,897)	—		(1,897)
Selling, general and administrative expenses	—	20,260	198	a
			389	b
			754	c	21,601
Research and development	—	35,900	542	b	36,442

Operating loss	—	(58,057)	(1,883)		(59,940)
Interest income (expense), net		(189)			(189)
Equity method investment loss	—	(1,274)	—		(1,274)
Change in fair value of debt instruments	—	(20,163)	20,163	f	—
Realized and unrealized gain (loss) on foreign currency	—	(25)	—		(25)
Change in fair value of warrant liabilities	(5,489)	—	—		(5,489)

Loss before income taxes	(5,489)	(79,708)	19,277		(66,917)
Income tax expense	—	569	—		569

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Net loss	$(5,489)	$(80,277)	$19,277	$(67,486)

Net loss per share
Basic and diluted				$(0.53)	d

Weighted average shares outstanding
Basic and diluted				126,575,257	e

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The pro forma adjustments have been prepared as if the Business Combination had been consummated on June 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.
The Business Combination is accounted for as a forward recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health are stated at historical cost, with no goodwill or other intangible assets recorded.
The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital (“APIC”) and are assumed to be cash settled.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
1. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:

	Amount	Ref
	(In thousands)
Cash inflow from PIPE financing	$150,000	B
Cash inflow from trust account	17,966	C
Payment from deferred IPO fees and accrued transaction-related liabilities	(4,392)	E
Payments of estimated financing fees	(25,820)	F
Payments of estimated transaction fees incurred by Rockley	(5,185)	G
Payments of estimated transaction fees incurred by acquiree	(5,569)	H
Settlement of acquiree promissory note	(435)	I

Net Pro Forma adjustment to cash	126,565	A

B– Represents gross proceeds attributable to the issuance of 15.0 million Rockley Ordinary Shares for $10 per share, or $150.0 million in aggregate gross proceeds, upon the close of the PIPE financing that occurred immediately prior to the close of the Business Combination.
C– Represents cash infusion to Rockley from the trust account and relieved of restrictions regarding use upon consummation of the Business Combination and, are available for general use by the combined company.
D– Represents deferred legal, accounting and other costs incurred as liabilities on Rockley’s balance sheet that are directly related to the Business Combination. For purposes of the forward recapitalization, these transaction costs are treated as a reduction of the cash proceeds resulting from the Business Combination and accordingly, the deferred asset was de-recognized as a reduction to additional paid-in capital at the close of the Business Combination. Refer to balance sheet adjustments A for the corresponding adjustments to cash, accounts payable and accrued expenses reported for the combined company and balance sheet adjustment N for the corresponding adjustment to additional paid-in capital reported for the combined company.

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E– Represents cash used to pay for 1) underwriting fees incurred in connection with its initial public offering, for which payment was deferred until consummation of a business combination, and 2) transaction-related expenses accrued and reported as liabilities on acquiree’s and Rockley’s balance sheet as of June 30, 2021. Detail of amounts accrued on acquiree and Rockley’s balance sheets are as follows:

Deferred IPO underwriting commissions	$6,038
Less: IPO underwriting discount	(1,510)

Deferred IPO underwriting commission paid	4,528
Acquiree’s deferred transaction fees	1,005
Rockley’s deferred transaction fees	5,201

Total deferred costs and accrued expenses paid at or after Business Combination close	$10,734

F– Represents financing fees for which payments were made upon consummation of a Business Combination.
G– Represents cash used or to be used to pay the estimated direct and incremental transaction costs, legal and other fees, that was due from Rockley on the Business Combination close date, but had not yet been accrued and reported as a liability on Rockley’s balance sheet. For purpose of a forward recapitalization transaction, these direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Business Combination and, accordingly, reported as a reduction to additional paid-in capital. Refer to balance sheet adjustments M for the corresponding pro forma adjustment to additional paid-in capital reported for the combined company.
H– Represents cash used to pay for the estimated direct and incremental transaction costs, legal and other fees, at the consummation of the Business Combination, but had not yet been accrued and reported as a liability on SC Health’s balance sheet. For purpose of a forward recapitalization transaction, these direct and incremental transaction costs are treated as a reduction of the cash proceeds resulting from the Business Combination and, accordingly, reported as a reduction to additional paid-in capital. Refer to balance sheet adjustments M for the corresponding pro forma adjustment to additional paid-in capital reported for the combined company.
I– Represents the current portion of the convertible loan notes that was not converted into equity upon consummation of the Business Combination.
J– Represents acquiree’s promissory notes payable to a related party. The related party forgave $0.6 million of the outstanding balance as of June 30, 2021 and the remaining balance was paid upon the closing of the Business Combination.
K– Represents a series of sequential steps of converting most of Rockley’s convertible loan notes and related accrued interest to Rockley’s Ordinary Shares at a conversion price of $24.84 per share, then subsequently converting to Rockley’s Ordinary Shares for which Rockley undertook a stock split prior to the Business Combination. Interest continued to accrue on the convertible notes through the date that the Business Combination consummated, increasing the aggregate notes payable obligation for which Rockley Ordinary Shares were exchanged. $23.8 million of the convertible loan note did not convert into equity upon consummation of the business combination of which $12.5 million has been reclassified to long-term debt, current portion. Refer to balance sheet adjustment O for the pro forma impact of this exchange on additional paid-in capital reported for the combined company.
L– Represents the reclassification of SC Health redeemable Class A Ordinary Shares to permanent equity upon consummation of Business Combination. Balance sheet adjustment N presents the corresponding pro forma impact that the reclassification of SC Health redeemable Class A Ordinary Shares to permanent equity would have on the pro forma amounts reported for both the par value of Rockley Ordinary Shares and additional paid-in capital of the combined company.
M– Represents the net impact of the following pro forma adjustments related to (1) the Business Combination, inclusive of the issuance of Rockley Ordinary Shares for Rockley’s issued and Outstanding Ordinary Shares, stock split effected, immediately prior to the Business Combination, (2) SC Health’s issued and outstanding Class A Ordinary Shares prior to the Business Combination, (3) the PIPE financing, (4) transaction costs, and (5) certain other transactions triggered by the Business Combination on the capital accounts of the combined company:

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	Rockley Par Value	Acquiree Par Value		Rockley Par Value
	Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares	Ordinary Shares	Additional Paid-in Capital
Redemption of acquiree shares to Class A Ordinary Shares	—	—	—	—	(27,532)
Conversion of acquiree Class B to Class A Ordinary Shares	—	—	—	—	—
PIPE financing	—	—	—	—	150,000
Conversion of Rockley’s convertible loan notes to Ordinary Shares	—	—	—	—	170,564

Adjustment for share issuance and conversion transaction	—	—	—	—	293,032
Estimated acquiree transaction costs	—	—	—	—	(4,298)
Estimated Rockley’s transaction costs	—	—	—	—	(9,741)
Estimated financing transaction costs	—	—	—	—	(25,820)
Elimination of acquiree’s historical retained Earnings	—	—	—	—	(23,402)

Total adjustments to par value and additional paid-in capital	—	—	—	—	229,771

N– Represents the aggregate impact of the pro forma adjustments to the combined company’s accumulated deficit to eliminate SC Health’s accumulated deficit to additional paid-in capital.
2. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021 and for the Fiscal year Ended December 31, 2020
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the fiscal year ended December 31, 2020 reflects the following adjustments:
a– Recognition of executive officers and employees’ compensation under the new employment agreements for the period after Business Combination. The adjustment does not include $3.8 million in bonuses to our executive officers and employees that were to be paid contingent upon, and no later than shortly following, the closing of the Business Combination because these bonuses did not have a continuing impact on ongoing operations.
b– Recognition of executive officers and employees’ stock compensation for the period after Business Combination.
c– Recognition of Director Compensation Program RSU and Cash Considerations for the period prior to the 2021 Business Combination.
d– Basic and diluted net loss per share as a result of the pro forma adjustments.
e– Basic and diluted weighted average Ordinary Shares outstanding as a result of the pro forma adjustments.

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f– Represents the elimination of adjustments to the fair value of convertible loan notes which were converted into Rockley’s Ordinary Shares prior to closing of the Business Combination.

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Numerator
Pro forma net loss	$(65,659)	$(67,486)
Denominator
Current Rockley Shareholders	103,916,607	103,916,607
Acquiree Shareholders	1,777,150	1,777,150
Sponsor Shareholders	10,562,500	10,562,500
PIPE Investors	10,000,000	10,000,000
Other Shareholders(1)	319,000	319,000

Total	$126,575,257	$126,575,257
Net loss per share
Basic and diluted	$(0.52)	$(0.53)

(1)	On September 27, 2021, the Company entered into an agreement with Cowen and Company LLC (“Cowen”) and BCW Securities LLC (“BCW”) to issue 319,000 ordinary shares at a value of $10.00 per share pursuant to a private placement exemption under Section 4(a)(2) of the Securities Act in lieu of cash payment for a portion ($3.194 million) of the fees payable to Cowen as part of the transaction costs.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Rockley’s management believes is relevant to an assessment and understanding of Rockley’s consolidated results of operations and financial condition. The discussion should be read together with the audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020 and the related notes thereto, included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements. Unless the context otherwise requires, references in these notes to "Rockley", the “Company”, "we", "us", or "our" and any related terms are intended to mean the Company, Rockley Photonics Holdings Limited, while "Legacy Rockley" and "SC Health" refers to the entities prior to the Business Combination.
Emerging Growth Company Status
We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.
In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
We will remain an EGC under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the first sale of our Ordinary Shares in our initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Overview
We have developed a unique sensing platform that we believe can reshape the wellness and healthcare industries through multiple applications in non-invasive, multi-modal biomarker monitoring. We believe products based on our technology platform could have the potential to unlock and accelerate advancements in areas such as early disease detection, nutrition management, and preventative healthcare delivery through continuous health and wellness monitoring.
To date, we have been engaged in developing customer-specific designs of our silicon photonics chipsets for incorporation into our customers’ end products. Accordingly, all of our products are presently in the development stage and we do not currently have any of our own end products in commercial production and have not yet shipped any products commercially. Our unique sensing platform has been built upon our silicon photonics technology, which enables compelling sensor performance, power, resolution, and density. This technology has the potential to allow monitoring devices, currently the size of clinical machines, to be condensed to the size of a wearable device. We believe this in turn has the potential to unlock additional uses in consumer electronics and medical devices. The resulting combination of technologies and manufacturing know-how is the “full-stack Rockley Platform” which is made up of PICs in silicon with integrated III-V devices (devices incorporating certain conductor elements that offer superior electronic properties, such as lasers), ASICs, photonic and electronic co-packaging, together with biosensing algorithms and AI cloud analytics, firmware/software, system architecture, and hardware design.
As testament to the relevance of our product development, we have captured the attention of several consumer electronics companies and, as of the date of this prospectus, we have established strategic relationships with six of the world’s top-ten largest manufacturers of smart

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watches and wristbands (based on volume as reported by IDC). We plan to leverage this attention to develop new capabilities in consumer wearables in the near term, and to expand over time into medical devices and other industry applications.
Our vision is to address many pressing healthcare concerns using our technology and we believe that there exists a large market opportunity for our platform. We estimate that the TAM for the consumer wearables, mobile device, and medical device markets is projected to be over $48 billion by 2025, based on data sourced from the Yole Report, the IDtexEx Report, the TrendForce Report, and our internal volume forecasts for smartphone, smart watch, and smart earbuds through 2025 (based on customer data), as the universe of healthcare and consumer wearable devices incorporating additional sensing capabilities emerges. Our target biomarkers for consumer healthcare include lactate, alcohol, glucose (indicator), carbon monoxide, blood pressure, blood oxygen, and core body temperature, among others. Our high-performance lasers have up to 1,000,000 times higher resolution, 1,000 times higher accuracy and 100 times broader range in wavelengths compared with existing LED offerings in wearable solutions (based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing solutions). We believe our platform will also be able to address existing applications in consumer wearable devices with significantly higher resolution, accuracy, and range. Further, we believe there are multiple additional markets and concrete opportunities for our technology platform in areas such as data center connectivity (optical transceivers), machine vision (robotic and automotive LiDAR), and compute connectivity (co-packaged optics, or CPO).
To date, we have generated revenue primarily from non-recurring engineering ("NRE") and development services for customer-specific designs of silicon photonics chipsets for incorporation into their customers’ end products and we have financed our operations primarily through the Business Combination, issuance of convertible loan notes, as well as private placements of ordinary shares. From the date of our formation through December 31, 2021. we have raised aggregate gross proceeds of approximately $290.0 million from the issuance of convertible loan notes and ordinary shares. For the year ended December 31, 2021, we incurred a net loss of $168.0 million and utilized $126.0 million in cash to fund our operations.
We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:
•continue to invest in our technology and our silicon photonics solutions;
•continue to develop innovative solutions and applications for our technology;
•commercialize our silicon photonics solutions;
•continue to invest in our sales and marketing activities and distribution channels;
•invest and improve our operational, financial, and management information systems;
•retain key talent and increase our headcount;
•maintain and expand our intellectual property portfolio; and
•enhance internal functions to support our operations as a public company.
Impact of COVID-19
The COVID-19 global pandemic has prompted extraordinary measures by governments and businesses to contain and combat the spread of COVID-19 in regions throughout the world. These actions include travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations.
The COVID–19 pandemic has adversely impacted our operational efficiency and caused delays in operational activities. For the year ended December 31, 2021, we continue to take cautious steps to protect our workforce, support community efforts, and follow local government guidelines. Certain key laboratory employees and facilities have continued internal testing and laboratory work to the extent necessary to service customer commitments. The remaining non-essential workforce were recommended to continue performing their duties from home. The ongoing impact will depend on the duration of the pandemic which is being mitigated by the vaccination of the general population and gradual easing of restrictions. For more information on risks associated with the COVID-19 pandemic and regulatory actions, see “Risk Factors — General Risks.”
Comparability of Financial Information
Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination and becoming a public company. As a consequence of the Business Combination, we became a NYSE listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors' and officers' liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, compliance, and legal fees.
Business Combination and Public Company Costs
As described in “Note 1 – Description of Business and Significant Accounting Policies” and “Note 2 – Note 2 – Business Combination” of the notes to the consolidated financial statements, we completed the Business Combination on August 11, 2021, with Legacy Rockley surviving the Business Combination as a wholly owned subsidiary of the Company.
Prior to the Business Combination, Legacy Rockley financed its operations primarily from the issuance of convertible loan notes and private placements of ordinary shares. From the date Legacy Rockley was incorporated in 2013 through August 11, 2021, the date of the consummation of the Business Combination, Legacy Rockley raised aggregate gross proceeds of approximately $290.0 million from the issuance of convertible loan notes and ordinary shares.
Upon the consummation of the Business Combination, we issued 104.0 million shares of ordinary shares for all the issued and outstanding equity interests of Legacy Rockley inclusive of ordinary shares issued in exchange for the issued and outstanding convertible loan notes (inclusive of interest accrued thereon) and warrants, as if each had converted into the Company's ordinary shares immediately prior to the Business Combination. In addition, certain accredited investors (including entities affiliated with the SC Health Sponsor) purchased an aggregate of 15.0 million ordinary shares for a purchase price of $10.00 per share, or an aggregate purchase price of $150.0 million. The net cash received from the Business Combination after underwriter and transaction costs was $122.5 million.
The Business Combination was accounted for as a forward recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SC Health was treated as the acquired company and Rockley was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the evaluation of the following facts and circumstances:

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•Legacy Rockley's existing shareholders hold a majority voting interest in the combined company, and as such, have the power to appoint a majority of the members of the Company’s Board;
•Legacy Rockley's senior management team comprise the majority of the senior management of the combined company;
•Legacy Rockley is the larger of the companies based on historical operating activity and employee base; and
•Legacy Rockley's operations comprise the ongoing operations of the combined entity.
Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Legacy Rockley with the acquisition being treated as the equivalent of Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization.
As a consequence of the Business Combination, the Company became an SEC-registered and NYSE-listed company, which requires us to hire additional talent and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur incremental annual expenses as a public company for, among other things, increased directors’ and officers’ liability insurance; director fees; and additional internal and external accounting, legal, and administrative resources.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including, without limitation, the following:
Resource Constraints
Our products are currently under development and we do not have any products in commercial production. Our ability to achieve our product roadmaps and development timelines, including our ability to commence commercial production of our products, may be impacted by resource constraints, including the need for additional capital. We have a history of losses and our determination of substantial doubt as a going concern could materially limit our ability to raise additional funds through the issuance of equity securities or otherwise. Further, our products must also meet certain technical standards and customer requirements, which in turn require additional funds and other resources. Additional financing and resources may not be available to us when needed or on commercially reasonable terms.
Ability to Achieve Design Wins or Long-Term Production Contracts
We may engage in discussions with customers and co-develop products but we may not be able to convert the relationship into a design win or a long-term production contract due to resource constraints, delays, or technical challenges. We work closely with our customers and potential customers to understand their product roadmaps and strategies. Our customers also continuously develop new products in existing and new application areas. We believe achieving design wins and the ability to secure long-term production contracts will be critical to our future success. The selection process is typically lengthy and may require us to incur significant design and development expenditures in pursuit of a design win with no assurance that our products will be selected. The failure to secure a design win or long-term production contract could adversely affect our business.
Customer Orders and Forecasts
We currently anticipate that sales of our future products will be made pursuant to standard purchase orders, which may be cancelled, reduced, or rescheduled with little or no notice and without penalty. Cancellations of orders could result in the loss of anticipated sales without allowing us sufficient time to reduce our inventory and operating expenses. In addition, changes in forecasts or the timing of orders from customers, including if and when we commence commercial production of our products, could expose us to the risks of inventory shortages or excess inventory.
Pricing and Customer Demand
We expect our operating results, including if and when we commence commercial production of our products, will be impacted by the pricing of our products, our average selling prices, and fluctuations in customer purchasing volumes. If and when we begin commercial production of our products, we may not be able to fulfill customer demand in a timely manner or at all. We monitor and work to reduce our product manufacturing costs and improve the potential value our products can provide to our customers’ end products. The cost of raw materials and components critical for the manufacture of our anticipated products is largely out of our control and may fluctuate significantly. Since we rely on third-party wafer foundries and assembly and test contractors to manufacture, assemble, and test our products, we maintain a close relationship with our suppliers to improve quality, increase yields, and lower manufacturing costs.
New Markets and Applications
As we evaluate potential markets and applications for the products we are developing, we analyze forecasts by industry analysts, the adoption curve of technology, and potential competing forces that could hinder such adoption. If we fail to anticipate or respond to technological shifts or market demands, or to timely develop products or technologies in response to the same, it could result in our inability to achieve revenue growth and could harm our business and operations.
Cyclical Nature of the Semiconductor Industry
The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence, price erosion, evolving standards, short product life cycles, and wide fluctuations in product supply and demand. Downturns in the semiconductor industry have been characterized by diminished product demand, production overcapacity, high inventory levels, and accelerated erosion of average selling prices. Any prolonged or significant downturn in the semiconductor industry generally could adversely affect our business and reduce demand for our products and otherwise harm our financial condition and results of operations.
See the “Risk Factors” section of this prospectus for additional discussion of the risks and challenges facing our business.
Basis of Presentation
Currently, we conduct business through one operating and reportable segment. All long-lived assets are maintained in, and all losses are attributable to the one segment. See Note 1 in our accompanying audited consolidated financial statements for more information about our operating segment.
Components of Results of Operations
The following discusses certain line items in our consolidated statements of operations and comprehensive loss.

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Revenue
To date, we have primarily generated revenue from development services, which entail developing customer-specific designs of silicon photonics chipsets. Our contracts with customers include specific achievement of agreed-upon projects and a substantive acceptance criteria for each agreed-upon project. In the event an agreed-upon project is successful and the customer provides acceptance, we allocate the contract consideration related to the performance obligations that are satisfied during the period and recognize the revenue at that point in time.
Following the completion of our product development phase and introduction of our spectra-sense chipsets to the wearable devices market, we expect the majority of our revenue to be derived from sales of high-volume consumer wearable products. In addition, we plan to offer advanced module applications with biomarker detection capabilities for advanced health metrics that can detect, classify, and potentially prevent disease. We also expect to offer a cloud analytics platform to provide a full range of subscription services, including the deployment of our technology through a subscription and cloud-based software as a service.
Cost of Revenue
To date, our cost of revenue has included cost related to our development services, which include cost of materials, cost associated with packaging and assembly, testing and shipping, cost of talent, including stock-based compensation, and equipment associated with manufacturing support, logistics, and quality assurance, overhead, and occupancy costs. Once we commence commercial production of our silicon photonics chipsets, cost of revenues will include direct parts, material, and labor costs, manufacturing overhead, including amortized tooling costs, shipping and logistics costs, and reserves for estimated warranty expenses.
Gross Profit and Gross Margin
Gross profit is calculated based on the difference between our revenue and cost of revenue. Gross margin is the percentage obtained by dividing gross profit by our revenue. As we approach commercial production of spectra-sense chipsets, advanced module applications, and Rockley Photonics Cloud Analytics technology, we expect our gross profit and gross margin to vary.
Selling, General, and Administrative Expense
Selling, general, and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities; travel costs; professional fees; and other general corporate costs. Human capital expenses primarily include salaries, benefits, bonuses, and stock-based compensation. We expect our selling, general and administrative expense to increase in absolute dollars for the foreseeable future as we increase our headcount to support the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional general and director and officer insurance expenses, investor relations activities, and other administrative and professional services.
Research and Development Expense
Research and development expense consists primarily of talent costs for engineers and third parties engaged in the design and development of products, software, and technologies, including salary, bonus, and stock-based compensation expense, project material costs, services, and depreciation of our research and development facilities and equipment. We expense research and development costs as they are incurred. Research and development expense also includes the research and development tax credits that we are able to claim in accordance with the relevant U.K. tax legislation. These tax credits are payable to us in cash and are carried on the consolidated balance sheets at the amount claimed and expected to be received from the U.K. government within the next 12 months. We expect research and development expense to increase in absolute dollars as we continue to invest in the development of our products and technology.
Other Income (Expense)
Other income consists of miscellaneous non-operating items, such as forgiveness of debt and related accrued interest.
Interest Income (Expense)
Interest income consists primarily of interest received or earned on our cash, cash equivalents, and investment balances held in interest-bearing deposit accounts. Interest expense consists of interest paid on our convertible loan notes and capital lease obligations.
Equity Method Investment
Equity method investments consist of entities over which we have significant influence but not control or joint control. Under the equity method of accounting, all of our investments are initially recognized at cost and adjusted thereafter to recognize our share of the post-acquisition profits or losses of the investee in our consolidated statements of operations.
Change in Fair Value of Debt Instruments
Gains or losses from the change in fair value of debt instruments are recorded from the remeasurement of the fair value of our convertible loan notes using a discounted cash flow methodology based upon certain valuation assumptions.
Change in Fair Value of Warrant Liabilities
Gains or losses from the change in fair value of warrants are recorded from the remeasurement of the fair value of our private placement warrants based upon certain valuation assumptions.
Gain (Loss) on Foreign Currency
We have significant international operations that are denominated in foreign currencies, primarily the British Pound and Euro, subjecting us to foreign currency exchange risk that may adversely impact our financial results. We calculate the year-over-year impact of foreign currency movement on our business using foreign currency exchange rates that are applied to transactional currency amounts.
Provision for Income Tax
We are subject to income taxes in the United Kingdom, the United States, Finland, Ireland, and Switzerland. Our income tax provision consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in the valuation of our deferred tax assets and liabilities, and changes in tax laws. Due to cumulative losses, we maintain a valuation allowance against our U.S. federal and foreign deferred tax assets.
Results of Operations for the Years Ended December 31, 2021 and 2020
The following table sets forth our historical operating results for the periods indicated (in thousands):

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	Years Ended December 31,
	2021	2020
Revenue	$ 8,213	$ 22,343
Cost of revenue	11,416	24,240
Gross profit	(3,203)	(1,897)
Operating expenses:
Selling, general, and administrative expenses	39,976	20,260
Research and development expenses	72,573	35,900
Total operating expenses	112,549	56,160
Loss from operations	(115,752)	(58,057)
Other income (expense):
Forgiveness of PPP loan	2,860	—
Interest expense, net	(4,781)	(189)
Equity method investment loss	(703)	(1,274)
Change in fair value of debt instruments	(59,916)	(20,163)
Change in fair value of warrant liabilities	10,827	—
Gain (loss) on foreign currency	119	(25)
Total other income (expense)	(51,594)	(21,651)
Loss before income taxes	(167,346)	(79,708)
Provision for income tax	667	569
Net loss and comprehensive loss	$ (168,013)	$ (80,277)

Discussion and Analysis of Results of Operations
Revenue (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Revenue	$ 8,213	$ 22,343	$ (14,130)	(63) %
Revenue decreased by $14.1 million, or 63% to $8.2 million for the year ended December 31, 2021 from $22.3 million for the year ended December 31, 2020. This decrease is primarily driven by an ongoing backlog of project deliverables in fiscal 2021 when compared to fiscal 2020 where we completed and delivered on project milestones for our significant customers.
Cost of Revenue and Gross Profit (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Cost of revenue	$ 11,416	$ 24,240	$ (12,824)	(53) %
Gross Profit	$ (3,203)	$ (1,897)	$ (1,306)	NM
Gross Margin	(28) %	(8) %	NM	NM

NM – Not meaningful
Cost of revenue decreased by $12.8 million, or 53%, to $11.4 million for the year ended December 31, 2021 from $24.2 million for the year ended December 31, 2020. This decrease in cost of revenue was primarily driven by a decrease of $9.9 million from engineering, fab, partner and stock-based compensation costs. The decrease was partially offset by an increase of $1.6 million in research and development tax credits and grants we received in 2021 compared to the prior period due to higher claims for our research and development activities. Gross profit decreased by $1.3 million to $(3.2) million for the year ended December 31, 2021 from $(1.9) million for the year ended December 31, 2020. The decrease in gross profit was primarily driven by a decrease in revenue for the year ended December 31, 2021. Our revenue is recognized at the achievement of milestones and is not necessarily aligned with the timing of costs we incur. In the quarter ended December 31, 2021, we revised the rate of accrual of a certain R&D tax credit based on new information received from Her Majesty’s Revenue and Customs. The one-time revision of the accrual resulted in an offset to cost of revenue and R&D expense in the quarter ended December 31, 2021.
Our gross margin has fluctuated and may fluctuate from period to period based on a number of factors, including the timing of completion of project milestones, with each project requiring differing levels of time and costs. The projects we undertake are determined by our customer commitments and our long-term strategy goals.

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Selling, General and Administrative Expenses (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Selling, general and administrative expenses	$ 39,976	$ 20,260	$ 19,716	97%
Selling, general and administrative expenses increased by $19.7 million, or 97%, to $40.0 million for the year ended December 31, 2021 from $20.3 million for the year ended December 31, 2020. The increase was primarily due to general corporate growth, of which $6.0 million was from additional professional fees related to accounting, legal and audit matters, and $6.0 million and $1.5 million were due to increased human capital and stock-based compensation costs, respectively.
Research and Development Expenses (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Research and development expenses	$ 72,573	$ 35,900	$ 36,673	102%
Research and development expenses increased by $36.7 million, or 102%, to $72.6 million for the year December 31, 2021 from $35.9 million for the year ended December 31, 2020. The increase was primarily attributable to growth of $17.8 million from engineering, fab partners, and engineering research and development headcount. This also led to an increase in human capital and stock-based compensation expenses of $22.0 million and $4.7 million, respectively. In addition, the increase is also driven by $11.0 million in research and development tax credits and grants we received in 2021 compared to the prior period due to higher claims for our research and development activities and grants.
Other income, net (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Other income, net	$ 2,860	$ —	$ 2,860	100%
Other income, net during the year ended December 31, 2021 consisted of debt forgiveness and related accrued interest of the $2.9 million PPP Loan.
Interest Expense, net (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Interest expense, net	$ (4,781)	$ (189)	$ (4,592)	2,430%

The change in interest expense, net by $4.6 million, or 2,430%, for the years ended December 31, 2021 and December 31, 2020, respectively was primarily due to the interest expense recorded in 2021 related to the 2020 Term Facility Loan using the effective interest rate method.
Equity Method Investment Loss (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Equity method investment loss	$ (703)	$ (1,274)	$ 571	(45) %
Change in equity method investment captures our share of losses of the investment in HRT according to our percentage of ownership.
Change in Fair Value of Debt Instruments (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Change in fair value of debt instruments	$ (59,916)	$ (20,163)	$ (39,753)	197%
Change in fair value of debt instruments captures losses from a change in fair value estimates using discounted cash flow and binomial lattice methodologies that are based upon a set of valuation assumptions. As of December 31, 2021, there were no debt instruments requiring fair value adjustments. All convertible debt instruments previously held by the Company were converted to ordinary shares in the Company as part of the Business Combination, completed in August 2021.
Change in Fair Value of Warrant Liabilities (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Change in fair value of warrant liabilities	10,827	$ —	$ 10,827	NM

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Change in fair value of warrant liabilities captures activity from a change in fair value estimates based upon a set of valuation assumptions. The Private Placement Warrants were assumed from SC Health and recorded as part of the Business Combination in August 2021.
Gain (Loss) on Foreign Currency (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Gain (loss) on foreign currency	$ 119	$ (25)	$ 144	(576) %
Change in gain (loss) on foreign currency captures losses from the impact of foreign currency exchange rates as a result of the translation of foreign functional currencies into our reporting currency and the re-measurement of foreign currency transactions and balances. For the years ended December 31, 2021 and 2020, most of our balances are held in the reporting currency, which decrease the impact of foreign currency fluctuations on the results of our operations.
Provision for Income Tax (in thousands, except for percentages)

	Years Ended December 31,		Change
	2021	2020	$	%
Provision for income tax	$ 667	$ 569	$ 98	17%
Change in provision for income tax expense for the years ended December 31, 2021 and 2020 is due to an overall increase in expenditures. The effective income tax rate was less than 1.0% for the years ended December 31, 2021 and 2020. Our effective tax rate differs from the U.K. statutory rate primarily due to a substantially full valuation allowance against our net deferred tax assets where it is more likely than not that some or all of the deferred tax assets will not be realized. The income tax expenses shown above are primarily related to corporate income taxes in the United States, which operates on a cost-plus arrangement and minimum filing fees in the foreign jurisdictions where we have operations.
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively and in context, may be helpful to investors in assessing our operating performance and trends and in comparing our financial measures with those of comparable companies which may present similar non-GAAP financial measures.
Limitations of Non-GAAP Measures
These non-GAAP financial measures are not prepared in accordance with GAAP, are supplemental in nature, and are not intended, and should not be construed, as the sole measure of our performance, and should not be considered in isolation from or as a substitute for comparable financial measures prepared in accordance with GAAP. There are a number of limitations related to EBITDA and Adjusted EBITDA, including the following:
•EBITDA and Adjusted EBITDA exclude certain recurring, non-cash charges, such as depreciation of property and equipment and/or amortization of intangible assets. While these are non-cash charges, we may need to replace the assets being depreciated and amortized in the future and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect cash requirements for these replacements or new capital expenditure requirements.
•EBITDA and Adjusted EBITDA do not reflect interest expense, net, which may constitute a significant recurring expense in the future.
•Adjusted EBITDA excludes stock-based compensation, which may constitute a significant recurring expense in the future, as equity awards are expected to continue to be an important component of our compensation strategy.
•Future expenses may be similar to the non-recurring special items that are excluded from Adjusted EBITDA.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
EBITDA and Adjusted EBITDA
We define “EBITDA” as net loss before interest expense, net, income tax expense, and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for stock-based compensation, non-capitalized transaction costs, and other non-recurring special items determined by management that are not considered representative of our underlying operating performance. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA or Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of our net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
Reconciliation
The following table reconciles our net loss (the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA) to EBITDA and Adjusted EBITDA for the years ended December 31, 2021 and 2020 (in thousands):

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	Years Ended December 31,
	2021	2020
Net Loss	$ (168,013)	$ (80,277)
Interest expense, net	4,781	189
Provision for income tax	667	569
Depreciation and amortization	4,640	2,787
EBITDA	(157,925)	(76,732)
Non-capitalized transaction costs*	$ 4,337	$ 3,611
Stock-based compensation	12,013	8,043
Equity-method investment loss	323	1,274
Change in fair value of debt instruments	59,916	20,163
Change in fair value of warrants liabilities	(10,827)	—
Forgiveness of PPP loan	(2,860)	—
Adjusted EBITDA	$ (95,023)	$ (43,641)

• Non-capitalized transaction costs include non-recurring expense related to the issuance of convertible loan notes in 2021 and the Business Combination.
Liquidity and Capital Resources
Due to Rockley’s history of recurring losses from operations, negative cash flows from operations, and a significant accumulated deficit, management concluded that there is substantial doubt about Rockley’s ability to continue as a going concern. In addition, our independent registered public accounting firm has included an explanatory paragraph in their opinion for the year ended December 31, 2021 as to the substantial doubt about our ability to continue as a going concern. Since inception, Rockley has financed its operations primarily through the issuance and sale of convertible loan notes, ordinary shares and agreed-upon projects. As of December 31, 2021, the Company had cash, cash equivalents and investments of approximately $81.4 million.
Short-Term Liquidity Requirements
As of the date of this prospectus, we have yet to generate any material revenue from our business operations. On August 11, 2021, the consummation of the Business Combination resulted in net cash proceeds of $122.5 million of cash, net of transaction costs, which will be used to fund our future capital and liquidity needs in order to support our core business operations and overall growth of our business and to execute our current growth strategies.
As of the date of this prospectus, management believes that the cash generated by the closing of the Business Combination and the PIPE Financing is sufficient to fund both our cash needs for the execution of our business strategy for the next 9 months, including (1) investing in research and developments activities, including completion and commercialization of our wearables, smart phone and point-of-care technologies, (2) investing in backend processing, intellectual property protection, quality control and process, (3) expanding sales and marketing activities, and (4) pursuing strategic partnerships. However, our anticipated cash needs could vary materially and negatively as a result of a number of factors, including:
•Timing and the costs involved in bringing our products to market;
•Anticipated customer contracts and design wins may not materialize;
•Delay in launching our products due to technical challenges from our customers or our product development team;
•Pricing and the volume of sales of our products may be different from our forecast;
•Execution delays due to resources constraints;
•Assisting our fab partners with expansion of production capacity;
•The cost of maintaining, expanding and protecting our intellectual property portfolio, including litigation costs and liabilities;
•The cost of additional general and administrative talent, including accounting and finance, legal and human resources, as a result of becoming a public company;
•Rockley’s additional investment requirement needed for HRT to be self-sufficient; and
•Other risks discussed in the section entitled “Risk Factors.”
Long-Term Liquidity Requirements
If we do not generate sufficient revenue, we will be required to explore various options to fund future cash needs through sale of additional equity, debt financing, and others. There can be no assurance that any such issuance of equity securities, debt financing or other means of financing will be available in the future, or the terms of any such financing will be acceptable to us. If we raise funds by issuing equity securities, there will be dilution to the existing shareholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to the holders of ordinary shares. The term of debt securities or borrowing could impose significant restriction on our operations. The credit market and financial service industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

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If adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.
Historical Cash flows
For the Years Ended December 31, 2021 and 2020

	Years Ended December 31,
	2021	2020
(in thousands)
Net cash used in operating activities	$ (126,001)	$ (48,354)
Net cash used in investing activities	(52,842)	(6,656)
Net cash provided by financing activities	196,401	53,334
Net increase (decrease) in cash and cash equivalents	$ 17,558	$ (1,676)
Cash Flows from Operating Activities
During the year ended December 31, 2021, net cash used in operating activities was $126.0 million, primarily consisting of net losses of $168.0 million, adjusted by non-cash depreciation and amortization of $4.6 million, bad debt expense and allowance for doubtful accounts of $0.8 million, stock-based compensation of $12.0 million, equity-method investment loss of $0.3 million, and changes in fair value of debt instruments and warrants of $59.9 million and $(10.8) million, respectively. Changes in assets and liabilities for the year ended December 31, 2021 included the following: decreases in accounts receivable, offset by increases in other receivables, trade payables and accrued expenses.
During the year ended December 31, 2020, net cash used in operating activities was $48.4 million, primarily consisting of net losses of $80.3 million, adjusted by non-cash depreciation and amortization of $2.8 million, stock-based compensation of $8.0 million, equity-method investment loss of $1.3 million, and change in fair value of debt instruments of $20.2 million. Changes in assets and liabilities for the year ended December 31, 2020 included the following: increases in other receivables and accrued expenses offset by decreases in accounts receivable, other current assets, and trade payables.
Cash Flows from Investing Activities
Net cash used in investing activities was $52.8 million for the year ended December 31, 2021, primarily related to the purchase and the sale of marketable securities of $54.7 million and $10.0 million, respectively, and also from the purchases of property and equipment to be used in the ordinary course of business. Net cash used in investing activities was $6.7 million for the year ended December 31, 2020, primarily related to the investment in our HRT of $5.0 million and the remaining 1.4 million was related to purchases of property and equipment to be used in the ordinary course of business.
Cash Flows from Financing Activities
Net cash provided by financing activities was $196.4 million for the year ended December 31, 2021, primarily related to the proceeds received from the Business Combination and convertible loan notes. Net cash provided by financing activities was $53.3 million for the year ended December 31, 2020, primarily consisting of proceeds received for convertible loan notes and Paycheck Protection Program.
Contractual Obligations and Commitments
Purchase obligations include commitments to third-party suppliers for various research and development activities. As of December 31, 2021 and December 31, 2020, we had $13.6 million and $3.0 million, respectively in contractual obligations for which we have not yet received services.

Off-Balance Sheet Arrangements
Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.
Recent Accounting Pronouncements
Please refer to Note 1 - Description of Business and Significant Accounting Policies of the Notes to Consolidated Financial Statements included in Item 8 of this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.
Critical Accounting Policies and Estimates
Our financial statements have been prepared in accordance with GAAP as set forth in the Financial Accounting Standards Board’s Accounting Standards Codification, and we consider the various staff accounting bulletins and other applicable guidance issued by the SEC. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
See Note 1 - Description of Business and Significant Accounting Policies of the Notes to Consolidated Financial Statements included in Item 8 of this prospectus for a summary of our significant accounting policies and the effect on our financial statements.
Revenue Recognition
We generate revenue principally from development services, which entails developing customer-specific designs of photonics chipsets. Our contracts with customers include specific achievement milestones and a substantive acceptance criteria for each milestone. In the event a

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milestone is achieved and the customer provides acceptance, the Company allocates the contract consideration related to the performance obligations that are satisfied during the period and recognizes the revenue at that point in time.
Stock-based Compensation
We recognize the cost of stock-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We have elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:
•Expected Term—This is the period that the awards that have been granted are expected to remain unexercised. The Company employs the average period the awards are expected to remain outstanding;
•Volatility—Our stock was not publicly traded prior to August 11, 2021. The volatility used in stock grants made prior to that date was based on a benchmark of comparable companies within the silicon photonics industries;
•Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award; and
•Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on our ordinary shares and do not anticipate doing so in the foreseeable future.
Following the Business Combination, the fair value of our ordinary shares is now determined based on the quoted market price. Prior to the Business Combination, our management and board of directors considered various objectives and subjective factors to determine the fair value of Legacy's Rockley ordinary shares as of each grant date, including the value determined by a third-party valuation firm. These factors included, among other things, financial performance, capital structure, forecasted operating results and market performance analyses of similar companies in our industry.
Warrants
We classify the Private Placement Warrants as long-term liability on our consolidated balance sheet as of December 31, 2021. The Private Placement Warrants were traded on the NYSE prior to their redemption and recorded at fair value using a Black-Scholes option-pricing model. The Private Placement Warrants are re-measured to fair value at each subsequent reporting date. We will continue to adjust the liability for changes in fair value for the Private Placement Warrants until the warrants are exercised, redeemed or cancelled and present the changes in fair value in the consolidated statement of operations at each reporting period.
We classify the Public Warrants as equity and present within Additional Paid-In Capital on our consolidated balance sheet as of December 31, 2021. Although an event such as a qualifying cash tender offer could occur outside of the company’s control that would require net cash settlement, equity classification for the Public Warrants is not precluded per ASC 815-40-25. The Public Warrants were initially recorded using the closing stock price as of the measurement date, with no subsequent measurement.
Income Taxes
We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of asset and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the realization of deferred tax assets on a jurisdictional basis. We recognize the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
Quantitative and Qualitative Disclosures about Market Risk
The Company is a smaller reporting company, as defined by Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and is not required to provide this item.

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BUSINESS
The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this section, the terms “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “anticipate,” “seek,” “future,” “strategy,” “likely,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these or any other forward-looking statements. These risks and uncertainties include, but are not limited to, those risks set forth under “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and reflect management’s opinions only as of the date hereof. These forward-looking statements speak only as of the date of hereof. Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.
Rockley®, RayDriver™, RPFabric™, RPStack™, Topanga™, LightDriver™, SpectraCloud™, SpectraSense™, VitalSpex™, Bioptx™, and clinic-on-the-wrist™ are among the trademarks, registered trademarks, or service marks owned by Rockley.
Company Overview
We have developed a comprehensive range of silicon photonics technologies that have both the power and the flexibility to support a wide range of potential applications. Our silicon-phonics platform will incorporate several key components to support these solutions, including photonic integrated circuits and associated modules, sensors, and end-to-end solutions. We expect that our immediate focus over the next two years will be on developing and commercializing our products for incorporation in consumer wearables, medical devices, and dedicated solutions for the healthcare market. As testament to the relevance of our product development, we have captured the attention of several consumer electronics companies and, as of the date of this prospectus, we have non-binding memoranda of understanding (“MOUs”) or development and supply agreements with entities that collectively account for over 60% market share of wearable devices, including six of the top 10 consumer wearables companies. These agreements will help shape our development of our consumer and medical device capabilities.
The summation of our technologies and manufacturing expertise is Rockley’s “cohesive end-to-end platform.” Our end-to-end platform encompasses photonic integrated circuits (“PICs”) in silicon with integrated III-V devices (devices incorporating certain conductor elements that offer superior electronic properties, such as lasers), application-specific electronic integrated circuits (“ASICs”), and photonic and electronic co-packaging, which are all supported by and coupled with biosensing algorithms, AI, cloud analytics, firmware/software, system architecture, and hardware design.
With this unique sensing platform, we believe we can reshape several important markets of the healthcare sector such as consumer wellness, long term health trend monitoring, patient monitoring, early disease detection, nutrition management and the treatment of certain chronic diseases. Our biosensing platform will enable multiple applications using our non-invasive, continuous, multi-modal biomarker monitoring capabilities.
Our end-to-end solutions include hardware with the potential to detect multiple biomarkers, related algorithms, and cloud-based analytics and artificial intelligence (“AI”). We have shipped early engineering samples to some of our customers to support research and development efforts.
Our platform has been built upon our silicon photonics technology, which enables highly advanced sensor performance, power, resolution, and formfactor. This technology has the potential to allow monitoring devices, currently the size of clinical laboratory machines, to be miniaturized to the size of a wearable device. We believe that this miniaturization capability has the potential to unlock additional applications in consumer electronics and medical devices. Our technology is built on over 190 patents, over eight years of product development, and over approximately $450 million in total funding as of the date of this prospectus, through the issuance of convertible loan notes and ordinary shares.
Our target biomarkers for consumer healthcare include lactate, alcohol, glucose (indicator), hydration, blood pressure, blood oxygen, and core body temperature, among others. Our lasers will deliver an extremely high level of performance, supporting up to 1,000,000 times higher resolution, 1,000 times higher accuracy, and 100 times broader range in wavelengths than existing LED offerings in wearable solutions (based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing solutions). With this performance, we believe that Rockley’s platform will be able to address existing applications in consumer wearable and medical devices with significantly higher resolution, accuracy, and range.
We have established a manufacturing ecosystem based upon our wholly-owned, proprietary processes in several areas. We believe that this manufacturing ecosystem will support rapid scalability, providing us with a significant competitive advantage.
As we do not currently have any products in commercial production, our current customer relationships are in the following stages: (a) customers with whom we are “engaged,” or in discussions with, regarding potential product features for incorporation into such customer’s end products, or (b) customers with whom we are “contracted,” where we have non-binding MOUs or development and supply agreements. These MOUs and development and supply agreements provide a general framework for our transactions with the customer and typically provide that we will develop and deliver new products meeting the customer’s specifications. There are no binding purchase commitments under our MOUs and supply agreements. We currently anticipate that sales of our products will be primarily made pursuant to standard purchase orders, which orders may be cancelled, reduced, changed, or rescheduled with little or no notice or penalty. Our ability to grow our business will depend on our ability to attract and retain customers with whom we are engaged in discussions only and successfully transition such customers to contracted customers with whom we have MOUs or development and supply agreements, and to otherwise attract new customers.
Our vision is to address many pressing healthcare concerns using our technology, and we believe that there exists a large market opportunity for our platform. We estimate that the total addressable market (“TAM”) for the consumer wearables, mobile device, and medical device markets is projected to be over $48 billion by 2025, based on data sourced from IDC, as the universe of healthcare and consumer wearable devices incorporating additional sensing capabilities emerges. Our products are being designed for utilization in: (a) medical devices, including blood pressure, body temperature, blood glucose, and alcohol monitoring devices, pulse oximetry, and near infra-red (“NIR”) spectrometers, with an aggregate forecasted TAM of $15.1 billion by 2025, according to the Yole Report, and mobile cardiac telemetry/general patient monitoring patch devices, with an aggregate forecasted TAM of $2.7 billion by 2025, according to the IDtechEx Report; and (b) consumer wearables and mobile devices, including smartwatches, smart earbuds, fitness bands, and mobile phones, which, based on our internal estimates, are expected to have a TAM of $2.7 billion, $3.0 billion, $1.5 billion, and $23.5 billion, respectively, or an aggregate TAM of $30.7 billion, by 2025. We estimated our TAM in the consumer wearables and mobile device sectors by multiplying third-party forecasted total volumes in 2025 for the devices for which our products are being

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designed, by our currently anticipated and estimated average selling prices for these products. The volume estimate for smartwatches was based on the benchmarked figure forecasted by annual volume for smartwatches for 2022 according to the TrendForce Report. The volume estimate for smart earbuds was based a 20% volume CAGR between 2020-2025, with 2020 annual shipments estimated at 230 million units, according to the TrendForce Report. According to the Yole Report, fitness bands were forecasted to reach 89 million units by 2025. The volume estimates for smartphones were based on multiple third-party forecasted volumes for mobile phones, multiplied by the average selling price.
Product Applications and Development Status
We believe that our innovative and differentiated silicon photonics platform positions us to make photonics-based solutions increasingly pervasive, while unlocking previously unaddressed applications. Consequently, we believe that the potential applications for our technology will be wide-ranging. Leveraging the flexibility and power of our innovative silicon photonics platform, we believe that we are positioned to become a leading supplier of end-to-end solutions (including integrated optical components, algorithms, data analytics, and AI) for dynamic, high-growth market sectors, including consumer sensors, medtech and healthcare.
Figure 1: Rockley end-to-end sensing platform
To date, we have been engaged in developing customer-specific designs of our silicon photonics chipsets and modules for incorporation into our consumer electronics customers’ end products. We are working with leading customers in the medtech market to deliver a standalone wrist-wearable product for targeted use cases. In parallel, we are shaping and developing our own standard offerings that could have different shapes and form factors. Currently, we do not have any of our own end products in commercial production. We have started delivering samples to strategic customers, and we intend to deliver final samples and begin production of these products in the second half of 2022. During 2022, our aim is to build a collaboration model for our AI/analytics cloud platform before proceeding to a commercial launch of a subscription platform, planned for the first half of 2023.
Figure 2: Product development and commercial roadmap
Healthcare: Consumer Wearables
We believe the high-density optical integration capabilities of our platform can personalize healthcare monitoring of multiple biomarkers and can significantly improve how individuals track and monitor their health and well-being. Our VitalSpex™ biomarker sensing platform will address the consumer wearable market. Further, as part of our product offering, we believe that our cloud-based analytics and AI platform will offer further insight by leveraging data collected through our unique and broad sensing platform and will provide meaningful and actionable insights to end users.

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Our plans for the VitalSpex™ biomarker sensing platform include a Baseline module and a Pro module, each of which will have a wide array of current and potential applications, as shown in the figure below. Depending on the needs of each customer and market trends, multiple generations of products could be built on each of these platforms addressing different set of biomarkers, form factors, performance specifications, and potential use cases.
Figure 3: Targeted biomarker sensing capabilities
 These products are intended to address the needs of the consumer market and will provide information about general health and wellness. (i.e., they do not require regulatory approval for offered applications and end uses.) As we move forward, we intend to monitor and comply with regulations to the extent they become applicable to us, including any requirements for clearance by the U.S. Food and Drug Administration (FDA) and/or other regulatory bodies.
Healthcare: Medical Devices
Our Bioptx™ healthcare sensing platform will address the medical and professional healthcare market. We plan to incorporate our biomarker sensing technology into existing devices (such as medical patches, wearable bands, and other monitoring devices) to provide additional biomarker sensing capabilities not currently available to consumers. Also, as part of the Bioptx product offering, we intend to deliver a complete standalone finished product with targeted use cases for healthcare and health monitoring.
We believe that these product offerings will enhance point-of-care and remote monitoring and will have the potential to ultimately transform and disrupt the delivery of patient monitoring and healthcare. In the medical device space, we currently anticipate that we will develop two types of devices: an advisory device that will not need regulatory clearance and a clinical device that will need regulatory clearance from the FDA or other regulatory bodies.
These products are still under development. Even though there can be no assurance that these product development efforts will succeed or that, even if developed, these products will be approved by regulators or achieve widespread market acceptance, we believe that there are significant market opportunities in addition to our consumer wearables applications.
Data Communications: Transceiver Chipsets and Co-Packaged Optics
Data centers, which are the nerve centers of the digital economy, require interconnected communications for which we believe our datacom chipset technology offers several advantages. Business, entertainment, vital medical research, and other aspects of daily life are in many ways connected to hyperscale data centers, which in turn rely on cost-effective, power-efficient optical communication links. Whether incorporated in pluggable optical transceiver modules or in co-packaged optics, we believe hyperscale data centers will benefit from the unique advantages that our silicon photonics platform has to offer. Furthermore, we believe our go-to-market approach of partnering with Transceiver manufacturers and Switch/Networking equipment OEM companies has economic benefits over participating directly in this margin-sensitive market. By selling/licensing our assets/technology, we offer the third party the opportunity to create an economically compelling solution without any margin stacking while Rockley can keep expenses low/minimal and benefit from upfront/ongoing fees. Note that given Jiangsu Hengtong Optic-Electric Co., Ltd. (a shareholder in our joint venture partner) was placed on the “Entity List” by the U.S. Bureau of Industry and Security (BIS) of the U.S. Department of Commerce in December 2021, we have widened our potential partner network significantly and are evaluating various options for this business.
Other Applications
We believe that our silicon photonic platform is suited for delivering the sensing capabilities needed for machine perception and interrogation at depth, which has become increasingly necessary in industrial automation, robotic vision (including surgical applications), safety, and other autonomous applications. Finely tuned light, delivered through a PIC via a free-space aperture or fiber optic interconnect with accompanying detection receiver capabilities, enables substantially better capabilities than previously available technology, such as frequency modulated continuous wave (“FMCW”) LiDAR for automotive safety solutions, as well as future autonomous vehicle offerings. Our team has extensive experience in the design of PICs for use in the LiDAR domain, and we have prototyped the key components of the system and demonstrated their superior

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performance. Although we believe the inflection point for LiDAR and the automotive market may be approaching, we plan to leverage our core technology readiness and economies of scale from our consumer business to position ourselves for this potential market opportunity.
Market Opportunity
Health and Wellness
There is growing demand for miniaturized, wearable solutions that offer an affordable way to provide key insights into a person’s health and well-being, outside the clinical environment. Delivering relevant insights will require non-invasive, continuous, real-time sensing and measurement of multiple biomarkers, coupled with advanced analytics to interpret the data. We believe that this demand is driven and will continue to be driven by two major market and secular trends:
•Consumer health and well-being awareness. While there is an existing market for athletes in training and for highly active and health-conscious users, there has been an increasing global consumer focus on preventative healthcare, with users desiring greater control and visibility over their own health and well-being. In parallel, amid the proliferation of wearable technologies with emerging health monitoring capabilities, there is greater demand for more sophisticated and comprehensive sensing technology that can measure and track a broad range of conditions and biomarkers. Generating a holistic view of the human body through access to multiple biomarkers will enable a more sophisticated ability to monitor and track general trends of changing health conditions. This has the potential to help physicians identify health conditions and possible disease states earlier and allow for more affordable prevention measures and effective patient treatment, perhaps long before requiring aggressive disease management. More recently, COVID-19 has had a profound impact on the way consumers perceive their need for “at-home” monitoring solutions.
•Treatment of chronic conditions and disease care. With increased life expectancies, a growing number of chronic conditions and diseases has placed a strain on healthcare systems. Furthermore, non-invasive monitoring solutions for chronic conditions have historically been costly and available only in a medical facility. With our potential for delivering individual non-invasive wearable monitoring solutions, we believe that we have a great opportunity to impact patients’ compliance with healthcare guidance and subsequent efficient treatment of patients, which will lead to better quality of life and drastic reductions in the overall cost of healthcare. Non-invasive, continuous monitoring also has the potential to detect and possibly prevent chronic conditions and diseases at a much earlier stage, resulting in reduced overall healthcare cost.
We believe that existing monitoring and sensing technologies are not capable of delivering on the needs of consumers and healthcare professionals. Meeting these needs require solutions that provide access to a broad range of biomarkers non-invasively; that can be miniaturized and operate with power low enough to be integrated into consumer wearables, medical patches, and other compact form factors; and that can scale cost effectively to high volumes. We believe that our silicon photonics-based platform is poised to serve at the confluence of the above two market and secular trends.
Beyond these opportunities, we believe there may be significant potential for us in the field of genomics. As the field of genomics grows, as shown in the development of personalized medicines and treatment, the value and effectiveness are enhanced when genomic information is combined and processed along with continuous biomarker monitoring for the users. We believe this emerging field could play to the strengths of our platform and potentially represents a high-value growth opportunity for the future.
Data Communications
Datacenter operators continue to build and upgrade their datacenter infrastructure to meet the continuing growth in public, private, and hybrid cloud capacity. As these datacenters rely heavily on fiber optics to interconnect compute, storage, accelerators and other resources, this trend is reflected with substantial growth in demand in the high-speed Ethernet optics. LightCounting forecasts that the market for Ethernet optics will grow from approximately $3.0 billion in 2018 to approximately over $8.0 billion in 2026. The market segment that we are primarily targeting comprises 400Gb/s and 800Gb/s modules and their addressable market are expected at a CAGR of approximately 35%, according to LightCounting’s forecasts. We believe our silicon photonics platform is well positioned to address this market with highly integrated Si PICs and class leading III-V technology to implement the optical functionality required for such transceiver modules. We believe that our platform will provide a substantial cost advantage over conventional discrete-optics-based solutions, as well as over competing integrated photonics solutions due to our platform’s inherent benefits.
Competitive Advantages
We believe our silicon photonics solutions and technology offer the following key healthcare monitoring benefits: We believe that we have 7 sources of advantage over our competitors in meeting these healthcare needs:
•Superior sensing performance. Our silicon photonics-based spectrometer chip provides up to one million times higher resolution, approximately one thousand times higher accuracy, and approximately one hundred times broader spectral range than existing LED-based solutions, based on product analysis undertaken by Rockley comparing the Rockley silicon photonics-based spectrometer chip to existing LED-based solutions. We believe that our unique silicon photonics technology and the entire product ecosystem we are developing will make our end-to-end offerings in the health and wellness domain difficult to replicate. Current optical-based sensing solutions rely on LED-based sensing (PPG signals for SpO2, heart rate, heart rate variability, breath rate, and blood pressure). However, there are many biomarkers present in the body (such as in blood or interstitial fluid) that are not detectable in the visible LED range. We believe that our silicon photonics technology delivers several ingredients that will be required to bring a powerful and meaningful product into the healthcare market: the accuracy and width of our wavelength span in the infrared spectrum, the capability of our silicon photonics solutions to integrate many wavelengths, and the high signal-to-noise ratio (“SNR”) generated by our chips.

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Figure 4: Enabling a new class of sensor by combining visible light and infrared
•Flexible platform architecture. We have designed our platform from the ground up and, leveraging our team’s extensive experience, have developed a highly flexible platform architecture. As a result, we believe our innovative platform architecture will allow us to easily configure core building blocks to produce a wide range of functional components and modules for high-volume applications across a broad range of market sectors.
•Differentiated biomarker sensing algorithms and analytics. Our biomarker detection algorithms are optimized for our unique and optimized hardware technology platform. We believe that the data analytics and biomarker processing capabilities of our AI / cloud offering will further expand our ability to offer additional insights into a person’s health.
•Deep understanding of market opportunity and customer priorities. We are developing many applications and systems with our silicon photonics solutions that are driven by industry leaders in the consumer sensors, healthcare, and data communications markets. Through our established relationships with industry leaders, we have consistently demonstrated our ability to address their technological challenges. As a result, we have signed memoranda of understanding and have contracted with several industry leaders in wearable consumer technology to establish product specifications and desirable features. We believe we are well-positioned to develop high-volume optical sensing modules and algorithms for their emerging architectures. We have ongoing, collaborative discussions with consumer wearables, healthcare, and communication companies and original equipment manufacturers (“OEM”) and module and component vendors to address their next-generation product offering to end users.
•Fabless, scalable business model with manufacturing process expertise and ownership. We plan to operate in a fabless business model by using third-party foundries to manufacture and test our products. We believe that outsourcing our product manufacturing and test processes and procedures simplifies our operations, significantly reduces capital commitments, and provides greater flexibility to respond to new market opportunities and scale with our customer demand. We also believe this approach will allow us to invest and focus our resources on proprietary process development and sales and marketing efforts.
•Highly differentiated manufacturing process. Our manufacturing processes in several key areas (PICs, III-V actives, Integration) are unique and well-suited to meeting our customers’ economic and performance needs for their applications. In particular, we believe our silicon PIC process on multi-micron thick Silicon-On-Insulator (“SOI”) is a key differentiator. Our manufacturing processes utilize standard semiconductor manufacturing equipment but are optimized for photonics performance through incorporating innovative features to facilitate easier integration and packaging.
•Extensive intellectual property portfolio. We believe our extensive intellectual property provides us with a significant competitive advantage. Our know-how is based on over 30 years of leadership in the development and commercialization of silicon photonics, and we have established strong and deep technical foundations and expertise for high-volume product delivery that would be difficult for a competitor to replicate.
•Established and committed foundry partner network. We have built a high-volume foundry network comprised of strategic partners who share our growth vision, and our engineering team continues to work to push new boundaries in photonic component manufacturing processes.
Our high-performance optical sensing products and technology with broad biomarker detection capabilities, combined with the power of our algorithms and AI platform, enable us to target unmet needs and challenges in the health and wellness markets. We have ongoing formal and informal collaborative discussions with industry and technology leaders in consumer sensor, healthcare, and data communications companies, with original equipment manufacturer (“OEMs”), and with module and component vendors concerning the design of architectures and products to address existing and next-generation applications. Based on these interactions, we believe that we are one of a limited number of suppliers to these companies for the type of products we plan to sell, and in some cases, we may be the sole supplier for certain applications.
Our Strategy

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Our strategy is to become the leading global provider of sensing products that incorporate integrated optical modules with supporting electronics, software, application algorithms, and cloud-based AI platforms for high-volume and high-margin applications in dynamic high-growth market sectors and for use-case specific opportunities with a focus on medtech and healthcare. Key elements of our strategy include:
•Extend our silicon photonics leadership. We intend, through continuous platform engineering and advanced research and development, to continue driving innovation in the silicon photonics market and to improve the performance of our current solutions across a variety of key metrics, including size, power, and signal quality. Such innovation will be a key to opening new market opportunities.
•Identify and promote new and emerging applications for our technologies. We are actively engaged with our science and technology partners to explore new potential markets and applications for our technology. We intend to continue to collaborate with our partners to understand the challenges in their end-product roadmaps and to demonstrate how our technologies can help them design and enable innovative solutions.
•Develop our product portfolio. Beginning with our first target products in the consumer and medtech domains and for on-the-wrist applications, we intend to develop and broaden our product portfolio by continuing to invest in research and development so we can expand our platform capabilities as well as enhance our existing product roadmap. We are actively conducting research and development on other form factors and domains. We believe our differentiated technology will play an important role in delivering products for remote patient monitoring needs and for other niche markets such as diet and weight management, women’s health, and early detection and monitoring of chronic diseases such as diabetes.
•Continue forming strategic partnerships in products and applications: Working with our partners, we have developed many potential product application opportunities with our unique technology that can be researched and unlocked in the future. Our partners operate in various domains such as hardware development, algorithm development, AI, and clinical research.
•Continue to attract and acquire new customers. We intend to expand our customer base beyond our 17 existing customers in consumer electronics and medtech by focusing on direct dialogue with large strategic accounts, as well as by partnering with large distributors and resellers, when necessary. We believe this multi-track strategy will allow us to provide differentiated solutions to a broad array of customers.
•Sustain margin through expansion of our products into higher-end markets. We intend to use our technological expertise to deliver higher value and high product margins. In addition, we intend to continue to reduce our costs through operational improvements and supply-chain management initiatives.
Our Technology Platform and Product Offerings
Our solutions leverage our developed knowledge of silicon photonics, application science, and our innovative platform architecture to address high-volume applications in the consumer sensors, medtech and healthcare. We believe our leadership position in developing silicon photonics-based sensing solutions is a result of the following core strengths:
•We have developed a unique and proprietary silicon photonics platform technology that addresses a broad set of requirements in the healthcare and wellness industries.
•Our custom multi-micron-waveguide photonics-optimized process with integrated III-V semiconductor actives brings multiple competitive advantages in terms of performance and manufacturability, offering lower waveguide losses, higher waveguide power handling, polarization independence, ubiquitous integration of III-V actives in their native known-good-die form, ultra-broad-band performance, and lower sensitivity to manufacturing variations while enabling compact circuitry with high integration densities.
Figure 5: Rockley spectrophotometer chip solution, as compared to conventional LED- and spectrometer-based solutions

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Additional key points concerning the photonics technology include the following:
•The optical-loss-per-unit distance is much lower than for other technologies, enabling lower-power solutions and/or larger-scale PICs, which enables a high signal-to-noise ratio and hence high-fidelity signal detection and helps reduce overall power consumption;
•The platform provides broadband performance and is suitable for the visible, short-wave, and mid-infrared bands. This is a key enabler for sensing applications that other platforms cannot serve. Broadband optical performance also enables sensing a large optical spectrum to cover a wide range of measurands;
•The platform is well suited to power-efficient integration of III-V waveguide devices such as lasers and modulators that also have a multi-micron mode size. Low-loss coupling from III-V to Si waveguide drives down power consumption for long battery life;
•A larger waveguide is much less sensitive to manufacturing variations that can affect its shape and hence its refractive index, thereby achieving much better center wavelength registration than small waveguides enabling accurate wavelength filters. The large waveguides also offer a much higher optical power handling capability than small waveguides;
•Rockley's waveguides exhibit low dispersion (low signal distortion) and low polarization dependent loss (simplifying receiver architectures in particular);
•Strong optical confinement enables tight packing of waveguides and sharp waveguide bends, thereby yielding dense layout capability and compact PICs. Compact PIC layouts result in small chip sizes to fit within consumer device form factors and reduce product cost;
•Accurate wavelength targeting enables using many finely-spaced wavelengths for accurate detection;
•Known-good-die integration of active elements improved yields, which leads to cost-effective solutions.
The following are the key components of our end-to-end (full-stack) platform model:
•Photonic integrated circuits in silicon with integrated III-V: The design and large-scale manufacturing of silicon photonic PICs and integration of active “III-V” elements onto these PICs are the foundational competencies of Rockley. These PICs are manufactured using our proprietary and highly differentiated process flow deployed at our foundry partners;
•Application-specific integrated circuits (“ASICs”): The design of electronic ICs to complement our PICs and facilitate their integration into a specific end-product is the second key component of our platform offering. The ICs are designed in volume complementary metal-oxide-semiconductor (“CMOS”) or bipolar CMOS (“BiCMOS”) technology nodes using standard design flows and are manufactured at volume-scale foundries;
•Photonic & electronic co-packaging: The next layer of the stack conjoins photonic and electronic ICs into opto-electronic engines through advanced co-packaging technologies, including 2.5D and 3D integration. Such dense integration is key and enables us to achieve the energy efficiency and physical size requirements for our core use cases. We partner with specialized packaging houses to provide the capacity required for serving consumer markets;
•System architecture & hardware design: We have built deep expertise in architecting photonic systems for sensing solutions in healthcare and wellness, machine vision, and data communications. This enables us to go beyond making chips and allows us to deliver higher value-add photonic subsystems, modules, and chipsets that fit seamlessly into our end-product partners’ designs;

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•Firmware/software: Any system requires some degree of firmware and software to operate and inter-operate, and our photonic systems are no exception. We have in-house expertise to develop the necessary firmware and software to complement our hardware offerings and facilitate system integration, testing, and monitoring by our customers; and
•Sensing algorithms, AI, and cloud analytics: At the highest level of the stack, we develop algorithms, AI models, and cloud-based infrastructure to gain deeper insights into health and wellness trends from the volume of sensor data collected by our wearable modules.
Figure 6: Rockley cloud analytics and AI
We believe the key benefits that our solutions can provide to our customers are as follows:
•Broad set of biomarkers with data analytics. Leveraging our unique integrated solution, we enable the detection and monitoring of multiple biomarkers. Analyzing the underlying spectral data with our growing base of machine learning and AI models has the potential to provide further insights into a person’s health;
•Low power and small footprint. In each of the markets that we expect to serve, the power budget of the overall system is a key consideration. Power consumption greatly impacts system operation cost, footprint, and cooling requirements and is increasingly becoming a point of focus for our current customers and for other market participants that we are targeting as future customers. We believe that our silicon photonics solutions enable our customers to implement system architectures that reduce overall system power consumption. Moreover, in many of our applications, we are able to design and deliver semiconductors that have a smaller footprint and therefore reduce the overall system size; and
•Faster time to market. To meet our customers’ time-to-market requirements, we work closely with them early in their design cycles and are actively involved in their development processes. Our hardware, algorithm, data analytics, and AI roadmaps provide flexibility in meeting our customers’ schedules.
Rockley’s Silicon Photonics Toolbox Elements
Rockley’s proprietary silicon photonics platform covers a unique end-to-end solution, including generation of the light, manipulation of the light (modulation, multiplexing), radiation out of the module, and collection and processing of the returned light. The following provides an overview of the key components of our platform:
•Lasers: Our lasers offer precise wavelength control and robust power efficiency. The waveguide platform allows efficient wafer-scale integration of laser-devices through a flip-chip process;
•Modulators and detectors: We have developed optical modulators and detectors that are ultra-compact, power-efficient and high-speed, capable of handling high data rates and a broad range of wavelengths;
•Combiners and splitters: Our platform is capable of wavelength division multiplexing (“WDM”) and demultiplexing, enabling in excess of 100 wavelengths on a single optical path;
•Fiber optic coupling: Our PIC contains on-chip embedded interfaces to the optical fibers. These interfaces allow the fiber to be passively attached directly to the PIC without external light coupling elements;
•Free-space optics: Our platform allows for efficient light coupling from free space into and out of the photonics circuits, with either edge or perpendicular coupling. This feature enables a broad range of sensing applications;
•Photonic integrated circuits: Our development platform enables integration of light sources, active devices, passive devices, and optical coupling elements into a single compact silicon chip;

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•Wafer-scale processing: Our silicon photonics platform enables high throughput wafer-scale processing of monolithic and multi-die structures for chip-on-wafer integration;
•Interface electronics: We have in-house design expertise for custom analog circuitry to translate high-speed data streams into signals that actuate the PICs (drivers) and receive signals from them (amplifiers). This is complemented by our digital design capability for device control, signal processing, and interfaces to our customers systems; and
•Packaged assembly: The assembly of electrical ASICs, PICs, and fiber optics (if needed) into a single, highly integrated product requires a test and manufacturing flow that enables high-volume scale.
•Further application-based expertise is focused on the following:
•Tissue optics design: Our sensing module products will include probe and hardware design to optimize sensing through the skin;
•Biomarker application: Our sensing algorithms are being developed through various levels of validation to provide state-of-the-art sensing capabilities, from proof of concept in the lab to clinical validation in human studies; and
•Applied data science: Our AI and cloud analytics will aggregate, analyze, and assess spectral data from our sensing products to extract additional insights and algorithm improvements.
Current Product Offerings
We have developed two separate product offerings to address our target markets: (i) VitalSpex (consume domain); and (ii) Bioptx (healthcare and medtech).
In respect of the VitalSpex biomarker sensing platform:
•We will target applications in the consumer health and wellness industry and expect strong customer engagement in the consumer electronics and wearables market. The VitalSpex platform represents a breakthrough that will empower consumer electronic devices, primarily personal wearables, smartphones and homecare devices, with the capacity for new powerful healthcare and wellness monitoring;
•The VitalSpex line will include a range of hardware and software solutions that enable non-invasive, continuous, and real-time monitoring of multiple biomarkers, from modules and chipsets that can be integrated into a wearable form factor to cloud analytics and artificial intelligence (AI);
•The VitalSpex line will include a Baseline module, which will target the measurement of core body temperature, body, hydration, blood pressure, and more, and a Pro module, which will add the measurement of alcohol, lactate, and glucose trends. Our first health monitoring product offering is expected to launch in the second half of 2022; and
•The VitalSpex Baseline and Pro modules will each combine existing LED-based optical sensing with Rockley’s proprietary infrared optical sensing to expand the range of biomarkers that wearable devices can measure. Our VitalSpex modules will include the hardware and software capabilities to collect information available and relevant to the target biomarkers.
•We also plan to offer additional cloud-based subscription services that enhance the capabilities of the VitalSpex platform.
In respect of the Bioptx healthcare sensing platform:
•The Bioptx platform will target medical institutions, such as hospitals, research clinics, pharmaceutical companies, medical device manufacturers, and other healthcare providers, offering them the ability to monitor the general health and wellness of individuals. The measurement capabilities of the Bioptx platform the potential to transform healthcare by providing real-time insights into a variety of health conditions and by enabling early detection of multiple disease states;
•The Bioptx platform will include a range of hardware and software solutions that enable non-invasive, continuous, and real-time monitoring of multiple biomarkers, from a stand-alone wearable wristband to cloud analytics and artificial intelligence (AI);
•The Bioptx platform will include Baseline products (for core body temperature, body, hydration, blood pressure, and more) and Pro products (which will add the measurement of alcohol, lactate, and glucose trends). Our first health monitoring product offering is expected to ship in the second half of 2022;
•We also plan to offer additional cloud-based subscription services that enhance the capabilities of the Bioptx platform;
•The intended markets for Bioptx products, including our wristband, are markets in the medical professional healthcare domain (i.e., not consumer) that require an optimized and dedicated solution for health monitoring. tracking, and detection; and
•We expect that our customers will initially use the Bioptx platform to monitor the general wellness of individuals under care or in studies. After products in the Bioptx line receive approval from the FDA or other regulatory bodies, we anticipate that customers will expand product use into preventive and diagnostic care, such as remote patient monitoring and diagnosis.

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Future Product Capabilities
We plan to incorporate our biomarker sensing technology into a range of existing devices, such as patches, wearable bands, and other monitoring devices, to provide additional biomarker measurement capabilities not currently available. We continuously research, evaluate, and prioritize the addition of new biomarkers into our product offerings, with the objective of providing more valuable information and improving health insights. Our broad range of addressable biomarkers are at various stage of validation and demonstration, from proven science to miniaturization. The chart below illustrates a few examples of biomarkers for which we have validated their addressability using its IR wavelengths.
Figure 7: Lab validation of Rockley’s sensing technology

Ethanol Results: Tissue Phantom
NIR Measurement (mg/dL)
Ethanol Glucose (mg/dL)

Albumin Results: Tissue Phantom
NIR Measurement (mg/dL)
Albumin Glucose (mg/dL)

Creatinine Results: Tissue Phantom
NIR Measurement (mg/dL)
Creatinine Glucose (mg/dL)

Glucose Results: Tissue Phantom
NIR Measurement (mg/dL)
Reference Glucose (mg/dL)

Urea Results: Tissue Phantom
NIR Measurement (mg/dL)
Reference Urea (mg/dL)

Water Results: Tissue Phantom
NIR Measurement (mg/dL)
Reference Water (mg/dL)

These biomarkers along a few others we are investigating are key in early detection, prevention, and monitoring of major chronic illnesses, as illustrated in the table below:

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Figure 8: Disease detection and management potential of Rockley’s biomarker sensing platform
These products are still under development, and there can be no assurance that these product development efforts will succeed or that, even if developed, that these products will achieve widespread market acceptance.
Customers
Our customers’ design cycle from initial engagement to volume shipment typically ranges from three to five years, with product life cycles of two years or more. For many of our products, which are technically complex, we must engage early with our customers’ technical staff. To ensure an adequate level of early engagement, our sales, marketing, and development engineers must work closely with our customers and channel partners to understand, identify, and propose solutions to meet their systems’ challenges. We work closely with our customers to anticipate end customer market needs. In some cases, we work with ecosystem partners to better understand market trends and new requirements that are being placed on our end customers.
We believe that our existing commercial relationships with leading consumer and medtech customers validate our unique technology and the business opportunity at hand. Our near-term commercial focus is on a robust pipeline in consumer devices, medical devices, and life sciences companies. We have a sales funnel of over 100 potential customer targets, of which we have started discussions with 54 and entered into contracts with 17. The customers with which we are contracted represent more than 60% of wearable global volumes, six of the top ten wearables companies, and two of the top ten medtech companies. Although our near-term focus through 2024 is on our consumer wearables and medtech strategy, we believe that other markets also represent upside potential.
To date, we have generated revenue primarily from non-recurring engineering (“NRE”) and development services for customer-specific designs of silicon photonics chipsets for incorporation into customers’ end products. Our two largest customers collectively accounted for 82% and 100% of our revenue in 2021 and 2020, respectively. We anticipate that revenue attributable to these customers will fluctuate from period to period, although we expect to remain dependent on these customers for a significant portion of our revenue for the foreseeable future. See “Risk Factors – Customer-Related Risks.” Our current projections anticipate that we will achieve increased revenue beginning in 2023, assuming commercial adoption of our products by consumer device manufacturers in the wearable space.
We work closely with our end customers throughout their design cycles and will develop long-term relationships as our differentiated technology becomes embedded into their products. For example, we currently hold a development and supply agreement with one customer since 2017 and have successfully designed and delivered critical sample chips to them. As a result, we believe we are well-positioned to be designed into their product roadmaps and develop next-generation solutions for their future products. Because many of our target customers or their OEMs are located in North America and Asia Pacific, we anticipate that a majority of our future revenue will come from sales in these regions. Although a large percentage of our sales are made to customers in North America, we believe that a significant number of the systems and devices designed by these customers will incorporate our semiconductor products which are then sold to end-users globally. We expect that once our modules are commercially available, we will enter into standard supply agreements with each of these parties.
Manufacturing
Our Proprietary Production and Manufacturing Ecosystem
We have built, and plan to continue to develop, a global manufacturing ecosystem designed with the ability to scale in a rapid and efficient manner. Several key areas within this manufacturing ecosystem run on our proprietary process and manufacturing technologies and are protected by our intellectual property portfolio. We possess end-to-end control over design, manufacturing and packaging processes, algorithms, and software. Our disciplined and systematic documentation and protection of critical know-how, trade secrets, and proprietary information further underpins our manufacturing ecosystem. To the best of our knowledge, there are no other turnkey options with the components and technologies needed to put together our sensing product. In addition to the intellectual property arrangements, we also have commercial exclusivity agreements with some of the key manufacturing ecosystem partners to prevent replication of this capability.

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In addition to providing what we believe to be unmatched capabilities at the product level, our platform and the associated technology have been designed from bottom up to consider the relative ease and cost of manufacturing and scaling. Elements like waveguide dimensions for ease of wafer fabrication and high yields, robust and position tolerant coupling strategies for III-V integration, wafer scale back-end activities for III-V manufacturing, and all known good die integration at the module are integral to the product and the process technology. These elements are covered by the intellectual property which we have licensed to partners in our manufacturing ecosystem.
Manufacturing Model Overview
We plan to operate a fabless business model and use third-party foundries and Outsource Assembly & Test (OSAT) contractors to produce our products. In several key areas, our third-party partners operate a proprietary process wholly owned by us and protected by our intellectual property portfolio. This outsourced manufacturing approach allows us to focus our resources on the design, sale, and marketing of our products. In addition, we believe that outsourcing many of our manufacturing and assembly activities provides us with the flexibility needed to respond to new market opportunities and scale for customer demand, simplifies our operations, and significantly reduces our capital commitments.
We believe our fabless model will allow us to scale in a capex efficient manner. We have contracted with global tier-1 foundries, including Skywater (“SW”) for silicon PICs and wafer-scale III-V device integration and testing. This US based foundry is qualified for health, consumer and defense applications and has the capacity to meet our production needs. Our high-volume III-V semiconductor foundry is consumer and telecom qualified, supports very high volumes, and runs fully automated processes at one of the largest wafer scale in III-V manufacturing globally. Finally, our global IC foundry supplier handles the manufacturing of the electronic integrated circuits for our sensing modules. The foundry is used by most major consumer OEMs and is qualified for the ultra-high volume process node that we have chosen.
•Raw Materials and Wafer Supply: The starting raw materials (SOI wafers) for our silicon photonics have been customized by world leading silicon providers for the Rockley proprietary specification. For the active III-V components, we have arrangements in place with the world’s leading epitaxial wafer supplier. We also have volume ready suppliers for commercial off-the shelf-components (“COTS”) that go into the visible sensing and the overall module.
•Wafer Fabrication: Our SOI wafers are converted into fully processed silicon photonics PIC wafers at Skywater. The process used by SW is wholly owned by Rockley and licensed for use by SW only in Rockley products. The process design kit (“PDK”) for this process is developed and maintained by us and constitutes our intellectual property.
•For the III-V active components, epitaxial materials are processed into finished wafers at a world leading dedicated III-V foundry making detectors, lasers and LEDs using state-of-the-art wafer-scale levels of automation. We have adapted the base process technology from this foundry to incorporate the previously discussed elements that allow for ease of integration into our platform and ease of manufacturing. These elements are exclusively for use in Rockley products.
•Finally, for ASIC manufacturing, we use a standard process node and PDK provided to us by Taiwan Semiconductor Manufacturing Company, Limited. While the manufacturing process is widely used in high volume (good for product economics), the design know-how belongs to Rockley. The custom ASIC matches our silicon photonics platform optimally for low noise, low power and high level of integration.
•Chipset and module integration: The chipset integration of the III-V active components into the silicon PICs is done at wafer scale and using passive alignment techniques that are uniquely enabled in our platform. Furthermore, we have ensured that the III-V components are in arrays of devices (reduces amount of alignment and integration activities) and on pretested known good die (“KGD”) which ensures very high compounded yields. The process intellectual property (“IP”) is developed and owned by Rockley and the integration is currently done in the UK at pilot production volumes, with plans to outsource higher volume in the future.
The integration of the overall module is in-line with assemblies used for wearables and mobile devices and there are many global suppliers with this capability. We have engaged with leading suppliers that serve Tier-1 consumers in this space and expect to finalize these arrangements for assembly within 2022.
We have development and supply agreements in place with our key suppliers. These agreements cover the development program, economic framework, IP licenses, exclusivity terms and other matters. Although we have commenced long-term supply agreement discussions in parallel with the detailed manufacturing ramp discussions, we do not currently have any long-term supply agreements in place and transact business with our third-party suppliers on a purchase-order basis with no minimum supply obligations on their part. We have designed our manufacturing partner network to be resilient by having multiple sources of supply for several key processes/components and we have plans for the appropriate inventory and stocking strategies to mitigate risks to our ramp plans.
Commitment to Quality
We are committed to excellence by creating class-leading silicon photonics-based products and services. We intend to meet or exceed our global customer expectations by executing the following:
•Creating long-lasting, trusting, and mutually beneficial relationships with customers and partners;
•Establishing a full understanding of our customers’ requirements and ensuring our products and services meet their expectations;
•Building a team of highly trained, empowered, and accountable employees;
•Innovating in the creation of technology that drives our products and services;
•Improving the effectiveness and efficiency of our quality management system through review of results, learning, and enhancement on a continual basis
We achieved ISO 9001:2015 certification in January 2022. We subject our third-party manufacturing contractors to rigorous qualification requirements to meet the high quality and reliability standards required of our products. We carefully qualify each of our partners and their processes.

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Our engineers work closely with our foundries (we even have teams embedded at partners sites in some critical areas) and other contractors to perfect the in-house processes, increase yield, lower manufacturing costs, and improve product quality. See “Risk Factors – Risks Related to Rockley’s Business and Industry” for a discussion of risks related to the semiconductor industry and Rockley’s manufacturing processes and foundry relationships.
Research and Development
We believe that our future success depends on our ability to develop new products for both existing and new markets, development enhancements to our products once developed or if and when commercially launched, to stay ahead of our competition by being leaders in extending the boundaries of our technologies. As a result, a significant amount of our operating expenses has been allocated towards next-generation platform development. Our research and development efforts are focused primarily on extending the functionality and addressable markets of our integrated photonics platform, as well as continually increasing its performance, efficiency, and volume manufacturing competitiveness. We have assembled a core team of experienced engineers and systems designers with an extremely broad range of skill sets across different disciplines who conduct research and development activities in the United States and various European locations, and we are supported by partnerships with leading research institutions and consumer electronics and medical devices companies. As of December 31, 2021, we had 302 employees globally with over 75% of our workforce focused on research, product development, and engineering.
Competition
The global optical components and full-stack solution market in general, and the consumer sensor, healthcare, and data communications markets in particular are highly competitive. We expect competition to increase and intensify as additional companies enter our target markets. Our competitors range from large, international companies offering a wide range of services and optical components, such as LEDs, lasers, detectors, or PICs, to smaller companies specializing in narrow vertical markets. We expect competition in our target markets to increase in the future as existing competitors improve or expand their product offerings and as new competitors enter these markets. However, we believe that we are currently the only provider with the capability to integrate the technologies, features, and performance required by customers in our target markets. We believe that our unique silicon-photonic-based platform and the entire product ecosystem that we have developed around it will make our end-to-end offerings in the health and wellness domain difficult to replicate and provide us with a significant competitive moat. We believe this will be particularly true as we incorporate our AI and cloud-based offerings, currently under development.
Intellectual Property
We rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, and contractual protections, to protect our core technology and intellectual property. As of December 31, 2021, we had 182 issued patents and 298 other patent applications pending worldwide. The 101 issued and allowed patents in the United States expire in the years beginning in 2022 through 2040. Many of our issued patents and pending patent applications relate to sensors and sensor chips, and we have extensive geographic coverage over numerous relevant technology domains.
In addition to our own intellectual property, we also use third-party licensors for certain technologies embedded in our silicon photonics solutions. These are typically non-exclusive contracts provided under paid-up licenses. These licenses are generally perpetual or automatically renewed for as long as we continue to pay any maintenance fees that may be due. To date, maintenance fees have not constituted a significant portion of our annual capital expenditures. We have entered into a number of licensing arrangements pursuant to which we license third-party technologies. We do not believe our business is dependent to any significant degree on any individual third-party license.
We generally control access to and use of our confidential information and trade secrets through the use of internal and external controls, including contractual protections with employees, contractors, and customers. We rely in part on the laws of the United States and international laws to protect our work. All employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. However, we cannot guarantee that we have entered into such agreements with every such party, and we may not have adequate remedies in case of a breach of any such agreements. Our trade secrets could be disclosed to our competitors or others may independently develop substantially equivalent technologies or otherwise gain access to our trade secrets. Trade secrets can be difficult to protect and some courts inside and outside of the United States are less willing or unwilling to protect trade secrets.
Government Regulation
Healthcare-Related Regulation
Our solutions may be incorporated into multi-application, health-related sensing, and monitoring applications, including healthcare consumer wearables. Accordingly, the end products into which our solutions are incorporated may be subject to FDA and similar or related regulations, and demand for these end products or future regulated products could be adversely affected if such end products do not comply with applicable requirements. Although our target market is consumer wellness rather than medical, we intend to monitor and comply with regulations to the extent they become applicable to us, including any requirements for FDA clearance. Certain healthcare-related products may be regulated by the FDA and corresponding state regulatory agencies in the United States and separate governmental authorities outside of the United States. In the United States, the medical device industry is regulated by governmental authorities, principally the FDA and corresponding state regulatory agencies. Before a new regulated product or a significant modification to an existing medical device may be marketed or sold in the United States, it must comply with FDA Quality Management System regulations, and must obtain regulatory clearance or approval from the FDA, unless an exemption from pre-market review applies. In addition, certain future software functionality, whether standalone or embedded in existing or future devices, may be regulated as a medical device and require pre-market review and clearance or approval by the FDA. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and our end customers may not be able to obtain these clearances or approvals on a timely basis, or at all, for future products. Any delay in, or failure to receive or maintain, clearance or approval for any medical device products under development could prevent us from generating revenue from our solutions incorporated into these products.
Medical devices are also subject to numerous ongoing compliance requirements under the regulations of the FDA and corresponding state regulatory agencies, which can be costly and time consuming. For example, under FDA regulations medical device manufacturers are required to, among other things: (i) establish a quality management system to help ensure that their products consistently meet applicable requirements and specifications; (ii) establish and maintain procedures for receiving, reviewing, and evaluating complaints; (iii) establish and maintain a corrective and preventive action procedure; (iv) report certain device-related adverse events and product problems to the FDA; and (v) report to the FDA the

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removal or correction of a distributed product. If our solutions are incorporated into any medical device products of our end customers and these customers experience any product problems requiring reporting to the FDA or otherwise fail to comply with applicable FDA regulations or the regulations of corresponding state regulatory agencies, it could harm our ability to sell our solutions. In addition, if our end customers in the healthcare market are subject to enforcement actions such as fines, civil penalties, injunctions, recalls of products, delays in the introduction of products into the market, and refusal of the FDA or other regulators to grant future clearances or approvals, it could harm our reputation, business, operating results, and financial condition. In addition, in the United States, the FDA has taken the position that device manufacturers are prohibited from promoting their products other than for the uses and indications set forth in the approved product labeling, and any failure to comply could subject our end customers to significant civil or criminal exposure, administrative obligations and costs, and/or other potential penalties from, and/or agreements with, the federal government.
Government regulations outside the United States have, and may continue to, become increasingly stringent and common. In the European Union, for example, the European Union Medical Device Regulation was published in 2017 and, when it entered into full force in 2020, included significant additional pre-market and post-market requirements. Penalties for regulatory non-compliance could be severe, including fines and revocation or suspension of a company’s business license, mandatory price reductions, and criminal sanctions. Future laws and regulations may have a material adverse effect on our end customers in the healthcare market, which in turn may negatively impact our ability to sell our solutions and otherwise harm our business and financial results.
Export Regulation
Our business activities are also subject to various restrictions under U.S. export and similar laws and regulations, as well as various economic and trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Further, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide customers with our products in those countries.
We are also subject to various domestic and international anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies, their employees, and their intermediaries from authorizing, offering, providing, and/or accepting improper payments or other benefits for improper purposes. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to technology in the wearables industry generally could result in significant additional compliance costs and responsibilities for our business.
Privacy
We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data protection, and data security. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws.
In particular, there are numerous U.S. federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal data. Such laws and regulations often have changes in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions. For example, the General Data Protection Regulation (the “GDPR”), which became effective in May 2018, includes operational requirements for companies that receive or process personal data of residents of the European Union that are broader and more stringent than those previously in place in the European Union. The GDPR includes significant penalties for non-compliance, including fines of up to €20 million or 4% of total worldwide revenue. Additionally, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which became effective in January 2020. The CCPA requires covered companies to provide California consumers with new disclosures and expands the rights afforded consumers regarding their data. Fines for noncompliance may be up to $7,500 per violation. We cannot currently estimate the potential impact of the CCPA on our business or operations.
Additionally, we rely on various legal mechanisms for transferring certain personal data outside of the European Economic Area, or EEA, including the EU-U.S. Privacy Shield Framework, or Privacy Shield, and EU Standard Contractual Clauses, or SCCs. If we fail or are perceived to fail to meet the Privacy Shield principles or our obligations under the SCCs, or if any of these legal mechanisms for transferring data from the EEA are invalidated by European courts or otherwise become defunct, European Union data protection authorities or the U.S. Federal Trade Commission, or FTC, could bring enforcement actions seeking to prohibit or suspend our data transfers or alleging unfair or deceptive practices. In such cases, we could be required to make potentially expensive changes to our information technology infrastructure and business operations, and we could face legal liability, fines, negative publicity, and resulting loss of business.
Certain health-related laws and regulations such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH, may also have an impact on our business. If we are unable to comply with the applicable privacy and security requirements under HIPAA, HITECH, or PCI DSS, or we fail to comply with BAAs that we enter into with covered entities, we could be subject to claims, legal liabilities, penalties, fines, and negative publicity, which could harm our operating results.
Governments are continuing to focus on privacy and data security, and it is possible that new privacy or data security laws will be passed, or existing laws will be amended in a way that is material to our business. Any significant change to applicable laws, regulations, or industry practices regarding our users’ data could require us to modify our services and features, possibly in a material manner, and may limit our ability to develop new products, services, and features. Although we have made efforts to design our policies, procedures, and systems to comply with the current requirements of applicable state, federal, and foreign laws, changes to applicable laws and regulations in this area could subject us to additional regulation and oversight, any of which could significantly increase our operating costs.
We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, and data protection. The costs of compliance with, and other burdens imposed by, the GDPR, CCPA, HIPAA, and similar laws may limit the use and adoption of our products and services, and/or require us to incur substantial compliance costs, which could have an adverse impact on our business. In addition, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us, our end customers, or third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, the failure or perceived failure by our end customers to comply with their privacy policies or

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privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal data, may result in governmental enforcement actions, litigation, damages, penalties, and negative publicity, and could also have an adverse effect on our brand and operating results.
Cybersecurity
We have designed and implemented and continue to maintain a security program consisting of policies, procedures, and technology intended to maintain the privacy, security and integrity of our information, systems, and networks. Among other things, the program includes controls designed to limit and monitor access to authorized systems, networks, and data, prevent inappropriate access or modification, and monitor for threats or vulnerability.
Employees and Human Capital Resources
Our workforce represents a highly regarded team of silicon photonics and measurement science experts under the same organization. A significant number of our employees have advanced degrees, including a large percentage holding PhDs. As of December 31, 2021, we had 302 employees, a large percentage of whom are in technical roles, including engineering.
•The quality of our employees is well recognized in the industry and has a strong and positive impact on our ability to develop and capitalize on our strategic operating model and business plan;
•Our leadership team is recognized for world-leading expertise in silicon photonics design and process, microelectronics design, packaging and test, software and algorithms including cloud and AI, and applications in data communications and medical sensing; and
•We have strong relationship with our employees and have never experienced a work stoppage.
Despite the significant challenges facing the world economy in light of the COVID-19 pandemic, we have remained focused on our business plan and priorities. We intend to continue to focus on:
•Protecting the well-being of our employees and keeping them healthy and engaged;
•Making our physical workplaces safe and compliant;
•Building out efficient global human resource information systems and processes;
•Recruiting and staff retention for critical skills and competencies;
•Investing in the development of current and future leadership; and
•Creating sustainable operations, while building resilience, efficiency and flexibility into everything, from strategy to work design.
Properties and Facilities
Our headquarters are currently located in the United Kingdom. We have premises in Pasadena, California under multiple leases for approximately 18,000 square feet, with most leases for these premises expiring around June 2023. The premises in Pasadena are predominantly used for engineering, finance, and general administration services. We lease a property in San Jose, California of approximately 4,600 square feet under a lease expiring in 2024, which is predominantly used for sales and marketing, finance, and general administration services. To support headcount growth over the past year, we continue to explore options and timing for improving and expanding our facilities. In the United States, we recently expanded our premises in Irvine, California to accommodate our sensor application facility and additional office space and have under multiple leases for approximately 12,000 square feet, all expiring in July 2027. In the United Kingdom, we have a lease on our lab facilities in Wales for approximately 1,733 square feet due to expire in 2024. We also recently entered into a facilities access agreement for new premises at the Tyndall Institute in Cork, Ireland for a new laboratory and office space of approximately 600 square feet. We believe that our current facilities are sufficient to support our operations and growth plans and that additional space, if needed, will be available on commercially reasonably terms.
Legal Proceedings
We are from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, we do not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition or cash flows.

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MANAGEMENT
Executive Officers and Directors
Rockley’s directors and executive officers and their ages as of December 31, 2021 are as follows:

Name	Age	Position
Executive Officers
Andrew Rickman, OBE	62	Chairman and Chief Executive Officer
Mahesh Karanth	60	Chief Financial Officer
Amit Nagra, Ph.D.	48	Chief Operating Officer

Non-Employee Director Nominees
William Huyett(1)(2)	66	Lead Independent Director
Brian Blaser(1)	57	Director
Caroline Brown, Ph.D.(1)(3)	60	Director
Nicolaus Henke(3)	61	Director
Karim Karti	53	Director
Michele Klein(2)(3)	72	Director
Pamela Puryear(2)(3)	58	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporation governance committee.

Executive Officers
Andrew Rickman OBE. Dr. Andrew Rickman, OBE serves as the chairman of the Board and as Rockley’s chief executive officer. Dr. Rickman also serves as a director of the Board. Dr. Rickman founded Rockley in 2013 and has since served as its chief executive officer. Dr. Rickman previously founded Bookham, Inc. (“Bookham”), now part of Lumentum (NASDAQ:LITE) (after its 2018 acquisition of Oclaro Inc. (NASDAQ:OCLR) which was formed in 2009 after Bookham’s merger with Avanex Inc.), one of the world’s largest photonics and fiber optics telecom component producers in 1998 and served as its chief executive officer and chairman until 2004. From 2007 to 2013, he was chairman of Kotura Inc., a leader in the field of silicon photonics for fiber optic communications, high performance computing, and sensing applications, through to its development and sale to Mellanox Technologies, Ltd (NASDAQ: MLNX) in 2013. In 2000, Dr. Rickman was named U.K.’s Technology and Communications Entrepreneur of the Year by Ernst and Young. In 2011, Dr. Rickman was awarded an Honorary Professorship at SIMIT, Chinese Academy of Sciences. From 2003 to 2013, he was a trustee of the Oxford Trust and from 2001 to 2004 was a council member of the U.K. Government’s Engineering and Physical Sciences Research Council. Dr. Rickman holds a mechanical engineering degree from Imperial College, London, a Ph.D. in silicon photonics from Surrey University, an MBA from Cranfield University, and honorary doctorates from Surrey, Edinburgh Napier, and Kingston Universities. He is a chartered engineer and a Fellow of the Royal Academy of Engineering and the Institute of Physics. He was awarded an OBE in the Queen’s Millennium Honors list for services to the telecommunications industry and is a winner of the prestigious Royal Academy of Engineering Silver medal for his outstanding contribution to British Engineering.
Mahesh Karanth. Mahesh Karanth serves as Rockley’s chief financial officer, a position he has held since December 2017. From 2013 to 2017, Mr. Karanth worked as an interim consulting chief financial officer at the Brenner Group LLC, and Mr. Karanth was most recently the chief financial officer for Enlighted, Inc., an enterprise developing advanced lighting control systems. From 2007 to 2010, he was the chief financial officer for InvenSense, Inc., a pioneer in MEMS sensor technology, where he led the company’s expansion of finance, administration, and operations leading up to its initial public offering in 2010. Prior to InvenSense, Mr. Karanth was the chief financial officer for Telsima Inc., which was successfully sold to Harris Stratex Networks. From 1995 to 2002, Mr. Karanth held several senior roles at Compaq including M&A, treasury, and

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corporate development. After Compaq’s acquisition by Hewlett-Packard Company, he led corporate development for the customer services group and several major services acquisitions of publicly listed companies in India and the United Kingdom. Mr. Karanth holds a bachelor’s and master’s degree in commerce and finance from Bangalore University, certifications as a Chartered Accountant from The Institute of Chartered Accountants of India (ICAI), and Chartered Secretary from The Institute of Company Secretaries of India (ICSI), and is a Certified Public Accountant (inactive) in the State of Texas.
Amit Nagra, Ph.D. Amit Nagra serves as Rockley’s chief operating officer, a position he has held since 2015. Dr. Nagra has experience developing technology and processes in early-stage businesses and scaling up products and organizations to meet customer demand. From 2007 to 2017, Dr. Nagra served as an executive vice president of operations at Source Photonics Inc., where he was responsible for the global operations and internal manufacturing from wafers to final finished goods. From 2001 to 2005, Dr. Nagra was an early employee and key technical contributor at Phasebridge Inc., a start-up involved in high-speed optical communications that was acquired by Emcore Corporation (NASDAQ: EMKR), and was previously a member of technical staff at Vitesse Semiconductor Corporation, working on the design of 40Gbps circuits for optical communications. Dr. Nagra holds a Ph.D. and MS in electrical engineering from the University of California at Santa Barbara and an MBA from the Anderson School of Business at University of California at Los Angeles.
Directors
William Huyett. William Huyett has served as the lead independent director of the Board since August 2021. Mr. Huyett retired in December 2020 as the Chief Financial Officer of Cyclerion Therapeutics, a NASDAQ listed biopharmaceutical company in Cambridge, MA, which was spun out of Ironwood Pharmaceuticals in 2019, where he had been the Chief Operating Officer. Cyclerion is developing small-molecule therapies for CNS diseases. He remains an advisor to the company. Mr. Huyett is a senior partner emeritus at McKinsey and Company, Inc. (“McKinsey”). During his 30 year career at McKinsey, he was a leader in the firm’s pharmaceutical and medical products and its strategy and corporate finance practices, and served on McKinsey’s Shareholder’s Council (its board of directors) from 2005 to 2014, serving as chair of its Finance Committee from 2007 to 2010. Mr. Huyett was, until the company’s merger in August 2020, non-executive board chair of the London Stock Exchange listed, Tbilisi based Georgia Healthcare Group. He serves on the boards of the Rockefeller University, the Marine Biological Laboratory Woods Hole, the University of Virginia Engineering School Foundation, and the National Parks Conservation Association. Mr. Huyett earned his B.S. in electronics in engineering and his MBA from the University of Virginia, where he now serves as a lecturer on corporate finance, corporate strategy and governance.
Brian Blaser. Brian Blaser has served as a member of the Board since August 2021. Mr. Blaser joined the Board after a 15-year tenure at Abbott Laboratories (NYSE: ABT), a multinational medical devices and healthcare company. Since March 2021, Mr. Blaser has served as an Executive Advisor to Water Street Healthcare Partners, an investment and strategic advisory firm specializing in the healthcare sector. From 2012 to 2019 Mr. Blaser was executive vice president of the Diagnostics Products division at Abbott, and he served in several roles covering global and strategic operations. Prior to joining Abbott in 2004, Mr. Blaser held positions in operations, finance, and engineering at Johnson & Johnson, Eastman Kodak Company, and General Motors Company. Mr. Blaser holds a B.S. in mechanical engineering technology from the University of Dayton and an MBA from the Rochester Institute of Technology Saunders College of Business.
Caroline Brown, Ph.D. Dr. Caroline Brown serves as an independent member of the Board and chair of the Audit Committee of the Board. Since 2019, Dr. Brown has served as a non-executive director for the IP Group plc (LON: IPO), an intellectual property commercialization company, and Rockley, where she currently chairs the audit committees for both companies. Dr. Brown is also a non-executive director of Georgia Capital plc (LON: CGEO) and Luceco plc (LON: LUCE). Since June 2021, Dr. Brown has served as an external member of the Partnership Council and the Audit and Risk sub-Committee of the Partnership Council of Clifford Chance LLP, a privately held international law firm. Dr. Brown has served on public company boards for 20 years and is experienced in managing early-stage companies and divisions of FTSE 100 groups in the energy and technology sectors. Dr. Brown spent her early career in corporate finance with Merrill Lynch (New York), UBS, and HSBC, advising global corporations and governments. Dr. Brown holds a first-class degree and PhD in Natural Sciences from the University of Cambridge, an MBA from the City Business School, University of London and is a Fellow of the Chartered Institute of Management Accountants.
Nicolaus Henke. Nicolaus Henke has served as a member of the Board since February 2022. He has spent 30 years of his career with McKinsey & Company. In 2003, he began serving as a senior partner and led McKinsey’s healthcare practice worldwide. During his career, Dr. Henke has advised top teams in leading health systems, medical device companies and pharmaceutical companies on strategy, operations and organization. In 2015, he founded McKinsey Analytics, to build McKinsey’s global capabilities in machine learning. Additionally, he served on the firm’s shareholder’s council (its board of directors) and on its partner and senior partner personnel review panel. He initiated and oversaw eight acquisitions and partnerships into McKinsey, including QuantumBlack. He built a team of 3,000 technologists and consultants across McKinsey Analytics and QuantumBlack and oversaw McKinsey’s Digital capabilities. Dr. Henke was the founding chair of the McKinsey Technology Council in 2020, on which he continues to serve to this day as a senior partner emeritus. Dr. Henke holds a Master of Public Administration degree from Harvard University (where he was selected a John J. McCloy scholar) and holds a Master’s and a Doctorate in Business Administration from the University of Muenster, Germany. In addition, Dr. Henke serves on Board of Directors of Innovations in Healthcare, a global initiative on innovative healthcare delivery founded by Duke, McKinsey and World Economic Forum, and on the Dean’s Advisory Council for the Harvard Kennedy School. He previously served as a Trustee and Member of the Finance Committee for Nuffield Trust and as a Trustee and Chair of the Strategic Committee for the Guy’s & St. Thomas Foundation (London).
Karim Karti. Karim Karti has served as a member of the Board since August 2021 and as a senior advisor to Rockley’s management team since February 2021. Since November 2020, Mr Karti has served as chairman of the Med Tech Acquisition Corporation board of directors (NASDAQ: MTAC). Prior to MTAC, Mr. Karti served as the chief operating officer of iRhythm Technologies, Inc. (NASDAQ: IRTC) from 2018 to 2020. Prior to iRhythm, Mr. Karti served as the president and chief executive officer of the Imaging division at GE Healthcare, the healthcare business unit of General Electric Company (NYSE: GE) (“GE”) from 2016 to 2018, and as the chief marketing officer for GE Healthcare from 2013 to 2015. In 2011, Mr. Karti was appointed as president and chief executive officer of GE Healthcare’s Eastern and Africa Growth Markets where he was responsible for regional operations in the Middle East, Africa, Turkey, Central Asia, and Russia and the Commonwealth of Independent States. Mr. Karti holds an engineering degree from Ecole Centrale de Lyon in France and graduated from the Entrepreneur program of the Business School of Lyon.
Michele Klein. Michele Klein has served as a member of the Board since August 2021. Since 2011, Ms. Klein has served as the chief executive officer and a director of Jasper Ridge Inc., a company which she co-founded to provide science-based tools to improve vision. Ms. Klein currently serves as a board member of Aviat Networks Inc (NASDAQ: AVNW), Intevac (NASDAQ: IVAC), Photon Control (TSX: PHO), and Gridtential Energy Inc. From 2005 to 2010, she was a senior director of Applied Ventures, LLC, the venture capital arm of Applied Materials Inc. (NASDAQ: AMAT) (“Applied”), where she recommended and managed investments in energy storage and solar energy,

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representing Applied on the boards of seven technology companies. Earlier she founded and led two semiconductor equipment companies. Ms. Klein was chief executive of Boxer Cross Inc. from 1997 to 2003 when it was acquired by Applied, and ran the In-line Electrical Metrology team from 2003 to 2005. She led High Yield Technology from 1986 to 1996 when it was acquired by Pacific Scientific (NYSE: DHR). Ms. Klein previously held marketing management positions at Knoll International and Hewlett-Packard Company. Ms. Klein holds a B.S. from the University of Illinois and an MBA from the Stanford Graduate School of Business.
Pamela Puryear, Ph.D. Dr. Pamela Puryear has served as a member of the Board since August 2021. Since January 2021, Dr. Puryear has served as executive vice president and global chief human resources officer for Walgreens Boots Alliance, Inc. (NASDAQ: WBA), a global leader in retail and wholesale pharmacy operating Walgreens and Duane Reade stores in the U.S. and Boots stores in Europe and Asia. From 2019 to 2021, Dr. Puryear served as senior vice president and chief human resources officer for Zimmer Biomet Holdings Inc (NYSE: ZBH), a leading medical device manufacturer and from 2015 to 2018, Dr. Puryear was senior vice president and chief talent officer for Pfizer Inc. (NYSE: PFE), a multinational pharmaceutical corporation. Dr. Puryear holds a Ph.D. in organizational psychology from the California School of Professional Psychology, an MBA from Harvard Business School, and a bachelor’s degree in psychology, with a concentration in organizational behavior, from Yale University. She serves on the Advisory Board of the Healthcare Businesswomen’s Association and has been recognized by Black Enterprise Magazine as one of the Most Powerful Executives in Corporate America and Top 50 Most Powerful Women in Business.
Corporate Governance
Composition of the Rockley Board of Directors
The business and affairs of Rockley are managed under the direction of its board of directors (the “Board”). Dr. Andrew Rickman serves as chairman and William Huyett serves as the lead independent director. Our Amended and Restated Memorandum and Articles of Association (the “Articles”) provide that our Board shall consist of not less than one and no more than nine directors. Our Board currently consists of eight directors. Vacancies on our Board can be filled by resolution of our Board.
When considering whether directors and director nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
In accordance with the terms of Rockley’s governing documents, the Board is divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. The Board is currently divided into the following classes:
(a)Class I: Brian Blaser and Pamela Puryear, whose terms will expire at the 2022 annual meeting of shareholders;
(b)Class II: Nicolaus Henke, Karim Karti and Michele Klein, whose terms will expire at the 2023 annual meeting of shareholders; and
(c)Class III: Andrew Rickman, William Huyett and Caroline Brown, whose terms will expire at the 2024 annual meeting of shareholders.
At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Rockley Board may have the effect of delaying or preventing changes in control or management of Rockley. Rockley’s directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of all Rockley Ordinary Shares entitled to vote and who vote at a general meeting of Rockley.
Director Independence
The Rockley Board determined that each of the directors on the Rockley board of directors other than Dr. Andrew Rickman, OBE, and Karim Karti, qualifies as an independent director, as defined under the rules of the NYSE Listed Company Manual (the “NYSE listing rules”), and the Rockley Board consists of a majority of “independent directors,” as defined under the rules of the SEC and the NYSE listing rules relating to director independence requirements. There are no family relationships among any of our directors or executive officers. In addition, Rockley is subject to the rules of the SEC and NYSE listing rules relating to the membership, qualifications, and operations of the audit committee, nominating and corporate governance committee, and compensation committee, as discussed below.
Role of the Board in Risk Oversight/Risk Committee
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee also periodically evaluates our risk management process in light of the nature of the material risks we face and the adequacy of our governance policies and procedures designed to address risk.
Board Committees

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We have established an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, each of which operate under a charter that has been approved by our Board. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act, and the current rules and regulations of the SEC and the NYSE. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below.
Audit Committee

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Members: Caroline Brown (Chair) Brian Blaser William Huyett
The functions of this committee include, among other things:
(a)evaluating the performance, independence, and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
(b)reviewing our financial reporting processes and disclosure controls;
(c)reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
(d)reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing, and effectiveness of our internal audit function;
(e)reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;
(f)obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;
(g)monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
(h)prior to engagement of any independent auditors, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditors;
(i)reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;
(j)reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;
(k)reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
(l)establishing procedures for the receipt, retention, and treatment of complaints received by us regarding financial controls, accounting, auditing, or other matters;
(m)preparing the report that the SEC requires in our annual proxy statement;
(n)reviewing and providing oversight of any related person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;
(o)reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and
(p)reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee Charter.
Our Board has determined that each of the members of our Audit Committee satisfies the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with NYSE audit committee requirements. In arriving at this determination, our Board has examined each Audit Committee member’s scope of experience and the nature of their prior and current employment.
Our Board has determined that Dr. Brown qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE listing rules. In making this determination, our Board has considered Dr. Brown’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Compensation Committee

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Members: Pamela Puryear (Chair) William Huyett Michele Klein
The functions of this committee include, among other things:
(a)reviewing and recommending for board approval the corporate objectives that pertain to CEO executive compensation and evaluating performance in light of such goals;
(b)reviewing and approving the corporate objectives that pertain to the determination of non-CEO executive compensation and evaluating performance in light of such goals;
(c)reviewing and recommending for board approval the compensation levels and other terms of employment of our CEO, including employment, severance and change in control agreements and arrangements;
(d)reviewing and approving the compensation levels and other terms of employment of our non-CEO executive officers, including employment, severance and change in control agreements and arrangements;
(e)approving equity compensation plans and granting equity awards not subject to shareholder approval under applicable listing standards;
(f)reviewing and assessing the independence of compensation consultants, legal counsel, and other advisors as required by Section 10C of the Exchange Act;
(g)administering our equity incentive and executive compensation plans;
(h)reviewing and making recommendations to our Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
(i)reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;
(j)preparing the annual report on executive compensation that the SEC requires in our annual proxy statement; and
(k)reviewing and evaluating on an annual basis the performance of the Compensation Committee and its charter and recommending such changes as deemed necessary with our Board.
(l)Oversee the development and implementation of the Company’s human capital management, including those policies and strategies regarding recruiting, retention, career development, opportunity, and advancement, and succession, diversity, equity, inclusion, organization structure updates and employment practices. This includes discussion of any significant trends or regulatory events or risks.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and will be directly responsible for the appointment, compensation, and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Our Board has determined that each of the members of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of the NYSE.

Nominating and Corporate Governance Committee

Members: Michele Klein (Chair) Nicolaus Henke Caroline Brown Pamela Puryear
The functions of this committee include, among other things:
(a)identifying, reviewing, and making recommendations of candidates to serve on our Board;
(b)evaluating the performance of our Board, committees of our Board, and individual directors and determining whether continued service on our board is appropriate;
(c)evaluating nominations by shareholders of candidates for election to our Board;
(d)evaluating the current size, composition, and organization of our Board and its committees and making recommendations to our Board for approvals;
(e)developing a set of corporate governance policies and principles and recommending to our Board any changes to such policies and principles;
(f)reviewing and making recommendations to our Board regarding the stock ownership guidelines applicable to our non-employee board members and officers;
(g)reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our Board’ current and emerging corporate governance trends;
(h)developing and reviewing periodically with the Chairman of the Board and the Chief Executive Officer the succession plan relating to the Chief Executive Officer and make recommendations to the Board with respect to such plan;
(i)reviewing the policies, programs, practices and reports concerning environmental, social and governance (“ESG”), including sustainability, environmental protection, community and social responsibility, diversity, equity and inclusion, and human rights; and
(j)reviewing periodically the Nominating and Corporate Governance Committee Charter, structure, and membership requirements and recommending any proposed changes to our Board, including undertaking an annual review of its own performance.
Our Board has determined that each of the members of our Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

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Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an executive officer or employee of Rockley. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the Board or our compensation committee.
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
Our Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:
(a)compliance with laws, rules and regulations;
(b)confidentiality;
(c)conflicts of interest;
(d)corporate opportunities;
(e)competition and fair dealing;
(f)payments or gifts from others;
(g)health and safety;
(h)insider trading;
(i)protection and proper use of company assets; and
(j)record keeping.
Our Board has also adopted a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer and Chief Financial Officer as well as other key management employees addressing ethical issues. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are each posted on our website investors.rockleyphotonics.com. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers can only be amended by the approval of a majority of our Board. Any waiver to the Code of Business Conduct and Ethics for an executive officer or director or any waiver of the Code of Ethics for Senior Financial Officers may only be granted by our Board or our Nominating and Corporate Governance committee and must be timely disclosed as required by applicable law. We have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.
To date, there have been no waivers under our Code of Business Conduct and Ethics or Code of Ethics for Senior Financial Officers . We intend to disclose future amendments to certain provisions of these or waivers of such codes granted to executive officers and directors on our website at www.rockleyphotonics.com within four business days following the date of such amendment or waiver.

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Director Compensation
2021 Director Compensation
The following table shows certain information with respect to the compensation of our non-employee directors during the fiscal year ended December 31, 2021:

	Fees earned or paid in cash ($)	Option awards ($) (1)	Stock awards ($) (2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
William Huyett	$ 33,087	$ —	$ 157,080	$ —	$ —	$ —	$ 190,167
Brian Blaser	21,284	—	157,080	—	—	—	178,364
Caroline Brown	57,521	—	157,080	—	—	—	214,601
Nicolaus Henke(3)	—	—	—	—	—	—	—
Karim Karti	18,712	—	326,760	—	—	16,500	361,972
Michele Klein	24,187	—	157,080	—	—	—	181,267
Pamela Puryear	25,154	—	157,080	—	—	—	182,234

(1)Amounts represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718) for financial reporting purposes, rather than amounts paid to or realized by the named individual. See the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.
(2)The amounts in this column represent the aggregate fair value of the restricted stock unit awards computed as of the grant date of each award in accordance with ASC 718, which was determined using the closing price of our common stock on the date of grant. For grants made prior to our initial public offering, the fair value of the stock awards was determined using a third-party valuation firm.

The following table sets forth the aggregate number of shares of common stock underlying option awards and restricted stock unit awards outstanding as of December 31, 2021:

Name	Number of shares
William Huyett	22,000
Brian Blaser	22,000
Caroline Brown, Ph.D	84,085
Karim Karti	46,000
Michele Klein	22,000
Pamela Puryear	22,000

(a)Dr. Nicolaus Henke was added to our Board in 2022, and therefore did not receive any compensation for services in 2021.
Non-Employee Director Compensation Policy
Employee directors do not receive any compensation for service as a member of our Board. We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board and committee meetings. We have also, from time to time, granted stock options or restricted stock units (“RSUs”) to our non-employee directors as compensation under our equity incentive plans.
We have adopted a non-employee director compensation policy that includes the following cash compensation for non-employee directors, which is based on a review of director compensation at comparable companies in our industry, consisting of a $45,000 annual retainer, an additional $23,000 annual retainer for the Lead Independent Director and the following additional annual retainers for committee service:

Committee	Chair	Member
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	10,000	5,000
Audit Committee	20,000	10,000

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The non-employee director compensation policy also provides for the annual grant of RSUs under our 2021 Stock Incentive Plan (the “2021 Plan”) following the conclusion of each regular annual meeting of our shareholders, commencing with the 2022 Annual Meeting, to each non-employee director who will continue serving as a member of the Board. The annual RSU award will be with respect to a number of ordinary shares having an aggregate fair market value equal to $162,000 calculated on the date of grant. In addition, if a non-employee director is elected to the Board other than at an annual meeting of shareholders after the 2022 Annual Meeting, the non-employee director will receive an annual RSU award upon election to the Board that is prorated based upon the number of calendar days remaining before (1) the next annual meeting of shareholders, if scheduled, or (2) the date of the first anniversary of the last annual meeting of shareholders, if the next annual meeting is not yet scheduled.
Each annual RSU award will become fully vested, subject to continued service as a director, on the earliest of the twelve (12) month anniversary of the date of grant, the next annual meeting of shareholders following the date of grant, or the consummation of a change in control as defined in the 2021 Plan.
Non-Employee Director Share Ownership Policy
In connection with the closing of the Business Combination, Rockley adopted a share ownership policy (the “Share Ownership Policy”) for its non-employee directors to further align the personal interests of such directors with the interests of Rockley.
Under the Share Ownership Policy, each non-employee director is expected to acquire, and continue to hold during the term or his or her service on Rockley’s board of directors, ownership of Rockley Ordinary Shares having a value equal to four times the annual cash retainer paid by Rockley to its non-employee directors. For this purpose, shares are considered owned by a non-employee director which are directly owned by such director or subject to vested RSUs. Non-employee directors are required to hold 100% of the shares acquired through any of Rockley’s equity incentive plans (net of the number applied to pay applicable taxes) until the Share Ownership Policy is satisfied.
Director Nominations
Our nominating and corporate governance committee recommends to the Board candidates for nomination for election at the annual meeting of the stockholders. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of directors considers several factors, including, without limitation, high personal and professional integrity, strong ethics and values, the ability to make mature business judgments, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting, or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence, and the ability to represent the best interests of Rockley’s shareholders. See “Board Committees—Nominating and Corporate Governance Committee.”

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EXECUTIVE COMPENSATION
Throughout this section, unless otherwise noted, “we,” “us,” “our,” and similar terms refer to Rockley (which includes its subsidiaries) prior to the closing of the Business Combination, and to Rockley (which includes its subsidiaries) after the closing of the Business Combination.
This section discusses the material components of the executive compensation program for Rockley’s executive officers who are named in the “Summary Compensation Table” below. For 2021, the “named executive officers” and their positions with Rockley were as follows:
(a)Andrew Rickman, OBE, Chief Executive Officer;
(b)Mahesh Karanth, Chief Financial Officer; and
(c)Amit Nagra, Ph.D., Chief Operating Officer.
The following table sets forth information concerning the total compensation of the following persons, whom we refer to as our named executive officers: (i) our Chief Executive Officer and (ii) our next two most highly compensated executive officers on December 31, 2021.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Dr. Andrew Rickman, OBE	2021	$ 353,117	$ 5,500,003	$ 4,561,612	$ 1,666,947	$ —	$ 12,081,679
Chief Executive Officer	2020	366,200	—	—	165,275	10,679	542,154

Mr. Mahesh Karanth	2021	358,658	1,272,383	1,824,650	913,006	3,072	4,371,769
Chief Financial Officer	2020	300,012	—	586,814	138,006	3,072	1,027,904

Dr. Amit Nagra, PhD	2021	384,711	954,283	1,368,485	186,494	3,081	2,897,054
Chief Operating Officer	2020	337,851	—	—	311,494	3,081	652,426

(1)The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer under our equity incentive plans, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
(2)Includes the value of options granted to our named executive officers upon the consummation of the Business Combination, which is calculated using $15.84, the last trading price of our SPAC partner and the exercise price of the options, as the fair market value of the option’s underlying shares on the date of grant. The number of shares underlying each stock option award was calculated based on a target grant date fair value determined using $10 (i.e., the purchase price for one of our shares under the Business Combination agreement) as both the per share fair market value of our stock on the date of grant and the option exercise price. For more information, see “Equity and Incentive Awards Grant in 2021 to our Named Executive Officers”.
(3)The amounts in this column represent the applicable named executive officer’s total annual performance-based cash bonus for the years ending on December 31 of 2020 and 2021. See “Annual Cash Bonuses” below.
(4)All other compensation in 2021 consisted of the following:

Named Executive Officer	Employer Retirement Contribution ($)	AD&D Premium ($)
Andrew Rickman, OBE	$ —	$ —
Mahesh Karanth	3,000	72
Amit Nagra, PhD	3,000	81
Narrative to Summary Compensation Table
We review compensation annually for all employees, including our named executive officers. In setting our named executive officers’ base salaries and bonuses and granting equity incentive awards, we seek to align pay for performance and consider, among other factors, compensation for comparable positions in the market, the historical compensation levels of our named executive officers, individual performance as compared to our expectations and objectives, our desire to motivate our named executive officers to achieve short- and long-term results that are in the best interests of our shareholders, and a long-term commitment to our company.
Base Salaries

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In 2021, each of the named executive officers of Rockley received an annual base salary to compensate them for services rendered to Rockley. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting such executive’s skill set, experience, role, and responsibilities.
Annual Cash Bonuses
In 2021, Dr. Rickman, Mr. Karanth, and Dr. Nagra were eligible to earn annual cash bonuses targeted at 100%, 60%, and 60% of their respective base salaries. Each named executive officer was eligible to earn his bonus based on the attainment of company and individual performance metrics, as determined by the Board, in its discretion. The actual annual cash bonuses awarded to each named executive officer for 2021 performance are set forth above in the Summary Compensation Table in the column titled “Nonequity Incentive Plan Compensation.”
Equity and Incentive Awards Granted in 2021 to our Named Executive Officers

Upon the consummation of the Business Combination on August 11, 2021, Dr. Rickman, Mr. Karanth and Mr. Nagra were awarded the stock options contemplated by their employment terms described below in “Employment Agreements with our Named Executive Officers”, with target grant date fair values of $2.5 million, $1 million, and $750,000, respectively. The number of shares underlying each stock option award was determined by dividing the target grant date fair value of each award by the fair value of an option to purchase one share of our stock calculated using $10 (i.e., the purchase price for one of our shares under the Business Combination agreement) as both the per share fair market value of our stock and the option exercise price. However, these options were granted with an exercise price equal to $15.84 (i.e., the last closing price of our SPAC partner, SC Health Corporation, immediately prior to the consummation of the Business Combination) out of an abundance of caution given our SPAC partner’s sudden stock price increase to $15.84 prior to the consummation of the Business Combination and the structure of the Business Combination whereby each share of our SPAC partner was exchanged for one of our shares. The options vest in equal monthly installments over four years beginning on August 11, 2021, subject to each executive’s continued service and to acceleration upon an involuntary termination in connection with a change in control, as defined in our 2021 Stock Incentive Plan.

On October 25, 2021, in connection with the filing of our registration statement on Form S-8, Dr. Rickman, Mr. Karanth and Mr. Nagra were awarded the RSUs contemplated by their employment terms, with grant date values of $2.5 million, $1 million and $750,000, respectively. The RSUs vest in equal quarterly installments over four years beginning on August 11, 2021, subject to each executive’s continued service and to acceleration upon an involuntary termination in connection with a change in control, as defined in our 2021 Stock Incentive Plan.

On December 13, 2021, due to the disparity between the $10 purchase price for our shares under the Business Combination agreement and the $15.84 exercise price of our named executive officer’s options granted upon the consummation of the Business Combination, the Board granted Mr. Karanth and Mr. Nagra RSUs with grant date values of $204,283 and $272,377, respectively, representing the difference between the target value of Mr. Karanth and Mr. Nagra’s August 11, 2021 option grants, and their grant date fair value calculated assuming a fair market value of the underlying shares equal to the per share purchase price under the Business Combination agreement. The RSUs vest in equal quarterly installments over four years beginning on August 11, 2021, subject to each executive’s continued service and to acceleration upon an involuntary termination in connection with a change in control, as defined in our 2021 Stock Incentive Plan.

On December 16, 2021, the Board, upon recommendation by the Company’s Compensation Committee and advice of its independent compensation consultant, approved an award to Dr. Rickman with an aggregate value of $4.5 million, a portion of which would be paid in cash and a portion of which would be paid in the form of a RSUs. The award was approved in recognition of Dr. Rickman’s extraordinary services and contributions to the completion of the Business Combination, including but not limited to the commitment to the Company that Dr. Rickman demonstrated by entering into an agreement whereby he pledged 6.0 million of his personally held ordinary shares in connection with the Company’s PIPE financing which was completed concurrently with the Business Combination, thereby undertaking significant personal risk, while also continuing to lead the Company’s business forward. Dr. Rickman recused himself from the Board’s consideration and approval of the award, which was approved by the independent directors of the Company acting as a group. The award is structured as follows:

(a) A cash payment of $1.5 million, subject to applicable withholdings, to be paid prior to the end of 2021.

(b) An RSU award for 574,713 ordinary shares of the Company, which was determined by dividing $3.0 million by the Company’s closing stock price on December 16, 2021. The RSU award vests over three years in three equal annual installments following December 16, 2021, subject to Dr. Rickman’s continued service. The Board determined that applying a retention and incentive element to the RSU award was beneficial and aligned Dr. Rickman’s interests with those of Rockley’s stockholders.
Retirement Plans
[In 2021, Dr. Rickman participated in the Rockley U.K. pension (“U.K. Pension”) and Mr. Karanth and Dr. Nagra participated in the ADP TotalSource Retirement Savings Plan, a multiple employer defined contribution plan in which Rockley participates (“401(k) Plan”). The U.K. Pension and the 401(k) Plan are designed to take advantage of certain provisions of Her Majesty’s Revenue and Customs and the Internal Revenue Code, respectively, which allow eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis to the U.K. Pension or the 401(k) Plan, as applicable. In 2021, contributions made by participants in the U.K. Pension and the 401(k) Plan were matched up to a specified percentage of the employee contributions on behalf of the named executive officers. These matching contributions are fully vested as of the date on which the contribution is made.]1
Employee Benefits and Perquisites
Health & Welfare Benefit Plans.
In 2020, the named executive officers of Rockley participated in health and welfare plans maintained by Rockley, including:
(a)medical, dental, and vision benefits;
(b)medical and dependent care flexible spending accounts;
(c)short-term and long-term disability insurance;
(d)life insurance; and
1 NTD: Company to confirm no changes from 2020, still bracketed in proxy.

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(e)paid time off and paid holidays.
No Tax Gross-Ups
In 2021, Rockley did not make gross-up payments to cover the named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Rockley.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2021:

		Option Awards				Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Unerxercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Andrew Rickman	12/16/21(1)	—	—	$ —	—	353,607	$ 1,538,190	—	$ —
	10/25/21(1)	—	—	—	—	575,576	2,503,756	—	—
	08/11/21(2)	47,964	527,612	15.84	8/10/31	—	—	—	—
Mahesh Karanth	12/13/21(1)	—	—	—	—	46,345	201,601	—	—
	10/25/21(1)	—	—	—	—	132,602	576,819	—	—
	08/11/21(2)	19,185	211046	15.84	08/10/31	—	—	—	—
	10/05/20(3)	73,347	178,106	3.11	10/04/30	—	—	—	—
	12/22/17(4)	1,005,817	0	2.16	12/21/27	—	—	—	—
Amit Nagra	12/13/21(1)	—	—	—	—	34,758	151,197	—	—
	10/25/21(1)	—	—	—	—	99,452	432,616	—	—
	08/11/21(2)	14,389	158,284	15.84	8/10/31	—	—	—	—
	05/20/15(5)	1,737,779	—	0.54	5/19/25	—	—	—	—

(1)	RSUs vests quarterly over a 48-month period following the grant date. All unvested RSUs will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2021 Plan.
(2)	Option vests monthly over a 48-month period following the grant date. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2021 Plan.
(3)	Option vests monthly over a 48-month period following the grant date. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.
(4)	Option vests monthly over a 48-month period, with 25% vesting on December 20, 2018 and the remaining portion vesting in 36 equal monthly installments thereafter. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.
(5)	Options vest monthly over a 48-month period, with 25% vesting on first anniversary of the grant date and the remaining portion vesting in 36 equal monthly installments thereafter. All unvested options will vest in the event of a Change in Control or Sale of Assets, each as defined in the 2013 Plan.

Employment Agreements with Our Named Executive Officers
Below are descriptions of the material terms of the offer letter agreements with our named executive officers. These agreements generally provide for at-will employment and set forth the named executive officer’s initial base salary and eligibility for employee benefits.
Employment Agreement with Andrew Rickman, OBE
We entered into an amended employment agreement with Dr. Rickman in 2021 in connection with the Business Combination, pursuant to which Dr. Rickman serves as the chief executive officer of Rockley and reports directly to the Board. Dr. Rickman’s employment with us will continue until terminated in accordance with its terms.

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Under the amended employment agreement, among other terms, Dr. Rickman is entitled to receive an initial annual base salary of $500,000, which will be subject to increase at the discretion of the Board or the Compensation Committee thereof, is eligible to receive an annual performance bonus targeted at 100% of Dr. Rickman’s annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable Rockley and/or individual performance objectives, as determined by the Board or the Compensation Committee.
Dr. Rickman will also be eligible to participate in the customary health, welfare, and fringe benefit plans we provided to our employees.
In addition, we entered into a side letter pursuant to which Dr. Rickman became eligible to receive equity awards with a fair value of $5.0 million in connection with the Business Combination, to be split between stock options and RSUs, which awards were granted in 2021 and are described in “Equity and Incentive Awards Granted in 2021 to our Named Executive Officers” above and the “Outstanding Equity Awards at Fiscal Year-End” table, below.
Under his amended employment agreement, we must provide Dr. Rickman at least 12 months’ notice, or pay in lieu of notice, prior to any termination of his employment unless that termination is for “cause” (as defined under his amended employment agreement). Dr. Rickman must provide us with at least 12 months’ notice prior to his resignation, unless we reasonably determine that such resignation is for “good reason” (as defined in his amended employment agreement).
If Dr. Rickman’s employment is terminated by us without “cause,” or by Dr. Rickman for “good reason,” subject to his execution and non-revocation of a release of claims and continued compliance with his confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Dr. Rickman will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) his annual base salary then in effect and (b) 100% of his target annual bonus amount, payable in equal instalments over one year and reduced by any basic salary paid in lieu of notice; and (ii) continuation of all benefits for a period of 12 months.
The amended employment agreement contains non-competition and non-solicitation and confidentiality provisions which, among other restrictions, and except in the case of an involuntary termination, restrict Dr. Rickman’s ability to be engaged or employed by, undertake duties for or be otherwise interested in our competitors, customers or suppliers, for a period of 12 months following his termination (reduced by any portion of Dr. Rickman’s pre-termination notice period during which time he is not providing services, or “garden leave”).
Employment Agreement with Mahesh Karanth
We entered into an amended employment agreement with Mr. Karanth, pursuant to which Mr. Karanth serves as the chief financial officer of Rockley and will report directly to our chief executive officer. Mr. Karanth’s service pursuant to the amended employment agreement will continue until terminated in accordance with its terms. Under the amended employment agreement, Mr. Karanth will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the Board or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Mr. Karanth’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the Board or the Compensation Committee thereof.
Pursuant to his amended employment agreement, Mr. Karanth will also be eligible to participate in the customary health, welfare, and fringe benefit plans we provide to our employees.
In addition, pursuant his amended employment agreement, Mr. Karanth became eligible to receive equity awards with a fair value of $2.0 million in connection with the Business Combination, to be split between stock options and RSUs, which awards were granted in 2021 and are described in “Equity and Incentive Awards Granted in 2021 to our Named Executive Officers” above and the “Outstanding Equity Awards at Fiscal Year-End” table, below.
If Mr. Karanth’s employment is terminated by us without “cause,” or by Mr. Karanth for “good reason” (each, as defined in his amended employment agreement), subject to his execution and non-revocation of a general release of claims in our favor and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts, Mr. Karanth will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) 6 months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; and (ii) payment of premiums for continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for up to 6 months after the termination date.
The amended employment agreement contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Mr. Karanth will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Karanth.
Employment Agreement with Amit Nagra, Ph.D.
In connection with the Business Combination, we entered into an amended employment agreement (the “Employment Agreement”) with Dr. Nagra, pursuant to which Dr. Nagra serves as our chief operating officer and reports directly to our chief executive officer. On January 19, 2022, the Compensation Committee approved an amendment (the “First Amendment”) to Dr. Nagra’s employment agreement, pursuant to which Dr. Nagra’s employment would be terminated on or around March 31, 2022 in connection with the Company monetizing its ultra-high-speed fiber optic communication solutions (as discussed below and previously in our December 22, 2021 press release), which date may be extended upon mutual agreement. Under the First Amendment, Dr. Nagra will receive an initial annual base salary of $450,000, which will be subject to increase at the discretion of the Board or the Compensation Committee thereof and will be eligible to receive an annual performance bonus targeted at 60% of Dr. Nagra’s then-current annual base salary. The actual amount of any such bonus will be determined by reference to the attainment of applicable company and/or individual performance objectives, as determined by the Board or the Compensation Committee thereof.
Pursuant to his Employment Agreement, Dr. Nagra will also be eligible to participate in the customary health, welfare, and fringe benefit plans, provided by us to our employees.

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In addition, pursuant to his Employment Agreement, Dr. Nagra became eligible receive equity awards with a fair value of $1.5 million in connection with the Business Combination, to be split between stock options and RSUs, which awards were granted in 2021 and are described in “Equity and Incentive Awards Granted in 2021 to our Named Executive Officers” above and the “Outstanding Equity Awards at Fiscal Year-End” table, below.
If Dr. Nagra’s employment is terminated by us without “cause,” or by Dr. Nagra for “good reason” (each, as defined in the First Amendment), subject to his execution and non-revocation of a general release of claims in our favor, then, in addition to any accrued amounts, Dr. Nagra will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (a) six months of his annual base salary then in effect and (b) 50% of his target annual bonus amount, payable in equal installments over six months; and (ii) payments of premiums for continued healthcare coverage under COBRA for up to six months after the termination date.
Dr. Nagra’s Employment Agreement also contains customary confidentiality and non-solicitation provisions, and also includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to Dr. Nagra will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Dr. Nagra.
Pursuant to the terms of the First Amendment, Dr. Nagra would continue to be entitled to his base salary through the termination date and retain his 2021 bonus eligibility at the target rate of 60% of his base salary, which bonus would be paid in accordance with our bonus policy as previously disclosed and subject to the terms the First Amendment. In addition, Dr. Nagra is eligible to receive a bonus in the event we monetize our ultra-high-speed fiber optic communication solutions, prior to the termination of his employment, subject to the conditions as set forth in the Second Amendment. The amount of such bonus shall be mutually agreed upon between us and Dr. Nagra, subject to Board approval; provided, however, that in no event shall the amount of any such bonus exceed an amount equal to 3% of the net amount of cash, cash equivalent, or other consideration received by us in connection with such matter. Dr. Nagra shall also be eligible for severance in accordance with the existing terms of his employment agreement.
2021 Stock Incentive Plan
Prior to the Closing, Rockley adopted the Rockley Photonics Holdings Limited 2021 Stock Incentive Plan of Rockley (the “2021 Plan”) that was considered and approved by SC Health shareholders at the extraordinary general meeting of the SC Health shareholders held on August 6, 2021, and approved by the shareholders of Rockley and Rockley UK, to be effective as of and contingent on the Closing. The purpose of the 2021 Plan is to enhance Rockley’s ability to attract, retain, incentivize, reward, and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.
Rockley’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries will be eligible to receive awards under the 2021 Plan. The 2021 Plan will be administered by the compensation committee of the Rockley Board or by the Rockley Board acting as the compensation committee, each of which may delegate its duties and responsibilities to committees of Rockley directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. Subject to the limitations set forth in the 2021 Plan, the compensation committee will have the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also will have the authority to determine the consideration and methodology of payment for awards. To the extent permitted by applicable law, the board of directors or compensation committee may also authorize one or more officers of Rockley to designate employees, other than officers under Section 16 of the Exchange Act, to receive awards and/or to determine the number of such awards to be received by such persons subject to a maximum total number of awards.
The aggregate number Rockley Ordinary Shares on an as-converted basis that may be issued pursuant to stock awards after the Closing under the 2021 Plan will not exceed the sum of (x) 7,631,196 shares, plus (y) the sum of the number of shares subject to outstanding awards under the Rockley Photonic Limited 2013 Equity Incentive Plan, as amended (the “2013 Plan”), following the Effective Date that (i) are subsequently forfeited or terminated for any reason before being exercised or settled, (ii) are not issued because such stock award or any portion thereof is settled in cash, (iii) are subject to vesting restrictions and are subsequently forfeited, (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price, or (v) are withheld or reacquired to satisfy a tax withholding obligation, plus (z) the number of shares reserved on an as-converted basis which, but for their cancellation immediately prior to the Effective Date, were at such time under the 2013 Plan but not issued or subject to outstanding grants under the 2013 Plan. In addition, the share reserve will be subject to an annual increase on the first day of each fiscal year, for a period of not more than 10 years, beginning on January 1, 2022 and ending on (and including) January 1,2031, in an amount equal to the lesser of (i) four percent of the outstanding shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the compensation committee determines for purposes of the annual increase for that fiscal year.
If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2021 Plan. If stock units, options, or stock appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2021 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or stock appreciation rights will again become available for awards under the 2021 Plan. If stock units or stock appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such stock units or stock appreciation rights will reduce the number of shares available under the 2021 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2021 Plan.
Awards granted under the 2021 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the 2021 Plan. The sum of (i) the grant date fair value for financial reporting purposes of any awards granted during any calendar year under the 2021 Plan to an outside director as compensation for services as an outside director and (ii) any cash fees paid by Rockley to such outside director during such calendar year for service on Rockley’s board of directors, may not exceed $750,000 (other than in the calendar year in which the outside director commences service). In addition, initial awards granted under

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the 2021 Plan to outside directors who are members of the board on the Effective Date or who first join the board in the calendar year of the Effective Date will not be taken into account for purposes of this limitation.
The 2021 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”), restricted share awards, stock unit awards, stock appreciation rights, other stock-based awards, and cash-based awards, and performance-based stock awards, (collectively, “stock awards”). ISOs may be granted only to Rockley’s employees, including officers, and the employees of Rockley’s parent or subsidiaries. All other stock awards may be granted to Rockley’s employees, officers, Rockley’s non-employee directors, and consultants and the employees and consultants of Rockley’s parent, subsidiaries, and affiliates. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in Rockley Ordinary Shares, but the plan administrator may provide for cash settlement of any award.
No award may be granted pursuant to the 2021 Plan after the tenth anniversary of March 31, 2021, the date on which the sole director of Rockley adopted the 2021 Plan prior to the Closing.
The foregoing description of the 2021 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2021 Plan filed as Exhibit 10.5 hereto and incorporated herein by reference.
[Equity Compensation Plan Information
The following table summarizes the number of ordinary shares to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders		$
Equity compensation plans not approved by security holders	⸺		⸺
Total		$
_________________________
(1)    Represents [•] shares available for future issuance under the 2021 Plan and [•] shares available for future issuance under our 2021 Employee Stock Purchase Plan (the “ESPP”) as of December 31, 2021.
The 2021 Plan contains an “evergreen” provision, pursuant to which the number of ordinary shares reserved for issuance pursuant to awards under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the lesser of (x) 5% of the number of ordinary shares outstanding on the last day of the immediately preceding fiscal year or (y) such lesser amount that our Board determines for purposes of the annual increase for that fiscal year. As of January 1, 2022, the 2021 Plan was increased by [•] shares pursuant to such evergreen provision.
The ESPP contains an “evergreen” provision, pursuant to which the number of ordinary shares available for purchase under such plan shall be increased on the first day of each year for a period of ten years beginning in 2022, equal to the lesser of (x) 1% of the number of ordinary shares outstanding on such date, (y) 11,000,000 shares, or (z) a lesser amount determined by our Board. As of January 1, 2022, the ESPP was increased by [•] shares pursuant to such evergreen provision.]2
2021 Employee Stock Purchase Plan
Prior to the Closing, Rockley adopted the Rockley Photonics Holdings Limited 2021 Employee Stock Purchase Plan (the “ESPP”), effective as of and contingent on the Closing, which plan was approved by the shareholders of Rockley, Rockley UK, and SC Health. Under the ESPP, Rockley is authorized to provide eligible employees with an opportunity to request payroll deductions to purchase a number of Rockley Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.
The purpose of the ESPP is to provide a broad-based employee benefit to attract the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success by purchasing Rockley Ordinary Shares from Rockley on favorable terms and to pay for such purchases through payroll deductions. Rockley believes by providing eligible employees with an opportunity to increase their proprietary interest in the success of Rockley, the ESPP will motivate recipients to offer their maximum effort to Rockley and help focus them on the creation of long-term value consistent with the interests of the Rockley shareholders.
The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below with respect to non-U.S. employees. During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of Rockley Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.
2 [NTD: Company to update/confirm.]

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The ESPP has 1,526,239 authorized but unissued or reacquired Rockley Ordinary Shares reserved for issuance, plus an additional number of shares to be reserved annually on the first day of each fiscal year for a period of not more than ten years, beginning on January 1, 2022, in an amount equal to the least of (i) one percent of the outstanding Rockley Ordinary Shares on such date (ii) 7,631,196 shares, or (iii) a lesser amount (including zero) that the compensation committee of the Rockley board of directors determines for purposes of the annual increase for that fiscal year.
The ESPP is administered by the compensation committee, or by the Rockley Board acting as the compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.
Each employee of Rockley and any of its participating subsidiaries who is employed by Rockley (or its participating subsidiaries) on the day preceding the start of any offering period, is eligible to participate in the ESPP. The ESPP requires that any such employee customarily work more than 20 hours per week and more than 5 months per calendar year with Rockley (or its participating subsidiaries) in order to be eligible to participate in the ESPP. The ESPP will permit an eligible employee to purchase Rockley Ordinary Shares through payroll deductions, which may not be less than one percent nor more than fifteen percent of the employee’s compensation, or such lower limit as may be determined by the Compensation Committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock (including stock such employee may purchase under this plan or other outstanding options) representing five percent or more of the total combined voting power or value of all classes of Rockley’s stock. No employee will be able to purchase more than 5,000 shares, or such number of shares as may be determined by the Compensation Committee with respect to a single offering period, or purchase period, if applicable. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of Rockley or its subsidiaries, a right to purchase stock of the Rockley having a value in excess of $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.
The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase Rockley Ordinary Shares for employees participating in the offering.
The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the fair market value per Rockley ordinary share on either the offering date or on the purchase date, whichever is less. The fair market value of Rockley Ordinary Shares for this purpose will generally be the closing price on the NYSE (or such other exchange as the Rockley Ordinary Shares may be traded at the relevant time) for the date in question, or if such date is not a trading day, for the last trading day before the date in question.
The compensation committee may specify that, if the fair market value of Rockley Ordinary Shares on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.
To provide Rockley with greater flexibility in structuring Rockley’s equity compensation programs for Rockley’s non-U.S. employees, the ESPP also permits Rockley to grant employees of Rockley’s non-U.S. subsidiary entities rights to purchase Rockley Ordinary Shares pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law, or other compliance objectives. The international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.
The foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the text of the ESPP filed as Exhibit 10.7 hereto and incorporated herein by reference.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There were no transactions since January 1, 2021 to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”
Related Party Transactions
HengtongJV
In 2017, Rockley formed HRT, a joint venture with Hengtong pursuant to the JV Agreement. Under the JV Agreement, HRT must procure chipsets from Rockley for use in finished products and HRT owns the copyright in the final designs. HRT has a license to the underlying intellectual property in the reference designs, including a license to modify and improve. Rockley has certain non-compete obligations under the JV Agreement. As of and in the year ended December 31, 2020, we made sales to and were owed from the HRT joint venture, $5.3 million and $3.3 million, respectively. The balance owed by the joint venture was included in accounts receivable in the consolidated balance sheet. As of and in the year ended December 31, 2021, sales to and balances owed from the HRT joint venture were immaterial. Effective December 17, 2021, the U.S. Bureau of Industry and Security ("BIS”) of the U.S. Department of Commerce placed Hengtong and certain of its affiliates on the BIS “Entity List.” In response to this decision, the Company terminated a planned technology license to the JV.
On December 19, 2017, Hengtong participated in Rockley’s Round D financing and entered into a Subscription Agreement whereby Hengtong agreed to purchase, and Rockley agreed to sell, 70,000 ordinary shares for an aggregate purchase price of $6,650,000. On March 22, 2018 Rockley conducted a 10/1 share split resulting in Hengtong owning 700,000 ordinary shares. On March 15, 2019, Hengtong participated in Rockley’s Round E financing, and entered into a further Subscription Agreement whereby Hengtong agreed to purchase, and Rockley agreed to sell, 2,098,195 ordinary shares at a purchase price of $14.298, for an aggregate of $30,000,000.

Consultancy Agreements
Rockley engages two affiliate entities of certain of Rockley’s directors for consulting and administrative services, Rockley Ventures Limited and Rockley Management (HK) Limited. For the years ended December 31, 2021 and 2020, Rockley incurred $0.4 million and $0.8 million in fees for these services, respectively. On March 14, 2021, Rockley Photonics, Inc., a subsidiary of Rockley, entered into a consulting agreement with HealthKapital LLC, a California limited liability company wholly owned by Karim Karti, a director of Rockley. Pursuant to the terms of the consulting agreement, Mr. Karti is entitled to cash compensation at the rate of $600 per hour, estimated at up to 20 hours per week, and fully vested 4,000 RSUs for every 30 days of service during the consultation period, up to a maximum of 24,000 RSUs, subject to the terms and conditions of the consulting agreement. On October 27, 2021, the Company issued 24,000 fully vested RSUs and recorded $0.2 million stock compensation expense for the year ended December 31, 2021. For the year ended December 31, 2021, Rockley incurred but not paid $0.3 million in fees for these services under this agreement.
Intra Group Loan
On February 24, 2021, Rockley entered into an Intra Group Loan Agreement with Rockley Photonics Oy as borrower, for an amount of €928,794 (the “Finland Loan”). The Finland Loan will be drawn down in full on or before February 28, 2023 and be repayable immediately by the borrower to Rockley following the final claim submission to a grant funded project with Business Finland (the Finnish funding agency for innovation) scheduled for June 30, 2023.
Certain Engagements in Connection with the Business Combination and Related Transactions
BofA Securities Inc. (“BofA”) was engaged by SC Health to act as its exclusive financial advisor in connection with a business combination with Rockley and received approximately $6.7 million in compensation in connection therewith. Cowen was engaged by Rockley to act as its exclusive financial advisor in connection with a business combination with a SPAC, and was entitled to receive approximately $14.4 million as compensation in connection therewith. SC Health also engaged BofA and Cowen to act as co-placement agents on its $150 million PIPE financing. BofA and Cowen were entitled to receive fees and expense reimbursements in connection therewith. For the PIPE financing, BofA and Cowen were entitled to receive a fee in an amount equal to $2.7 million, of which BofA received $1.5 million and Cowen received $1.2 million. Cowen also received an additional $0.4 million as an incentive fee at SC Health’s discretion upon the closing of the PIPE financing. Neither BofA nor Cowen was engaged to provide a report, opinion or appraisal for the proposed Business Combination. On September 27, 2021, Rockley and Cowen agreed that Rockley would issue an aggregate of 319,000 Ordinary Shares to Cowen and BCW Securities LLC (“BCW”) (which facilitated the introduction of Cowen to us), in satisfaction of payment (in lieu of cash) of transaction fees of $3.194 million payable to Cowen. The Ordinary Shares issued to Cowen and BCW were issued pursuant to a private placement exemption under Section 4(a)(2) of the Securities Act.
Rockley agreed that, within 30 calendar days after the issuance of the Resale Shares, Rockley would file with the SEC a registration statement registering the resale of the Resale Shares received by the selling securityholders (the “Resale Registration Statement”), and that Rockley would use its commercially reasonable efforts to have the Resale Registration Statement declared effective no later than 90 days after the issuance of the Resale Shares (or 120 days if the Resale Registration Statement is reviewed) or 10 days after the SEC notifies Rockley that it will not review the Resale Registration Statement, subject to certain conditions, including the provision of certain information by the selling securityholders regarding the selling securityholders and the intended method of disposition of the shares as Rockley may reasonably request.
BofA and Cowen (together with their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. BofA advised SC Health on a previous potential transaction that did not materialize. In addition, BofA advised the Sponsor on a potential transaction involving one of the Sponsor’s investments. BofA has not previously performed any services for Rockley. BofA, Cowen and their respective affiliates, may provide investment banking and other commercial dealings to SC Health, Rockley and their respective affiliates in the future, for which they would expect to receive customary compensation. Other than in relation to the Business Combination, Cowen has not previously performed any services for SC Health nor Rockley.

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In the ordinary course of its business activities, BofA, Cowen and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of SC Health or Rockley, or their respective affiliates. BofA, Cowen and their respective affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Indemnification Agreements
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Articles. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these provisions in our Articles and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Related Person Transactions Policy
Rockley has adopted a written Related Person Transactions Policy that sets forth Rockley’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of Rockley’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Rockley or any of its subsidiaries are participants in which any “related person” has a material interest.
Transactions involving compensation for services provided to Rockley as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Rockley’s voting securities (including Rockley’s Ordinary Shares), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of Rockley’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to Rockley’s audit committee (or, where review by Rockley’s audit committee would be inappropriate, to another independent body of Rockley’s Board) for review. To identify related person transactions in advance, Rockley will rely on information supplied by Rockley’s executive officers, directors and certain significant shareholders. In considering related person transactions, Rockley’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to Rockley;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

Rockley’s audit committee will approve only those transactions that it determines are fair to Rockley’s shareholders and in Rockley’s and the Rockley shareholders’ best interests. All of the transactions described above were entered into prior to the adoption of such policy.

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PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of Rockley Ordinary Shares as of March 3, 2022 by:

•	each person who is known to be the beneficial owner of more than 5% of Rockley’s Ordinary Shares;

•	each of Rockley’s current executive officers and directors; and

•	all executive officers and directors of Rockley as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants, and other similar instruments that are currently exercisable or exercisable within 60 days, but does not include any other Rockley Ordinary Shares issuable upon the exercise of any other outstanding options, warrants or similar instruments held by other persons. The beneficial ownership percentages below are based on 128,470,241 Rockley Ordinary Shares issued and outstanding as of March 3, 2022.
Unless otherwise indicated, and subject to applicable community property laws, Rockley believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage
5% Holders:
Hengtong Optic-Electric International Co. Limited (2)	6,949,317	5.4%
Morningside Technology Ventures Limited (3)	7,092,279	5.5%
Executive Officers and Directors:
Andrew Rickman (4)	17,659,055	13.7%
Mahesh Karanth (5)	1,189,836	*
Amit Nagra (6)	1,828,739	1.4%
William Huyett	25,000	*
Brian Blaser	—	—
Caroline Brown (7)	43,670	*
Nicolaus Henke	—	—
Karim Karti	24,000	*
Michele Klein	—	—
Pamela Puryear	—	—
All directors and executive officers as a group (nine individuals) (8)	20,770,300	16.2%

*    Less than 1%
(1)    Unless otherwise noted, the business address of each of those listed in the table above is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.
(2)    Lawrence Lau holds voting and dispositive power over these shares and disclaims beneficial ownership of such shares other than to the extent of any pecuniary interest therein.
(3)    Includes (i) Morningside Technology Ventures Ltd., a British Virgin Islands exempted company (“Morningside”), with respect to the ordinary shares directly and beneficially owned by it; (ii) MTVL, LLC, a Delaware limited liability company, with respect to the ordinary shares directly and beneficially owned by it; (iii) Frances Anne Elizabeth Richard, with respect to the ordinary shares beneficially owned by her as a result of her position as a director with Morningside; (iv) Cheung Ka Ho, with respect to the ordinary shares beneficially owned by him as a result of his position as a director with Morningside; (v) Jill Marie Franklin, with respect to the ordinary shares beneficially owned by her as a result of her position as a director of Morningside; (vi) Peter Stuart Allenby Edwards, with respect to the Ordinary shares beneficially owned by him as a result of his position as a director with Morningside; (vii) Cheng Yee Wing Betty, with respect to the ordinary shares beneficially owned by her as a result of her position as a manager with MTVL, LLC; and (viii) Wong See Wai, with respect to the ordinary shares beneficially owned by him as a result of his position as a manager with MTVL, LLC. Frances Anne Elizabeth Richard, Cheung Ka Ho, Jill Marie Franklin, and Peter Stuart Allenby Edwards are the directors of Morningside and share voting and dispositive power with respect to the securities held by Morningside and MTVL. Ms. Richard, Mr. Cheung, Ms. Franklin and Mr. Edwards each disclaim beneficial ownership of the securities owned directly by Morningside and MTVL. Cheng Yee Wing Betty and Wong See Wai are the managers of Morningside and share voting and dispositive power with respect to the securities held by MTVL. Ms. Cheng and Mr. Wong each disclaim beneficial ownership of the securities owned directly by MTVL. Morningside is ultimately wholly beneficially owned by a family trust established by Madam Chan Tan Ching Fen.
(4)    Includes 23,982 and 44,201 ordinary shares subject to options and restricted stock units held by Dr. Rickman exercisable within 60 days of March 10, 2022, respectively. Dr. Rickman has pledged up to 6.0 million of his Rockley ordinary shares to facilitate the Sponsor’s financing

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of its PIPE subscription commitment, which, if forfeited in their entirety, would reduce his estimated beneficial ownership by approximately 4%. The lender may have dispositive power over such pledged shares but would not have voting power unless and until such shares are forfeited to the lender. In addition, Sponsor-affiliated entities have agreed to transfer shares held by such entities to Dr. Rickman in exchange for Dr. Rickman’s making available up to 6.0 million of his Rockley ordinary shares to facilitate the Sponsor’s financing of its PIPE subscription commitment, with the number of shares to be transferred to be based on the price performance of Rockley ordinary shares.
(5)    Includes 20,072 and 11,929 ordinary shares subject to options and restricted stock units held by Mr. Karanth exercisable within 60 days of March 10, 2022, respectively.
(6)    Includes 7,195 and 8,947 ordinary shares subject to options and restricted stock units held by Mr. Nagra exercisable within 60 days of March 10, 2022, respectively.
(7)    Represents 2,685 ordinary shares subject to options held by Dr. Brown exercisable within 60 days of March 10, 2022.
(8)    Includes 53,834 and 65,077 ordinary shares subject to options and restricted stock units held by our current directors and executive officers exercisable within 60 days of March 10, 2022, respectively.

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SELLING SECURITYHOLDERS
Pursuant to the subscription agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale the Ordinary Shares being offered pursuant to this prospectus by the selling securityholders. We are registering for resale an aggregate of 319,000 Ordinary Shares that may be sold by the selling securityholders named in this prospectus, as well as the pledgees, donees, transferees, assignees, successors-in-interest, designees and others that receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer or who later come to hold any of the selling securityholder’s interest in the Ordinary Shares other than through a public sale (collectively, the “selling securityholders”). The selling securityholders listed in the table below may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus.
The following table sets forth, based on written representations from the selling securityholders, certain information regarding the beneficial ownership of our Ordinary Shares by the selling securityholders and the Ordinary Shares being offered by the selling securityholders. The applicable percentage ownership of Ordinary Shares is based on approximately 128,470,241 Ordinary Shares outstanding as of March 3, 2022. Information with respect to Ordinary Shares owned beneficially after the offering assumes the sale of all of the Ordinary Shares offered and no other purchases or sales of our Ordinary Shares. The selling securityholders may offer and sell some, all or none of their Ordinary Shares.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling securityholders have sole voting and investment power with respect to all Ordinary Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no selling securityholder is a broker-dealer or an affiliate of a broker-dealer.

	Name of Selling Stockholder	Number of Ordinary Shares Owned Prior to Offering		Number of Ordinary Shares to be Offered Pursuant to this Prospectus(1)	Number of Ordinary Shares Owned After Offering(2)
		Number	Percent		Number	Percent
Cowen Investments II LLC(3)		272,758	*	272,758	—	—
BCW Securities LLC(4)		46,242	*	46,242	—	—

*	Represents beneficial ownership of less than 1%.

(1)
Represents the number of Ordinary Shares that may be offered by the selling securityholders using this prospectus. These amounts do not represent any other Ordinary Shares that the selling securityholder may own beneficially or otherwise.

(2)
Assumes that all Ordinary Shares being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling securityholders acquire additional Ordinary Shares after the date of this prospectus and prior to completion of this offering.

(3)
As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by Cowen Investments II LLC. The business address for Cowen Investments II LLC is 599 Lexington Avenue, New York, New York 10022. Cowen Investments II LLC is an affiliate of Cowen and Company, LLC, a registered broker-dealer and FINRA member.

(4)
The business address for BCW Securities LLC is c/o Riverside Management Group 55 Post Road West, Suite 200, Westport, CT 06880. Mark Bernegger is the Chief Executive Officer of BCW Securities LLC and may be deemed to hold voting and dispositive power over such shares. BCW Securities LLC is a registered broker-dealer and FINRA member.

Certain Relationships with Selling Securityholders
For information regarding transactions between us and the selling securityholders, see the section entitled “Certain Relationships and Related Party Transactions—Certain Engagements in Connection with the Business Combination and Related Transactions.”

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DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles of Association and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you reach each of the Articles of Association and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Share Capital
Authorized Capitalization
General
The total amount of Rockley’s authorized share capital consists of 12,417,500,000 Ordinary Shares with a par value of $0.000004026575398 per share. As of December 31, 2021, Rockley had 127,860,639 Rockley Ordinary Shares and warrants to purchase 14,074,986 Ordinary Shares outstanding.
Ordinary Shares
Rockley Ordinary Shares are not entitled to preemptive or other similar subscription rights to purchase any of Rockley’s securities. Rockley Ordinary Shares are neither convertible nor redeemable. Unless Rockley’s Board determines otherwise, Rockley will issue all of Rockley’s share capital in uncertificated form.
Voting Rights
Each holder of Rockley Ordinary Shares is entitled to one vote per share on each matter submitted to a vote of shareholders, as provided by the governing documents. The governing documents provide that the holders of one-third of the share capital issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum at all meetings of the shareholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the governing documents. There are no cumulative voting rights.
Dividend Rights
Each holder of Rockley Ordinary Shares is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of Rockley’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Rockley’s preferred shares, if any, and any contractual limitations on Rockley’s ability to declare and pay dividends.
Other Rights
Each holder of Rockley Ordinary Shares is subject to, and may be adversely affected by, the rights of the holders of any series of Rockley preferred shares, if any, that Rockley may designate and issue in the future.
Liquidation Rights
If Rockley is involved in voluntary or involuntary liquidation, dissolution or winding up of Rockley’s affairs, or a similar event, each holder of Rockley Ordinary Shares will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Rockley preferred shares, if any, then outstanding.
Transfer Restrictions
Certain holders of Rockley’s Ordinary Shares entered into a customary lock-up agreements for a period not to exceed 180 days from the effective date of the registration statement on Form S-4 relating to the Business Combination (July 22, 2021). As permitted under Cayman Islands law, if any holder of Rockley’s Ordinary Shares fails to comply with the lock-up provisions of the Articles of Association, Rockley will be constituted the agent of such defaulting holder for taking such actions as are necessary to effect the lockup, and the directors of Rockley may authorize an officer or member to execute and deliver the necessary documents to effect the lock-upon behalf of the defaulting holder including, without limitation, a lock-up agreement, in a form approved by the Board.
Special Meetings of Shareholders
The governing documents provide that a meeting of shareholders may be called by the Board. At least seven calendar days’ notice will be given for any meeting. Every notice will be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and will specify the place, the day and the hour of the meeting and the general nature of the business.
Action by Written Consent
The governing documents provide that any action required or permitted to be taken by the shareholders may be effected at an annual or extraordinary general meeting of the shareholders, or taken by unanimous written consent in lieu of a meeting.
Removal of Directors
The Board or any individual director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of at least a majority of the Rockley Ordinary Shares entitled to vote and who vote at a general meeting.

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Limitations on Liability and Indemnification of Officers and Directors
The governing documents provide that Rockley will indemnify Rockley’s directors. In addition, Rockley expects to enter into agreements to indemnify Rockley’s directors, executive officers and other employees as determined by the Board.
Transfer Agent
The transfer agent for Rockley Ordinary Shares is Computershare Trust Company, N.A.
Warrants
Public Warrants
Each whole Rockley warrant entitles the registered holder to purchase one Rockley ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that there is an effective registration statement under the Securities Act covering the Rockley Ordinary Shares issuable upon exercise of the Rockley warrants and a current prospectus relating to them available (or Rockley permits holders to exercise their Rockley warrants on a cashless basis under the circumstances specified in the Rockley Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Rockley Warrant Agreement, a Rockley warrant holder may exercise its Rockley warrants only for a whole number of Rockley Ordinary Shares. This means only a whole Rockley warrant may be exercised at a given time by a Rockley warrant holder. The Rockley warrants will expire five years after the Closing, at 5:00 p.m. Eastern Time, or earlier upon redemption or liquidation.
Rockley will not be obligated to deliver any Rockley Ordinary Shares pursuant to the exercise of a Rockley warrant and will have no obligation to settle such Rockley warrant exercise unless a registration statement under the Securities Act with respect to the Rockley Ordinary Shares underlying the Rockley warrants is then effective and a prospectus relating thereto is current, subject to Rockley satisfying its obligations described below with respect to registration. No Rockley warrant will be exercisable and Rockley will not be obligated to issue a Rockley ordinary share upon exercise of a Rockley warrant unless the Rockley Ordinary Shares issuable upon such Rockley warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Rockley warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Rockley warrant, the holder of such Rockley warrant will not be entitled to exercise such Rockley warrant and such Rockley warrant may have no value and expire worthless. In no event will Rockley be required to net cash settle any Rockley warrant.
Rockley is obligated to use its best efforts to file as soon as practicable, but in no event later than 30 business days after the Closing, with the SEC a registration statement for the registration, under the Securities Act, of the Rockley Ordinary Shares issuable upon exercise of the warrants. Rockley is obligated to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Rockley Warrant Agreement. If a registration statement covering the Rockley Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when Rockley will have failed to maintain an effective registration statement, exercise such warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption. Notwithstanding the above, if the Rockley Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Rockley may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a )(9) of the Securities Act and, in the event Rockley so elects, it will not be required to file or maintain in effect a registration statement, and in the event Rockley does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the Rockley warrants become exercisable, Rockley may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Rockley warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if: and only if, the reported closing price of the Rockley Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three business days

•	before Rockley sends the notice of redemption to the warrant holders.

If and when the Rockley warrants become redeemable by Rockley, Rockley may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and Rockley issues a notice of redemption of the warrants, each Rockley warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Rockley Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

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If Rockley calls the Rockley warrants for redemption as described above, Rockley’s Board will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Rockley’s management will consider, among other factors, Rockley’s cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Rockley Ordinary Shares issuable upon the exercise of Rockley’s warrants. If Rockley’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Rockley Ordinary Shares equal to the quotient obtained by dividing (a) the product of the number of Rockley Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the Rockley Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Rockley’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Rockley Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Rockley believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the Closing. If Rockley calls its warrants for redemption and Rockley’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. A holder of a warrant may notify Rockley in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the Rockley Ordinary Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Rockley Ordinary Shares is increased by a stock dividend payable in Rockley Ordinary Shares, or by a split-up or other similar event, then, on the effective date of stock dividend, split-up or similar event, the number of Rockley Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Rockley Ordinary Shares. A rights offering to holders of Rockley Ordinary Shares entitling holders to purchase Rockley Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Rockley Ordinary Shares equal to the product of (a) the number of Rockley Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Rockley Ordinary Shares) and (b) the quotient of (i) the price per Rockley ordinary share paid in such rights offering and (ii) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Rockley Ordinary Shares, in determining the price payable for Rockley Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Rockley Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Rockley Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Rockley, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Rockley Ordinary Shares on account of such Rockley Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Rockley Ordinary Shares in connection with the closing of the Business Combination, or (d) to satisfy the redemption rights of the holders of Rockley Ordinary Shares in connection with a shareholder vote to amend the governing documents, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Rockley ordinary share in respect of such event.
If the number of outstanding Rockley Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Rockley Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Rockley Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Rockley Ordinary Shares.
Whenever the number of Rockley Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (a) the numerator of which will be the number of Rockley Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (b) the denominator of which will be the number of Rockley Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Rockley Ordinary Shares (other than those described above or that solely affects the par value of such Rockley Ordinary Shares), or in the case of any merger or consolidation of Rockley with or into another corporation (other than a consolidation or merger in which Rockley is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Rockley Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Rockley as an entirety or substantially as an entirety in connection with which Rockley is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Rockley Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Rockley Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Rockley Ordinary Shares in such a transaction is payable in the form of Rockley Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Rockley Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Rockley Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The Rockley Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision, (b) adjusting the provisions relating to cash dividends on Rockley Ordinary Shares as contemplated by and in accordance with the Rockley Warrant Agreement or (c) adding or changing any other provisions with respect to matters or questions arising under the Rockley Warrant Agreement as the parties to the Rockley Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. All

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other modifications or amendments will require the approval by the holders of at least 50% of the then-outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the Rockley Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Rockley, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Rockley Ordinary Shares and any voting rights until they exercise their warrants and receive Rockley Ordinary Shares. After the issuance of Rockley Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Rockley will, upon exercise, round down to the nearest whole number of Rockley Ordinary Shares to be issued to the warrant holder.
Private Placement Warrants
In connection with the initial public offering of SC Health, the Sponsor purchased an aggregate of 5,000,000 SC Health private placement warrants, each exercisable to purchase one SC Health Class A ordinary share at $11.50 per share, at a price of $1.00 per warrant, or $5,000,000 in the aggregate. On August 2, 2019, SC Health consummated the closing of the sale of 2,250,000 additional units at the price of $10.00 per SC Health unit upon receiving the underwriters’ election to fully exercise their over-allotment option, generating additional gross proceeds of $22,500,000 to SC Health. Simultaneously with the exercise of the over-allotment, SC Health completed the private sale of an additional 450,000 SC Health private placement warrants to the Sponsor, generating gross proceeds to SC Health of $450,000.
The SC Health private placement warrants (including the Rockley Ordinary Shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions to Rockley’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by Rockley so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Rockley and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Rockley Ordinary Shares equal to the quotient obtained by dividing (a) the product of the number of Rockley Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (b) the fair market value. The “fair market value” will mean the average reported closing price of the Rockley Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Exclusive Forum Provision in Rockley Warrant Agreement
The Rockley Warrant Agreement provides that the courts of the State of New York or the U.S. District Court for the Southern District of New York is the exclusive jurisdiction for any claims relating to such agreement. Further, the exclusive forum provision in the Rockley Warrant Agreement provides that such exclusive jurisdiction will not apply to claims arising under the Securities Act or the Exchange Act.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Rockley Warrant Agreement will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Accordingly, the exclusive forum provision does not designate the courts of the State of New York as the exclusive forum for any derivative action arising under the Exchange Act, as there is exclusive federal jurisdiction in that instance.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the enforceability of the exclusive forum provision in the Rockley Warrant Agreement is uncertain, and a court may determine that such provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction. Further, compliance with the federal securities laws and the rules and regulations thereunder cannot be waived by investors in our Ordinary Shares.
This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees arising under the Rockley Warrant Agreement, which may discourage such lawsuits against us and our directors, officers, or other employees. Alternatively, if a court were to find this exclusive forum provision is inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and board of directors.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Selling Securityholders—Certain Relationships with Selling Securityholders” for lock-up restrictions on our securities under the Registration Rights and Lock-Up Agreement and the Lock-Up Agreements.

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Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

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Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted Ordinary Shares or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Ordinary Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of Ordinary Shares then outstanding; or

•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Transfer Agent, Warrant Agent and Registrar
The transfer agent, warrant agent and registrar for our Ordinary Shares and Warrants is Computer Share Trust Company.
Listing of Securities
Our Ordinary Shares and Public Warrants are listed on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.

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PLAN OF DISTRIBUTION
We are registering the resale by the selling securityholders or their permitted transferees from time to time of up to 319,000 Ordinary Shares.
We are required to pay all fees and expenses incident to the registration of the Ordinary Shares to be offered and sold pursuant to this prospectus.
We will not receive any of the proceeds from the sale of the securities by the selling securityholders. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders. The Ordinary Shares beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees, or other successors in interest, including those who receive any of the shares as a gift, pledge, distribution, redemption, repurchase, cancellation, or other non-sale related transfer from a selling securityholder (including after the date of this prospectus). The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling securityholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Ordinary Shares in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of Ordinary Shares in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell Ordinary Shares short and redeliver the shares to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
In offering the shares covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
The following discussion is a summary of material U.S. federal income tax considerations applicable to U.S. Holders (as defined below) of our Ordinary Shares or Public Warrants (other than the Sponsor or any of its affiliates), as a consequence of the ownership and disposition of our Ordinary Shares and Public Warrants. This discussion addresses only those holders that hold our Ordinary Shares or Public Warrants as capital assets (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

•	financial institutions or financial services entities,

•	insurance companies,

•	mutual funds,

•	pension plans,

•	S corporations,

•	broker-dealers,

•	traders in securities that elect mark-to-market treatment,

•	regulated investment companies,

•	real estate investment trusts,

•	trusts and estates,

•	tax-exempt organizations(including private foundations),

•	passive foreign investment companies,

•	controlled foreign corporations,

•	governments or agencies or instrumentalities thereof,

•
investors that hold our Ordinary Shares or Public Warrants or who will hold our Ordinary Shares or Public Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes,

•	investors subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•	U.S. Holders that have a functional currency other than the U.S. dollar,

•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code,

•	U.S. expatriates,

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•	investors subject to the U.S. “inversion” rules,

•	holders owning or considered as owning (directly, indirectly, or through attribution) five percent (measured by vote or value) or more of our Ordinary Shares,

•
persons who received any of our Ordinary Shares or warrants issued pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, fees or other consideration in connection with performance of services or similar arrangements.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Ordinary Shares or Public Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding our Ordinary Shares or Public Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of our Ordinary Shares and Public Warrants by the partnership.
This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY. EACH U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND PUBLIC WARRANTS.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares or Public Warrants, as the case may be, that is:

•	an individual who is a U.S. citizen or resident of the United States,

•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) having the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Treatment of Rockley as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes
Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States, any state thereof or the District of Columbia. Accordingly, under generally applicable U.S. federal income tax rules, Rockley, which is not created or organized in the United States or under the law of the United States, any state thereof or the District of Columbia but is instead a Cayman Islands incorporated entity and tax resident of the United Kingdom, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury Regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes.
The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Rockley believes, and the remainder of this discussion assumes that, it will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. If it were determined that Rockley is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, Rockley would be liable for U.S. federal income tax on its income just like any other U.S. corporation, and U.S. Holders of our Ordinary Shares and Public Warrants would be treated as holders of stock and warrants of a U.S. corporation.
Dividends and Other Distributions on our Ordinary Shares
Distributions (including, for the balance of this discussion, deemed distributions) on our Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Rockley’s current or accumulated earnings and profits, as

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determined under U.S. federal income tax principles. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, the full amount of any distribution we pay will generally be treated as a dividend for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that Rockley pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or Rockley is eligible for benefits under an applicable tax treaty with the United States, and, in each case, Rockley is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if a foreign-currency dividend is converted into U.S. dollars after the date of receipt.
Dividends paid on our Ordinary Shares will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder that does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which the U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares or Public Warrants
Upon any sale, exchange or other taxable disposition of our Ordinary Shares or Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares or Public Warrants in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Public Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a non-U.S. tax is imposed on a disposition of our Ordinary Shares or Public Warrants, including the availability of the foreign tax credit under their particular circumstances.
Exercise or Lapse of Public Warrants
Except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a Public Warrant. The U.S. Holder’s tax basis in our Ordinary Share received upon exercise of a Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the exercised Public Warrant and the exercise price of such Public Warrant. It is unclear whether the U.S. Holder’s holding period for Ordinary Shares received upon exercise of the Public Warrants will begin on the date following the date of exercise or on the date of exercise of the Public Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Public Warrant.
The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Ordinary Shares received generally should equal the U.S. Holder’s basis in the Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Public Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Public Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Public Warrants with an aggregate fair market value equal to the exercise price for the total number of Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Public Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Public Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Public Warrants exercised and the exercise price of such Public Warrants. It is unclear whether a U.S. Holder’s holding period for Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Public Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Public Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to our Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of any cashless exercise of Public Warrants.
Possible Constructive Distributions
The terms of each Public Warrant provide for an adjustment to the number of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Our Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such Ordinary Shares received upon exercise of the Public Warrants or to the exercise price of the Public Warrants increases the

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proportionate interest of the U.S. Holder of Public Warrants in our assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a Public Warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
A “foreign” (i.e., non-U.S.)corporation will be classified as a “passive foreign investment company” or PFIC for any taxable year if either (i) at least 75 percent of its gross income for such year consists of certain types of “passive” income, or (ii) at least 50 percent of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income. Based on the current and anticipated value of our assets and composition of our income and assets, we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, while we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination as to whether we are a PFIC for any taxable year is a fact-intensive determination that depends, in part, upon the composition and classification of our income and assets, which cannot be determined until after the end of a taxable year.
If we are classified as a PFIC in any year during which a U.S. Holder owns our Ordinary Shares or Public Warrants, certain adverse tax consequences could apply to such U.S. Holder. Certain elections may be available (including a mark-to-market election) to U.S. Holders that may mitigate some of those adverse consequences. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our Ordinary Shares or Public Warrants if we are or become a PFIC.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Rockley. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND PUBLIC WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Travers Thorp Alberga.
EXPERTS
The consolidated financial statements of Rockley Photonics Holdings Limited at December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including Rockley, that file electronically with the SEC. You can read Rockley’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.rockleyphotonics.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You may request these reports or documents by contacting us at: Rockley Photonics Holdings Limited, 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, United Kingdom WA14 2DT, Attn: Investor Relations, telephone number +44 (0) 1865 292017 or 626-995-0001, email address: investors@rockleyphotonics.com. Our website address iswww.rockleyphotonics.com and such reports and documents may be accessed from https://investors.rockleyphotonics.com/financials/sec-filings/default.aspxiv. Information contained on or accessible through Rockley’s website is not a part of the registration statement of which this prospectus forms a part, and the inclusion of Rockley’s website address in this prospectus is an inactive textual reference only.

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ROCKLEY PHOTONICS HOLDINGS LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2021 and 2020

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Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Rockley Photonics Holdings Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Rockley Photonics Holdings Limited (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021 in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations since inception and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.
San Jose, California
March 10, 2022

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ROCKLEY PHOTONICS HOLDINGS LIMITED
Consolidated Balance Sheets
(in thousands, except share amounts and par value)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$ 36,786	$ 19,228
Short-term investments, at fair value	26,965	—
Accounts receivable, net of allowance of $302 and $0	1,359	4,925
Other receivables, net of allowance of $141 and $0	47,462	18,024
Prepaid expenses	6,795	1,605
Other current assets	7	609
Total current assets	119,374	44,391
Long-term investments, at fair value	17,659	—
Property, equipment, net	10,187	6,182
Equity method investment	4,879	5,202
Intangible assets	3,048	3,048
Other non-current assets	7,683	1,607
Total assets	$ 162,830	$ 60,430

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Trade payables	$ 6,882	$ 4,413
Accrued expenses	17,360	10,395
Debt, current portion	26,312	—
Other current liabilities	1,238	998
Total current liabilities	51,792	15,806
Long-term debt, net of current portion	—	74,804
Warrant liabilities	3,477	—
Other long-term liabilities	3,743	1,127
Total liabilities	59,012	91,737

Commitments and contingencies (Note 15)

Shareholders’ equity (deficit)
Ordinary shares, $0.000004 par value; 12,417,500,000 and 139,033,366 authorized as of December 31, 2021 and December 31, 2020; 127,860,639 and 83,539,382 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Additional paid-in-capital	504,714	201,576
Accumulated deficit	(400,896)	(232,883)
Total shareholders’ equity (deficit)	103,818	(31,307)
Total liabilities and shareholders’ equity (deficit)	$ 162,830	$ 60,430
See accompanying notes to consolidated financial statements.

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ROCKLEY PHOTONICS HOLDINGS LIMITED
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020
Revenue	$ 8,213	$ 22,343
Cost of revenue	11,416	24,240
Gross profit	(3,203)	(1,897)
Operating expenses:
Selling, general, and administrative expenses	39,976	20,260
Research and development expenses	72,573	35,900
Total operating expenses	112,549	56,160
Loss from operations	(115,752)	(58,057)
Other income (expense):
Forgiveness of PPP loan	2,860	—
Interest expense, net	(4,781)	(189)
Equity method investment loss	(703)	(1,274)
Change in fair value of debt instruments	(59,916)	(20,163)
Change in fair value of warrant liabilities	10,827	—
Gain (loss) on foreign currency	119	(25)
Total other income (expense)	(51,594)	(21,651)
Loss before income taxes	(167,346)	(79,708)
Provision for income tax	667	569
Net loss and comprehensive loss	$ (168,013)	$ (80,277)

Net loss per share:
Basic and diluted	$ (1.66)	$ (0.96)

Weighted-average shares outstanding:
Basic and diluted	100,917,939	83,457,400
See accompanying notes to consolidated financial statements.

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ROCKLEY PHOTONICS HOLDINGS LIMITED
Consolidated Statements of Shareholders’ Equity (Deficit)
(in thousands, except share amounts)

	Number of Ordinary Shares	Ordinary Shares and Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Balance, December 31, 2019	82,792,725	$ 188,865	$ (152,606)	$ 36,259
Net loss	—	—	(80,277)	(80,277)
Exercise of stock options	19,404	42	—	42
Exercise of warrants	13,716	7	—	7
Issuance of warrants	—	360	—	360
Stock-based compensation	—	8,043	—	8,043
Ordinary share issuance for acquisition of in-process research and development	347,389	2,298	—	2,298
Ordinary share issuance, net of issuance costs	366,148	1,961	—	1,961
Balance, December 31, 2020	83,539,382	$ 201,576	$ (232,883)	$ (31,307)
Net loss	—	—	(168,013)	(168,013)
Exercise of stock options	1,557,218	932	—	932
Exercise of warrants	4,115,118	379	—	379
Issuance of warrants	—	263	—	263
Conversion of convertible notes to ordinary shares	15,896,210	181,404	—	181,404
Equity consideration issued to SC Health	1,777,031	17,966	—	17,966
Equity consideration issued to PIPE	10,000,000	100,000	—	100,000
Equity consideration issued to SC Health Sponsor	10,562,500	50,000	—	50,000
Vesting of restricted stock units	24,668	—	—	—
Stock-based compensation	—	12,013	—	12,013
Transaction costs	—	(45,515)	—	(45,515)
Private warrants	—	(14,304)	—	(14,304)
Ordinary share issuance, net of issuance costs	388,512	—	—	—
Balance, December 31, 2021	127,860,639	$ 504,714	$ (400,896)	$ 103,818
See accompanying notes to consolidated financial statements.

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ROCKLEY PHOTONICS HOLDINGS LIMITED
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$ (168,013)	$ (80,277)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	4,640	2,787
Gain on disposal of property and equipment	—	(107)
Amortization of debt issuance costs	—	—
Bad debt expense and allowance for doubtful accounts	820	—
Accretion of marketable securities to redemption value	(122)	—
Stock-based compensation	12,013	8,043
Change in equity-method investment	323	1,274
Change in fair value of debt instrument	59,916	20,163
Change in fair value of warrant liabilities	(10,827)	—
Forgiveness of Paycheck Protection Program loan	(2,860)	—
Changes in operating assets and liabilities:
Accounts receivable	2,887	1,458
Other receivables	(29,579)	(2,074)
Prepaid expenses and other current assets	(4,868)	1,307
Other non-current assets	(5,795)	604
Trade payables	1,663	(3,126)
Accrued expenses	10,946	3,537
Other current and long-term liabilities	2,855	(1,943)
Net cash used in operating activities	(126,001)	(48,354)
Cash flows from investing activities:
Purchase of property and equipment	(7,840)	(1,416)
Purchase of marketable securities	(54,688)	—
Proceeds from sale of marketable securities	10,000	—
Proceeds from maturity of marketable securities	186	—
Payment for asset acquisition	(500)	(250)
Investment in equity method investee	—	(4,990)
Net cash used in investing activities	(52,842)	(6,656)
Cash flows from financing activities:
Proceeds from convertible loan notes	76,723	51,781
Principal payments on long-term debt	(5,000)	(1,952)
Proceeds from issuance of ordinary shares	167,966	1,961
Proceeds from Paycheck Protection Program loan	—	2,860
Proceeds from exercise of options	932	42
Proceeds from the exercise of warrants	379	7
Proceeds from issuance of warrants	263	360
Debt issuance costs incurred	(383)	(494)
Transaction costs	(44,479)	—
Principal payments on finance lease	—	(1,231)
Net cash provided by financing activities	196,401	53,334
Net increase (decrease) in cash and cash equivalents	17,558	(1,676)
Cash and cash equivalents:
Beginning of period	19,228	20,904
End of period	$ 36,786	$ 19,228
See accompanying notes to consolidated financial statements.

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ROCKLEY PHOTONICS HOLDINGS LIMITED
Notes to Consolidated Financial Statements
1.Description of Business and Significant Accounting Policies
Description of Business
Rockley specializes in the research and development of integrated silicon photonics chipsets. Rockley has developed a versatile, application specific, third-generation silicon photonics platform specifically designed for the optical integration challenges facing numerous mega-trend markets. Rockley has partnered with multiple tier-1 customers across the markets to deliver complex optical systems required for transformational sensors, communications, and medical product realization.
On August 11, 2021, Rockley Photonics Limited ("Legacy Rockley") completed a business combination (the "Business Combination") with SC Health Corporation, a special purpose acquisition company ("SC Health"), with Rockley Photonics Holdings Limited and its subsidiaries surviving the merger. Upon the consummation of the Business Combination, the Company became a publicly traded company listed on the New York Stock Exchange ("NYSE") under the symbol "RKLY". For additional information on the Business Combination, please refer to Note 2, Business Combination, to these consolidated financial statements. Unless the context otherwise requires, references in these notes to "Rockley", the "Company", "we", "us", or "our" and any related terms are intended to mean the post-Business Combination consolidated company, Rockley Photonics Holdings Limited, while "Legacy Rockley" and "SC Health" refers to the entities prior to the Business Combination.
Going Concern
The Company has incurred net losses since inception, has an accumulated deficit of $400.9 million as of December 31, 2021 and negative cash flow from operations of $126.0 million for the year ended December 31, 2021 and expects to incur losses from operations for the foreseeable future. As of December 31, 2021, the Company had cash, cash equivalents and investments of approximately $81.4 million. The Company’s ability to meet its obligations in the ordinary course of business is dependent on its ability to obtain additional financing. As a result, there is substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.
The Company's future liquidity needs, and ability to address those needs, will largely be determined by its ability to obtain additional financing on terms acceptable to us. The Company will continue to seek additional capital through the sale of debt or equity, or other arrangements, however, there can be no assurance that we will be able to raise additional capital when needed or under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders. If the Company raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to the holders of ordinary shares. Issued debt securities may contain covenants that limit the Company's ability to pay dividends or make other distributions to shareholders. If we are unable to obtain additional financing, operations may be scaled back or discontinued.
Global Pandemic
The COVID-19 global pandemic has prompted extraordinary measures by governments and businesses to control the spread of COVID-19 in most or all regions throughout the world. These actions have included travel bans, quarantines, and similar mandates for individuals to substantially restrict normal activities and for businesses to curtail normal operations.
The COVID–19 pandemic has adversely impacted our operational efficiency and caused delays in operational activities. During the year ended December 31, 2021, we continued to take cautious steps to protect our workforce, support community efforts, and follow local government guidelines. Certain key laboratory employees and facilities have continued internal testing and laboratory work to the extent necessary to service customer commitments. The remaining non-essential workforce were recommended to continue performing their duties from home. The ongoing impact will depend on the duration of the pandemic which is being mitigated by the vaccination of the general population and gradual easing of restrictions.
Basis of Presentation and Preparation
The accompanying consolidated financial statements have been prepared by the Company, and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for the fair presentation of our financial position, results of operations, comprehensive income, cash flows and shareholders’ equity for the periods presented. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. SEC. All intercompany transactions and balances between the various legal entities comprising the Company have been eliminated in consolidation.
We accounted for the Business Combination as a forward recapitalization in accordance with GAAP (the "Forward Recapitalization"). Under this method of accounting, SC Health was treated as the acquired company and Legacy Rockley was deemed to be the accounting acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Forward Recapitalization was treated as the equivalent of Legacy Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization. The net assets of SC Health are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities and results of operations prior to the Forward Recapitalization are those of Legacy Rockley. The consolidated financial statements of the combined company post-Forward Recapitalization represents the combined results of Rockley and SC Health beginning August 11, 2021, the date the Business Combination was consummated. The shares, corresponding capital amounts and earnings per share available for shareholders of Legacy Rockley, prior to the Business Combination, converted into the right to receive 2.4835 shares (the "Exchange Ratio") of ordinary shares, par value $0.000004 (the "ordinary shares"). The recapitalization of the number of ordinary shares attributable to Legacy Rockley is reflected retroactively as shares reflecting the Exchange Ratio to the earliest period presented and is utilized for calculating earnings per share in all prior periods presented.
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Such estimates include, but are not limited to, revenue

4884-9644-2130.v6

recognition, reserves and allowances; valuation of intangibles; product warranties; employee compensation and benefit accruals; stock-based compensation; loss contingencies; income taxes; fair value measurements; and warrant liabilities. Actual results could differ materially from those estimates. Management’s estimates include, as applicable, the anticipated impacts of the COVID-19 pandemic.
Cash and Cash Equivalents
Cash and cash equivalents include short-term, highly liquid investments with an original maturity of three months or less at the time of purchase.
Accounts Receivable
Accounts receivable is recorded at the invoiced amount and do not bear interest. We assess the need for an allowance for doubtful accounts based upon an analysis of past credit history and the current financial condition of its customers, as well as the consideration of expected trends based upon characteristics of the accounts and general economic conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Equity Method Investments
Equity method investments are all entities over which we have significant influence but not control or joint control. Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Company’s share of the post-acquisition profits or losses of the investee in the consolidated statement of operations and comprehensive loss. Earnings and losses of equity method investments are based on the most recently available financial statements of the investee. Basis differences between the cost of an equity method investment and the underlying equity in the long-lived assets are amortized over the estimated economic useful life of the underlying long-lived asset. We periodically review our equity method investments for impairment and record a reduction in the carrying value, if and when necessary. To date, no such impairment losses have been recorded.
Available-for-Sale Investments
The investments in debt securities are classified as available-for-sale investments. Debt securities primarily consist of corporate bonds, commercial paper and U.S. Treasury debt securities. These investments are primarily held in the custody of a major financial institution. A specific identification method is used to determine the cost basis of debt securities sold. These investments are recorded in the consolidated balance sheets at fair value.
Unrealized gains and temporary losses, net of related taxes, are included in accumulated other comprehensive income (loss) ("AOCI"). Upon realization, those amounts are reclassified from AOCI to earnings. The amortization of premiums and discounts on the investments are included in our results of operations. Realized gains and losses are calculated based on the specific identification method.
We classify our investments as current or non-current based on the nature of the investment and their availability for use in current operations.
Other-than-Temporary Impairments on Investments
All of our available-for-sale investments are subject to periodic impairment review. When the fair value of a debt security is less than its amortized cost, it is deemed impaired, and we assess whether the impairment is other-than-temporary. An impairment is considered other-than-temporary if (i) we have the intent to sell the security, (ii) it is more likely than not that we will be required to sell the security before recovery of the entire amortized cost basis, or (iii) we do not expect to recover the entire amortized cost basis of the security. If impairment is considered other-than-temporary based on condition (i) or (ii) described above, the entire difference between the amortized cost and the fair value of the debt security is recognized in the results of operations. If an impairment is considered other-than-temporary based on condition (iii) described above, the amount representing credit losses (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security) is recognized in earnings, and the amount relating to all other factors is recognized in other comprehensive income (OCI).

Property and Equipment, Net
Property and equipment are recorded at cost and presented net of accumulated depreciation and amortization. Significant additions or improvements extending the useful life of an asset are capitalized, while repairs and maintenance costs are expensed as incurred. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the useful life of the assets. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Computer equipment	3 years
Lab equipment	3 years
Furnitures and fixtures	4 years
Leasehold improvements	Shorter of the lease term and the useful life
Impairment of Long-Lived Assets
We evaluate our long-lived assets, such as property and equipment, and right-of-use assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets or asset group may not be recoverable. Recoverability of these assets or asset groups is measured by comparing their carrying value to the future net undiscounted cash flows the assets are expected to generate over their remaining

4884-9644-2130.v6

economic life. If such assets or asset groups are considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds their fair value.
The Company tests other intangible assets not subject to amortization for impairment annually and more frequently if events or changes in circumstances between annual tests indicate that it is more likely than not that the asset is impaired.
For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets. To date, no such impairment losses have been recorded.
Revenue Recognition
We generate our revenue principally from development services, which entails developing the customer-specific designs of photonics chips. Revenue is recognized when control of promised goods and services are transferred to customers in an amount that reflects the expected consideration in exchange for those products and services. This principle is achieved by applying the following five-step approach:
•Identification of the contract with a customer—A contract with a customer exists when we enter into an enforceable contract with a customer that defines each party’s rights and obligations regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, the contract has commercial substance, and we determine that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. We consider the terms and conditions of the contracts and customary business practices in identifying contracts under Topic 606 Revenue from Contracts with Customers. Our contracts with a customer generally consist of a development services contract against which statements of work (“SOW”) are issued. Each SOW contains one or more agreed-upon projects. We consider the arrangement to be the development services contract combined with the SOW. While the typical duration of a development services contract is multiple years, we generally expect the duration of agreed-upon projects to be six months or less. Generally, our customers have the right to cancel their contracts at any time.
•Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods or services are accounted for as a combined performance obligation. The individual components of the development services are generally capable of being distinct but not distinct in the context of the contract unless all the goods and services within a certain agreed-upon project of the contract are completed. Generally, the deliverables associated with each agreed-upon project, when combined, are considered a distinct performance obligation.
•Determination of the transaction price—The transaction price is determined based on the consideration to which we are entitled in exchange for transferring goods or services to the customer. Our contracts generally do not contain a significant amount of variable consideration as the price of our services are generally fixed at the inception of the agreed-upon project. The Company excludes sales taxes and other taxes from the measurement of transaction price. None of the contracts contain a significant financing component.
•Allocation of the transaction price to the performance obligations in the contract—Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). The Company prices each agreed-upon project with an SOW at SSP based on the expected cost plus a margin approach.
•Recognition of revenue when or as performance obligations are satisfied—We satisfy performance obligations at a point in time for the development services since the customers do not simultaneously receive and consume the benefits, we do not create or enhance an asset that the customer controls, and we do not have an enforceable right to payment for the performance completed to date. The contracts also contain substantive acceptance terms for each agreed-upon project. Revenue is recognized at the time the related performance obligation is satisfied through the transfer of control of a promised good or service to a customer, which is upon achievement of the agreed-upon project and acceptance by the customer.
Contract balances—The timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable is recorded when the right to consideration is unconditional. We generally have the right to invoice the customer upon acceptance of the agreed-upon project. The payment terms on invoiced amounts are typically 30-45 days, and such amounts are nonrefundable. In situations where revenue recognition occurs before invoicing, an unbilled receivable is recorded, which represents a contract asset. Deferred revenue is recognized if we have an unconditional right to bill or have collected consideration in advance of the right to recognize revenue. There have been no contract balances recorded to date.
Costs to obtain and fulfill a contract—Incremental costs incurred to obtain a contract with a customer are required to be capitalized and amortized over the period in which the goods and services to which the asset relates are transferred to the customer. We have not incurred any incremental costs in connection with obtaining the revenue contracts. We recognize an asset from the costs to fulfill a contract only if, the costs relate directly to a contract or an anticipated contract, the costs generate or enhance resources of the Company that will be used in satisfying a performance obligation in the future, and the costs are expected to be recovered. These costs have been insignificant to date.
Foreign Currency Transactions
The Company’s reporting currency is the U.S. dollar and the functional currency of the Company’s foreign subsidiaries is the U.S. dollar. Assets and liabilities that are not denominated in the functional currency are remeasured into the functional currency with any related gain or loss recorded in earnings.
Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in realized and unrealized losses/(gains) on foreign currency in the accompanying consolidated statements of operations and comprehensive loss.
Segment Information

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Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company determined that it has one operating and reportable segment.
Concentration of Risk
Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, available-for-sale investments, accounts receivable and revenue. We maintain cash balances at financial institutions that management believes are high-credit, quality financial institutions, where deposits, at times, exceed the Federal Deposit Insurance Corporation limits.
Net Loss Per Share
Basic earnings per share is calculated using our weighted-average outstanding ordinary shares. Diluted earnings per share is calculated using our weighted-average outstanding ordinary shares including the dilutive effect of outstanding equity instruments as determined under the treasury stock method. For periods in which we report net losses, diluted net loss per ordinary share attributable to ordinary stockholders is the same as basic net loss per ordinary share attributable to ordinary stockholders, because all potentially dilutive ordinary shares are anti-dilutive.
Stock-Based Compensation
We recognize all stock-based awards to employees and directors as stock-based compensation expense based upon their fair values on the date of grant. Compensation expense is generally recognized as expense on a straight-line basis over the service period based on the vesting requirements. We recognize forfeitures as they occur. We estimate the fair value of stock options granted to employees using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (i) the fair value of ordinary shares, (ii) the expected stock price volatility, (iii) the expected term of the award, (iv) the risk-free interest rate and (v) expected dividends. The grant-date fair value of restricted stock is calculated based on the fair value of the underlying ordinary shares .
We measure nonemployee awards at their fair value on the adoption date of ASU No. 2018-07. Following the adoption of ASU No. 2018-07 on January 1, 2018, the accounting for nonemployee awards is consistent with the accounting for employee stock-based compensation as described above.
We granted options and restricted stock units which vest on the satisfaction of a service-based condition.
Warrants
We determine the accounting classification of warrants, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock. Under ASC 480, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, and warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet the liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, in order to conclude equity classification, the company also assesses whether the warrants are indexed to the Company’s ordinary shares and whether the warrants are classified as equity under ASC 815-40 or other U.S. GAAP. After all such assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance with all changes in fair value after the issuance date recorded in the statements of operations and comprehensive loss. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.
Leases
Our lease portfolio is comprised of two major classes: real estate leases, which are the majority of our leased assets, are accounted for as operating leases and a manufacturing equipment lease accounted for as a finance lease on the consolidated balance sheet.
We classify leases as either operating or financing. We determine if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether we obtain substantially all the economic benefits from and have the ability to direct the use of the asset. Operating lease assets are included under other non-current assets and operating lease liabilities under other current and long-term liabilities, respectively in the consolidated balance sheets. We recognize lease expense for operating leases on a straight-line basis over the term of the lease. Finance lease asset is included under property, equipment, and finance lease right-of-use assets, net and finance lease liabilities, current portion under other current liabilities in the consolidated balance sheets. Finance ROU assets are amortized on a straight-line basis over their estimated useful lives.
ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments is used. The operating lease ROU asset includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally combined.

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We elected, as an accounting policy for leases of real estate, to account for lease and non-lease components in a contract as a single lease component. In addition, the recognition requirements are not applied to leases with a term of twelve months or less. Rather, the lease payments for short-term leases are recognized on the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.
Variable payments, such as common area charges, maintenance, insurance and taxes, are primarily based on the amount of space occupied. These payments in the Company’s leases are not dependent on an index or a rate and are excluded from the measurement of the lease liabilities and recognized in the consolidated statements of operations and comprehensive loss in the period in which the obligation for those payments is incurred. The Company remeasures lease payments when the contingency underlying such variable payments is resolved such that some or all of the remaining payments become fixed.
Cost of Revenue
Our cost of revenue consists of costs related to the Company’s development services which includes cost of materials, cost associated with packaging and assembly, testing and shipping, cost of personnel, including stock-based compensation, and equipment associated with manufacturing support, logistics and quality assurance, overhead and occupancy costs.
Research and Development Expenses (R&D)
Research and development expense consists primarily of personnel costs for engineers and third parties engaged in the design and development of products, software and technologies, including salary, bonus and share-based compensation expense, project material costs, services and depreciation. The Company expenses research and development costs as they are incurred.

Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of human capital related expenses for employees involved in general corporate functions, including executive management and administration, accounting, finance, tax, legal, information technology, marketing, and human resources; depreciation expense and rent relating to facilities; travel costs; professional fees; and other general corporate costs. Human capital expenses primarily include salaries, benefits, bonuses and stock-based compensation. As we continue to grow as a company, we expect that our selling, general and administrative costs will increase on an absolute dollar basis.
Income Taxes
Deferred income taxes are provided on a liability method, whereby deferred income tax assets are recognized for deductible temporary differences, operating losses, and tax loss carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets are reduced by a valuation allowance when, considering all sources of taxable income, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company recognizes the income tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The income tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.
Recently Adopted Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which affects general principles within Topic 740, and are meant to simplify and reduce the cost of accounting for income taxes. It removes certain exceptions to the general principles in Topic 740 and simplifies areas including franchise taxes that are partially based on income, transactions with a government that result in a step up in the tax basis of goodwill, the incremental approach for intraperiod tax allocation, interim period income tax accounting for year-to-date losses that exceed anticipated losses and enacted changes in tax laws in interim periods. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020. The Company adopted this standard as of January 1, 2021. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The Company adopted this guidance on January 1, 2021. The adoption of the guidance did not have a material impact on the consolidated financial statements.
Accounting Pronouncements Issued but Not Yet Adopted
In May 2021, the FASB issued ASU 2021-04, Modification of Equity Classified Written Call Options, to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options such as warrants that remain equity classified after modification or exchange based on consideration of the economic substance of the modification or exchange. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021 and early adoption is permitted. While the Company is continuing to assess the timing of adoption and the potential impacts of ASU 2021-04, it does not expect ASU 2021-04 to have a material effect on its consolidated financial statements.
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832) Disclosures by Business Entities about Government Assistance. This amendment in ASU 2021-10 aims to increase transparency about government assistance transactions that are not in the scope of other GAAP guidance. The ASU requires disclosure of the nature and significant terms and considerations of the transactions, the accounting

4884-9644-2130.v6

policies used and the effects of those transactions. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is in the process of assessing the impacts of ASU 2021-10 on its consolidated financial statements.
2. Business Combination
On August 11, 2021 (the "Closing Date"), Legacy Rockley, SC Health, and Rockley Mergersub Limited, an exempted company incorporated in the Cayman Islands as a direct wholly owned subsidiary of the Company (“Merger Sub”), consummated the business combination contemplated by the Business Combination Agreement and Plan of Merger, dated as of March 19, 2021 (the “Business Combination Agreement”). Immediately upon the consummation of the Business Combination, Legacy Rockley became a wholly owned subsidiary of the Company and Merger Sub merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly owned subsidiary of the Company. Subsequently, SC Health's ordinary shares and warrants ceased trading on the NYSE while the Company's ordinary shares and warrants began trading on the NYSE under the symbols “RKLY” and “RKLY.WS,” respectively.
Pursuant to the Business Combination Agreement, each of the following transactions occurred in the following order: (i) pursuant to a scheme of arrangement approved by the UK courts (the “Scheme”), on August 9, 2021, all of Legacy Rockley’s ordinary shares, including shares issued immediately prior to the Scheme becoming effective as a result of the conversion of then-outstanding convertible loan notes and the exercise of warrants, were transferred by Rockley shareholders in exchange for an equivalent number of shares in the Company; (ii) the holders of options over shares in Legacy Rockley rolled over their options into new options to purchase shares in the Company; (iii) warrants to purchase shares in Legacy Rockley (other than one warrant instrument that by its terms was replicated at the Company) not exercised for shares in Legacy Rockley prior to the effectiveness of the Scheme described above were cancelled, such that immediately following the Scheme, Legacy Rockley became a direct wholly-owned subsidiary of the Company; (iv) the Company subsequently completed a stock-split to prepare its share capital for Merger Sub’s merger into SC Health; (v) certain accredited investors (including entities affiliated with the SC Health Sponsor) purchased an aggregate of 15 million ordinary shares for a purchase price of $10.00 per share, or an aggregate purchase price of $150.0 million; (vi) on August 11, 2021, Merger Sub was merged with and into SC Health, with SC Health surviving the merger and becoming a direct wholly-owned subsidiary of the Company; and (vii) the ordinary shares and warrants in SC Health were exchanged for ordinary shares and warrants in the Company.
The Business Combination was accounted for as a forward recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SC Health was treated as the acquired company and Legacy Rockley was deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the existing shareholders of Legacy Rockley obtaining a majority voting power in the Company, and as such, having the power to appoint a majority of the members of the Company’s board of directors (the "Board"); the operations of Legacy Rockley prior to the acquisition comprising the only ongoing operations of the combined entity based on the historical operating activity and employee base; and the senior management of Legacy Rockley comprising the majority of the senior management of the Company. Accordingly, for accounting purposes, the financial statements of the Company represent a continuation of the financial statements of Legacy Rockley with the acquisition being treated as the equivalent of Legacy Rockley issuing stock for the net assets of SC Health, accompanied by a recapitalization.
As a result of the Business Combination, the Company incurred equity issuance costs and other costs considered direct and incremental to the transaction, totaling $45.5 million and consisting of legal, accounting, financial advisory and other professional fees. These amounts are reflected within additional paid-in capital in the consolidated balance sheet as of December 31, 2021.
Summary of Net Proceeds
The following table reconciles the elements of the net proceeds from the Business Combination as of December 31, 2021 (in thousands):

Recapitalization
Cash inflow from SC Health's trust account, net of redemptions	$ 17,966
Cash inflow from PIPE	100,000
Cash inflow from SC Health Sponsor	50,000
Less: Transaction Costs	(45,515)
Net cash received from the Business Combination	$ 122,451
Summary of Shares Issued
The total number of shares of the Company's ordinary shares issued and outstanding immediately following the consummation of the Business Combination was approximately 126.7 million, comprising (in thousands):

Number of Shares
Current Rockley's shareholders prior to the Business Combination	104,016
SC Health Shareholders	1,777
Sponsor Shareholders	10,563
PIPE Investors	10,000
Other Shareholders[1]	319
Total number of shares	126,675
1 The Company issued 319,000 ordinary shares at a value of $10.0 per share to Cowen and Company LLC ("Cowen") and BCW Securities LLC in lieu of cash payment for a portion of the fees payable $3.2 million to Cowen as part of the transaction costs.

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3.Segment, Geographic, and Significant Customer Information
The following table presents our revenue disaggregated by primary geographical market where revenues are attributable to the region in which the billing address of the customer is located (in thousands):

	December 31,
	2021	2020
United States	$ 6,778	$ 17,037
Rest of World	1,435	5,306
Total revenue	$ 8,213	$ 22,343
The following tables summarize our most significant customers as of and for the years ended December 31, 2021 and 2020:

	Revenue		Accounts receivable
	December 31,		December 31,
	2021	2020	2021	2020
Customer A	82%	76%	72%	33%
Customer B	4%	24%	— %	67%
The following table presents property, equipment and intangible assets held in the U.S. and internationally in various foreign subsidiaries as of December 31, 2021 and 2020:

	December 31,
	2021	2020
United States	$ 8,442	$ 6,390
Rest of World	3,031	708
Total property, equipment and intangible assets	$ 11,473	$ 7,098

4.Equity Method Investment
As of December 31, 2021 and 2020, we held an investment in Hengtong Rockley Technology Co., Ltd (“HRT”) and we appointed two of the HRT's five board members. HRT manufactures and sells optical fiber transceivers based on silicon photonics chipsets. HRT has share capital consisting solely of ordinary shares. We hold 24.9% of HRT’s ordinary shares, and the same proportion of its voting rights. We consider HRT to be a variable interest entity upon which the Company does exercise significant influence. However, considering key factors, such as ownership interest, representation on the board of directors, and participation in policy-making decisions, the Company concluded it does not control the investment. Accordingly, the investment in HRT is accounted for under the equity method. We elected to use a three-month lag to record our share of HRT’s results. See Note 13, Related Party Transactions for details of the Company’s transactions with HRT.
The following table summarizes our investment in HRT for the years ended December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Balance at the beginning of the year	$ 5,202	$ 1,486
Investment in HRT	—	4,990
Remeasurement gain on HRT	380	—
Share of loss of HRT	(703)	(1,274)
Balance at the end of the year	$ 4,879	$ 5,202
Our maximum exposure to loss as a result of our involvement with HRT is limited to the balance of our investment.
5.Fair Value Measurements
The accounting guidance for fair value measurements provides a framework for measuring fair value on either a recurring or nonrecurring basis, whereby the inputs used in valuation techniques are assigned a hierarchical level. The following are the three levels of inputs to measure fair value:
Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2: Inputs that reflect quoted prices for identical assets or liabilities in less active markets; quoted prices for similar assets or liabilities in active markets; benchmark yields, reported trades, broker/dealer quotes, inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

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Level 3: Unobservable inputs that reflect our own assumptions incorporated in valuation techniques used to measure fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.
We consider an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and consider an inactive market to be one in which there are infrequent or few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate, our own or the counterparty’s non-performance risk is considered in measuring the fair values of liabilities and assets, respectively.
Investments
The following is a summary of our investments at their cost or amortized cost for the years ended December 31, 2021 and 2020 (in thousands):

As of
	December 31, 2021	December 31, 2020
Corporate bonds and commercial paper	$ 20,042	$ —
U.S. Treasury securities	24,587	—
Total investments	$ 44,629	$ —
The fair value of our investments approximates their cost or amortized cost for both periods presented.
The following table presents the contractual maturities of our debt investments as of December 31, 2021 (in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$ 26,945	$ 26,961
Due after one year through five years	17,684	17,663
	$ 44,629	$ 44,624
Actual maturities may differ from the contractual maturities because borrowers may have the right to call or prepay certain obligations.
Fair Value of Financial Instruments
The following table summarizes our financial assets measured at fair value on a recurring basis (in thousands):

	December 31, 2021
		Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2
Cash and cash equivalents	$ 36,786	$ 36,786	$ —
Corporate bonds and commercial paper	20,037	—	20,037
U.S. Treasury securities	24,587	24,587	—
Total cash, cash equivalents and investments	$ 81,410	$ 61,373	$ 20,037

December 31, 2020
Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2
Cash and cash equivalents	$ 19,228	$ 19,228	$ —
Total cash and cash equivalents	$ 19,228	$ 19,228	$ —
The financial liabilities subject to fair value measurement on a recurring basis, were as follows (in thousands):

	As of
	December 31, 2021	December 31, 2020
Financial Liabilities
3.00% – 2020 Convertible Notes	$ —	$ 32,106
8.00% – 2020 Convertible Notes	—	14,789
2020 Term Facility Loan	—	25,049
Private Placement Warrants	3,477	—
Total financial liabilities	$ 3,477	$ 71,944

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As of December 31, 2021, there was no fair value associated with the convertible debt instruments due to the conversion of the debt securities into the Company's ordinary shares in connection with the Business Combination. The estimated fair value of the debt securities prior to their conversion into the Company's ordinary shares was $208.6 million. The estimated fair value of the convertible securities on the Closing Date was calculated as the product of (i) the number of conversion shares at the Closing Date and (ii) the marketable value per ordinary share at the Closing Date. Changes in the fair value of debt that is accounted for at fair value are presented as gains or losses in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.
3.00% – 2020 Convertible Notes
On March 9, 2020, Legacy Rockley issued $21.3 million of the 3.00% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 7, Debt for details). In connection with the closing of the Business Combination on August 11, 2021, the outstanding principal and interest of the 3.00% Convertible Notes Due 2025 were cancelled and converted into the right to receive ordinary shares of the Company, resulting in $0.0 million outstanding balance on the 3.00% Convertible Notes at December 31, 2021.
For the year ended December 31, 2021 and 2020, we recorded a loss of $6.0 million and $10.8 million, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 3.00% Convertible Notes, as follows (in thousands):

Fair value at March 9, 2020	$ 21,281
Plus: Loss from change in fair value	10,825
Fair value at December 31, 2020	32,106
Plus: Loss from change in fair value	5,986
Less: Fair value adjustment extinguished upon conversion of debt	(38,092)
Fair value at December 31, 2021	$ —
A binomial lattice model was used to determine the fair value of the 3.00% Convertible Notes based on assumptions as to when the notes would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to ordinary shares or redeemed at principal and accrued interest; and (ii) upon qualified financing event, the convertible notes will automatically convert to ordinary shares. The lattice model used the share price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. The remeasurement of the fair value of the debt instrument was recorded as a gain or loss in the statements of operations and comprehensive loss for each reporting period.
8.00% – 2020 Convertible Notes
On February 19, 2020, Legacy Rockley issued $8.0 million of 8.00% Convertible Notes and elected the fair value option of accounting for this debt instrument (see Note 7, Debt for details). In connection with the closing of the Business Combination on August 11, 2021, the outstanding principal, interest and warrants of the 8.00% Convertible Notes were cancelled and converted into the right to receive ordinary shares of the Company, resulting in $0.0 million outstanding balance on the 8.00% Convertible Notes at December 31, 2021.
For the years ended December 31, 2021 and 2020, we recorded a loss of $16.1 million and $4.4 million, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 8.00% Convertible Notes, as follows (in thousands):

Fair value at February 19, 2020	$ 10,415
Plus: Loss from change in fair value	4,374
Fair value at December 31, 2020	14,789
Plus: Loss from change in fair value	16,108
Less: Fair value adjustment extinguished upon conversion of debt	(30,897)
Fair value at December 31, 2021	$ —
A binomial lattice model was used to determine the fair value of the 8.00% Convertible Notes Due 2025 based on assumptions as to when the notes would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon IPO/Sale/Merger/SPAC or maturity, the convertible notes may be converted to ordinary shares or put at 125.0% of principal and accrued interest; and (ii) upon financing event, the convertible notes may be converted to ordinary shares. The remeasurement of the fair value of the debt instrument was recorded as a gain or loss in the statements of operations and comprehensive loss for each reporting period.
2020 Term Facility Loan
On September 29, 2020, Legacy Rockley issued $35.0 million of convertible notes and at inception elected the fair value option of accounting for this debt instrument (see Note 7, Debt for details). In connection with the closing of the Business Combination on August 11, 2021, thirty percent (30%) of the outstanding principal and interest balance of the 2020 Term Facility Loan were cancelled and converted into the right to receive ordinary shares of the Company and seventy percent (70%) of the outstanding principal and interest balance is required to be repaid in full on or prior to August 31, 2022. At December 31, 2021, the remaining contractual outstanding principal and interest on the 2020 Term Facility Loan was $32.3 million.
For the years ended December 31, 2021 and 2020, we recorded a loss of $15.1 million and $1.7 million, respectively from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 2020 Term Facility Loans, as follows (in thousands):

4884-9644-2130.v6

Fair value at September 29, 2020	$ 23,320
Plus: Loss from change in fair value	1,729
Fair value at December 31, 2020	25,049
Plus: Loss from change in fair value	15,134
Less: Fair value adjustment extinguished upon conversion of debt	(13,003)
Fair value at August 11, 2021	$ 27,180
At August 11, 2021, the fair value of the 2020 Term Facility Loan was $27.2 million. The interest expense is subsequently accreted to statements of operations and comprehensive loss using the effective interest rate method over the term of the loan. See Note 7, Debt for information regarding the subsequent accounting for the 2020 Term Facility Loan.
A binomial lattice model was used to determine the fair value of the 2020 Term Facility Loan based on assumptions as to when the loan would be converted upon IPO/Sale/Merger/SPAC. Upon such event, the convertible notes may be paid off as following: (i) if par value exit, repayment of base multiple times principal plus unpaid interest; (ii) if greater value exit, repayment of base multiple plus add-on multiple ratio times principal plus unpaid interest.
5.00% – $50.0 Million Convertible Notes
On January 11, 2021, Legacy Rockley issued $50.0 million of the 5.00% – $50.0 Million Convertible Notes (the "5.00% – $50.0 Million Convertible Notes") and at inception elected the fair value option of accounting for this debt instrument (see Note 7, Debt for details). In connection with the closing of the Business Combination, the outstanding principal and interest of the 5.00% – $50.0 Million Convertible Notes were cancelled and converted into the right to receive ordinary shares of the Company, resulting in $0.00 million outstanding balance on the 5.00% – $50.0 Million Convertible Notes at December 31, 2021.
For the year ended December 31, 2021, we recorded a loss of $2.3 million, from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 5.00% – $50.0 Million Convertible Notes, as follows (in thousands):

Fair value at January 11, 2021	$ 10,274
Plus: Loss from change in fair value	2,310
Less: Fair value adjustment extinguished upon conversion of debt	(12,584)
Fair value at December 31, 2021	$ —
A binomial lattice model was used to determine the fair value of the 5.00% – $50.0 Million Convertible Notes Due 2026 based on assumptions as to when the notes would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon IPO/Sale/Merger/SPAC, the convertible notes may be converted to ordinary shares or put at principal and accrued interest; and (ii) upon qualified financing event or maturity, the convertible notes will automatically convert to ordinary shares at base price. The lattice model used the share price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. The remeasurement of the fair value of the debt instrument was recorded as a gain or loss in the statements of operations and comprehensive loss for each reporting period.
5.00% – $25.0 Million Convertible Notes
On December 31, 2020, Legacy Rockley issued $25.0 million of the 5.00% – $25.0 Million Convertible Notes and at inception elected the fair value option of accounting for this debt instrument (see Note 7, Debt for details). In connection with the closing of the Business Combination, the outstanding principal, interest and warrants of the 5.00% – $25.0 Million Convertible Notes were cancelled and converted into the right to receive ordinary shares of the Company, resulting in $0.0 million outstanding balance on the 5.00% – $25.0 Million Convertible Notes at December 31, 2021.
For the year ended December 31, 2021, we recorded an adjustment of $5.0 million from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 5.00% – $25.0 Million Convertible Notes, as follows (in thousands):

Fair value at December 31, 2020	$ 37,592
Plus: Loss from change in fair value	4,977
Less: Fair value adjustment extinguished upon conversion of debt	(42,569)
Fair value at December 31, 2021	$ —
A binomial lattice model was used to determine the fair value of the 5.00% – $25.0 Million Convertible Notes Due 2025 based on assumptions as to when the notes would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon SPAC, the convertible notes may be converted to ordinary shares or put at principal and accrued interest; (ii) upon qualified financing event, the convertible notes may be converted to ordinary shares with discount any time after financing date; and (iii) upon maturity, the convertible notes may be converted to ordinary shares at $675.0 million divided by the number of fully diluted shares. The remeasurement of the fair value of the debt instrument was recorded as a gain or loss in the statements of operations and comprehensive loss for each reporting period.
5.00% – $30.0 Million Convertible Notes
On January 11, 2021, Legacy Rockley issued $30.0 million of the 5.00% Convertible Notes and at inception elected the fair value option of accounting for this debt instrument (see Note 7, Debt for details). In connection with the closing of the Business Combination, the outstanding

4884-9644-2130.v6

principal and interest of the 5.00% – $30.0 Million Convertible Notes were cancelled and converted into the right to receive ordinary shares of the Company, resulting in $0.0 million outstanding balance on the 5.00% – $30.0 Million Convertible Notes at December 31, 2021.
For the year ended December 31, 2021, we recorded an adjustment of $5.9 million from a change in fair value of debt in connection with the subsequent fair value remeasurement of the 5.00% – $30.0 Million Convertible Notes, as follows (in thousands):

Fair value at January 11, 2021	$ 38,403
Plus: Loss from change in fair value	5,855
Less: Fair value adjustment extinguished upon conversion of debt	(44,258)
Fair value at December 31, 2021	$ —
A binomial lattice model was used to determine the fair value of the 5.00% Convertible Notes Due 2026 based on assumptions as to when the notes would be converted or redeemed at each decision point. Within the lattice model, the following assumptions were made: (i) upon SPAC, the convertible notes may be converted to ordinary shares or put at principal and accrued interest; and (ii) upon qualified financing event or maturity, the convertible notes will automatically convert to ordinary shares at base price. The lattice model used the share price, conversion price, maturity date, risk-free rate, estimated stock volatility and estimated credit spread. The remeasurement of the fair value of the debt instrument was recorded as a gain or loss in the statements of operations and comprehensive loss for each reporting period.
At December 31, 2021 and 2020, the carrying value of certain financial instruments, such as cash, accounts receivable, other receivable, prepaid expenses and other current assets, trade payable and other current accrued liabilities, approximate fair value due to their relatively short maturities and low market interest rates, if applicable.
Private Placement Warrants
The Private Placement Warrants are accounted for as liabilities in accordance with the FASB's Accounting Standards Codification ("ASC") 815-40 and are presented within the Warrants Liabilities on the consolidated balance sheet. The warrant liabilities were measured at fair value at inception and are measured on a recurring basis, with changes in fair value presented within change in fair value of warrants liabilities in the consolidated statement of operations and comprehensive loss.
The Private Placement Warrants are measured at fair value on a recurring basis. The measurement of the warrants as of December 31, 2021 was $3.5 million. The Company has classified the Private Placement Warrants as a liability due to certain settlement terms and provisions related to certain tender offers and indexation characteristics following the Business Combination and has accounted for them as liability instruments in accordance with ASC 815, adjusting the fair value at the end of each reporting period. Additionally, the Company has determined that the Private Placement Warrants are classified within Level 3 of the fair value hierarchy as the fair value is estimated using the Modified Black Scholes Option Pricing Model.
The following table presents the changes in the fair value of the Private Placement Warrants (in thousands):

Initial measurement, August 11, 2021	$ 14,304
Mart-to-market adjustment	(10,827)
Warrant Liabilities balance, December 31, 2021	$ 3,477

4884-9644-2130.v6

6.Balance Sheet Components
Cash and cash equivalents
Our cash and cash equivalents balances were concentrated by location as follows:

December 31,
	2021	2020
United Kingdom	97%	96%
United States	3%	3%
Other	— %	1%
Other receivables

	December 31,
	2021	2020
R&D tax credit receivable	$ 45,632	$ 17,412
Grants receivable	753	—
VAT receivable	1,073	607
Other receivable, net	4	5
Total other receivables	$ 47,462	$ 18,024
Property and equipment, net (in thousands):

	December 31,
	2021	2020
Computer equipment	$ 1,998	$ 1,218
Lab equipment	13,940	7,607
Motor vehicles	31	31
Furniture and fixtures	315	265
Leasehold improvements	1,230	704
Assets under construction	—	27
Total property and equipment	$ 17,514	$ 9,852
Less: accumulated depreciation	(9,088)	(5,802)
Total property and equipment, net	$ 8,426	$ 4,050

Total depreciation expense was $4.2 million and $2.3 million for the years ended December 31, 2021, and 2020, respectively.

Finance lease right-of-use assets, net (in thousands):

	December 31,
	2021	2020
Finance lease right-of-use assets	$ 2,966	$ 2,966
Less: accumulated amortization	(1,205)	(834)
Total finance lease right-of-use assets, net	$ 1,761	$ 2,132
Amortization expense was $0.4 million and $0.4 million for the years ended December 31, 2021, and 2020, respectively.
Intangible assets, net (in thousands):

	December 31,
	2021	2020
In-process research and development	$ 3,048	$ 3,048
Total intangible assets, net	$ 3,048	$ 3,048
The Company reviews its intangible assets for potential impairment whenever events or circumstances indicate that the carrying value of the intangible assets may not be recoverable. No impairment charges were recorded for the years ended December 31, 2021, and 2020, respectively.

4884-9644-2130.v6

Other non-current assets (in thousands):

	December 31,
	2021	2020
Capitalized transaction costs	$ —	$ 121
Security deposits	280	—
Operating right of use assets	4,577	1,486
Prepaid asset, net of current portion	$ 2,826	$ —
Total other non-current assets	$ 7,683	$ 1,607
Accrued expenses (in thousands):

	December 31,
	2021	2020
Accrued bonus	$ 7,546	$ 3,349
Accrued payroll and benefits	2,750	1,524
Accrued taxes	439	332
Accrued fabrication costs	3,110	2,321
Share appreciation rights	—	706
Accrued transaction costs	1,004	335
Other accrued expenses	2,511	1,828
Total accrued expenses	$ 17,360	$ 10,395

7.Debt
The following table summarizes information relating to our long-term debt, (in thousands):

	December 31, 2021
	Principal	Change in Fair Value	Conversion of Debt	Accreted Debt Interest	Principal Payments in Cash	Net
3.00% – 2020 Convertible Notes	$ 21,281	$ 16,811	(38,092)	—	—	$ —
8.00% – 2020 Convertible Notes	8,000	22,897	(30,897)	—	—	—
2020 Term Facility Loan	33,949	6,234	(13,003)	4,132	(5,000)	26,312
5.00% – $50.0 Million Convertible Notes	10,274	2,310	(12,584)	—	—	—
5.00% – $25.0 Million Convertible Notes	25,000	17,569	(42,569)	—	—	—
5.00% – $30.0 Million Convertible Notes	30,000	14,258	(44,258)	—	—	—
Total Long-term debt	$ 128,504	$ 80,079	(181,403)	4,132	(5,000)	$ 26,312
Less: current portion of long-term debt						(26,312)
Long-term debt, net of current portion						$ —

	December 31, 2020
	Principal	Change in Fair Value	Net
3.00% – 2020 Convertible Notes	$ 21,281	$ 10,825	$ 32,106
8.00% – 2020 Convertible Notes	8,000	6,789	14,789
2020 Term Facility Loan	22,500	2,549	25,049
Paycheck Protection Program	2,860	—	2,860
Total long-term debt	$ 54,641	$ 20,163	$ 74,804
Less: current portion of long-term debt			—
Long-term debt, net of current portion			$ 74,804

Future minimum payments under the debt agreements as of December 31, 2021 are as follows (in thousands):

4884-9644-2130.v6

2020 Term Facility Loan
2022	$ 32,303
2023	—
2024	—
2025	—
2026	—
Thereafter	—
Total future minimum payments	32,303
Less: current portion of debt principal	(32,303)
Non-current portion of debt principal	$ —
3.00% – 2020 Convertible Notes
On March 9, 2020, Legacy Rockley issued convertible loan notes in an aggregate principal amount of $21.3 million (the “3.0% Convertible Notes”). The 3.00% – 2020 Convertible Notes had an interest rate of 3.00% per annum and contained no financial covenants. The 3.00% – 2020 Convertible Notes were issued in two tranches $20.0 million on March 9, 2020 and $1.3 million on October 20, 2020.
The 3.00% – 2020 Convertible Notes were subject to conversion as follows:

(a)If in an equity financing raised total proceeds for the Company of not less than $10.0 million then the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of equity share at a conversion price of $14.298 per share; or
(b)if an equity financing is not raised for the Company, then the outstanding principal amount of all notes and any unpaid accrued interest may convert into the most senior class of share at a conversion price of $14.298 per share.
(c)At an exit event, redeem the outstanding notes for an amount equal to the outstanding principal plus accrued interests or convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price equal to the issuance price of $14.298 per share.
(d)At the maturity date, convert into the most senior class of shares at a conversion price equal to the issuance price of $14.298 per share.
Legacy Rockley elected to account for the 3.00% – 2020 Convertible Notes at fair value as of the issuance date, with the changes in fair value reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.
Upon consummation of the Business Combination discussed in Note 2, Business Combination, the total outstanding principal and accrued unpaid interest of $21.9 million for the 3.00% – 2020 Convertible Notes were cancelled and converted into the right to receive 3.8 million ordinary shares of the Company, with a fair value of $38.1 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. The Company recorded a $38.1 million adjustment upon extinguishment of the 3.00% – 2020 Convertible Notes.
8.00% – 2020 Convertible Notes
On February 19, 2020, Legacy Rockley issued convertible loan notes to our board member in an aggregate principal amount of $8.0 million (the “8.00% Convertible Notes"). The 8.00% Convertible Notes had an interest rate of 8.00% per annum and contained no financial covenants.
The 8.00% Convertible Notes were convertible as follows:

(a)In the event of an equity financing, the outstanding principal amount of all notes and any unpaid accrued interest shall automatically convert into the most senior class of share at a conversion price being the lower of $14.298 per share or a discounted subscription price of the equity shares; or
(b)At an exit event, convert the outstanding principal amount of all notes and any unpaid accrued interest thereon into the most senior class of share of the Company, at a conversion price, equal to a 25% discount to the Series E issuance price of $14.298 per share.
(c)At the maturity date, convert into the most senior class of equity share at a conversion price of $14.298.
Legacy Rockley elected to account for the 8.00% Convertible Notes s at fair value as of the issuance date, with the changes in fair value reported in the consolidated statements of operations and comprehensive loss under Change in Fair Value of Debt Instruments.
Upon consummation of the Business Combination discussed in Note 2, Business Combination, the total outstanding principal and accrued unpaid interest of $8.9 million for the 8.00% Convertible Notes were cancelled and converted into the right to receive 1.5 million ordinary shares of the Company, with a fair value of $15.5 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. In addition, the warrants issued in conjunction with the 8.00% Convertible Note were also cancelled and converted into the right to receive 1.5 million ordinary shares of the Company, with a fair value of $15.5 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. The Company recorded a $30.9 million adjustment upon extinguishment of the 8.00% Convertible Notes and warrants.

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2020 Term Facility Loan
On September 29, 2020, Legacy Rockley secured a term facility loan of $35.0 million (“2020 Term Facility Loan”). Legacy Rockley had the option to repay the aggregate amount of the loans utilized in full on the maturity date, subject to no Qualified Exit occurring at the time plus the applicable repayment premium payable. The Qualified Exit meant: 1) qualified listing—a flotation or a public offering, the value of which is equal to or exceeds the free float value of $350.0 million; 2) non-qualified trade. Upon any occurrence of a non-qualified trade sale or qualified listing, amounts due to Argentum would have been discharged in full by way of conversion into the Company's most senior class of shares.
Upon consummation of the Business Combination discussed in Note 2, Business Combination, thirty percent (30%) of the outstanding principal and interest balance of $10.2 million for the 2020 Term Facility Loan were cancelled and converted into the right to receive 1.3 million ordinary shares of the Company, with a fair value of $13.0 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. The Company recorded a $13.0 million adjustment upon extinguishment of debt. The seventy percent (70%) of the outstanding principal and interest balance remained as debt and is required to be repaid in full on or prior to August 31, 2022, in the total amount of $37.3 million. At August 11, 2021, the Company recorded a fair value of $27.1 million for the seventy percent (70%) of the outstanding principal and interest balance. The Company accreted the adjusted interest expense over the amended term of the loan using the effective interest rate method. The Company accrued interest expense of $4.1 million for the year ended December 31, 2021. As of December 31, 2021, the total outstanding debt for the 2020 Term Facility Loan balance was $26.3 million. The 2020 Term Facility Loan includes a financial covenant that requires the Company to maintain a cash balance of at least $35.0 million. As of December 31, 2021, the Company was not in default on any covenants.

5.00% – $50.0 Million Convertible Notes
On January 11, 2021, Legacy Rockley issued convertible loan notes for an aggregate principal amount of $50.0 million. The 5.00% – $50.0 Million Convertible Notes had an interest rate of 5.00% per annum and contained no financial covenants. The total amount borrowed was $10.3 million.
The 5.00% – $50.0 Million Convertible Notes were subject to conversion as follows:
(a)In the event of a qualified financing even with total proceeds raised not less than $25.0 million, the outstanding principal amount and any unpaid accrued interest automatically convert into the most senior class of share at a conversion price being lower of 15% discount to the per share subscription price of the equity shares or the price obtained by diving $1,500.0 million by fully diluted share capital of the Company at the date of conversion;
(b)At an exit event, redeem the outstanding principal amount and any unpaid accrued interest on the original principal or convert the outstanding principal amount of all notes and any unpaid accrued interest into the most senior class of share of the Company at a conversion price equal to the lower of 15% discount to the price per share and the price obtained by dividing $1,500.0 million by fully diluted share capital of the Company at the date of conversion;
(c)At the maturity date, convert into the most senior class of shares at a conversion price by dividing $1,500.0 million by fully diluted share capital of the Company at the date of conversion.
Upon consummation of the Business Combination discussed in Note 2, Business Combination, the total outstanding principal and accrued unpaid interest of $10.6 million for the 5.00% – $50.0 Million Convertible Notes were cancelled and converted into the right to receive 1.3 million ordinary shares of the Company, with a fair value of $12.6 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. The Company recognized a $12.6 million adjustment upon extinguishment of the 5.00% – $50.0 Million Convertible Notes.

5.00% – $25.0 Million Convertible Notes
On December 31, 2020, Legacy Rockley issued convertible loan notes in an aggregate principal amount of $25.0 million. The 5.00% – $25.0 Million Convertible Notes had an interest rate of 5.00% per annum and contained no financial covenants.
The 5.00% – $25.0 Million Convertible Notes were subject to conversion as follows:
(a)In an equity qualified financing event with total proceeds raised not less than $25.0 million, the outstanding principal amount and any unpaid accrued interest automatically convert into the most senior class of share at a conversion price being lower of 25% discount to the per share subscription price of the equity shares or the price obtained by diving $800.0 million by fully diluted share capital of the Company at the date of conversion;
(b)At an exit event, redeem the outstanding notes for an amount equal to 100% of the outstanding principal plus accrued interest or convert the outstanding principal amount into the most senior class of share of the Company, at a conversion price equal to the lower of 25% discount to the price per share and the price obtained by dividing $800.0 million by fully diluted share capital of the Company at the date of conversion; or
(c)At the maturity date, convert into the most senior class of shares at a conversion price by dividing $675.0 million by the number of issued shares in the capital of the Company on a fully diluted basis or repay the amount equal to 100% of the outstanding principal amount plus any accrued interest.

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Upon consummation of the Business Combination discussed in Note 2, Business Combination, the total outstanding principal and accrued unpaid interest of $25.7 million for the 5.00% – $25.0 Million Convertible Notes were cancelled and converted into the right to receive 3.6 million ordinary shares of the Company, with a fair value of $35.6 million, recorded in the consolidated balance sheet. In addition, the warrants issued in conjunction with the 5.00% – $25.0 Million Convertible Notes were also cancelled and converted into the right to receive 0.7 million ordinary shares of the Company, with a fair value of $7.0 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. The Company recorded a total $42.6 million adjustment upon extinguishment of the 5.00% – $25.0 Million Convertible Notes and warrants.

5.00% – $30.0 Million Convertible Notes
On January 11, 2021, Legacy Rockley issued the 5.00% – $30.0 Million Convertible Notes. The 5.00% – $30.0 Million Convertible Notes had an interest rate of 5.00% per annum and contained no financial covenants.
The 5.00% – $30.0 Million Convertible Notes were subject to conversion as follows:
(a)In an equity qualified financing event with total proceeds raised not less than $25.0 million, the outstanding principal amount and any unpaid accrued interest automatically convert into the most senior class of share at a conversion price being lower of 25% discount to the per share subscription price of the equity shares or the price obtained by diving $800.0 million by fully diluted share capital of the Company at the date of conversion;
(b)At an exit event, redeem the outstanding notes for an amount equal to the outstanding principal plus any unpaid accrued interest or convert the outstanding principal amount of all notes and any unpaid accrued interest into the most senior class of share of the Company, at a conversion price equal to the lower of a 25% discount to the price per share and the price obtained by dividing $800.0 million by fully diluted share capital of the Company at the date of conversion; or
(c)At the maturity date, convert into the most senior class of shares at a conversion price by dividing $800.0 million by fully diluted share capital of the Company at the date of conversion.
Upon consummation of the Business Combination discussed in Note 2, Business Combination, the total outstanding principal and accrued unpaid interest of $30.8 million for the 5.00%– $30.0 Million Convertible Notes were cancelled and converted into the right to receive 4.4 million ordinary shares of the Company, with a fair value of $44.3 million, recorded in the consolidated statement of shareholders' equity (deficit) with a corresponding decrease to the convertible note in the consolidated balance sheet. The Company recorded a $44.3 million adjustment upon extinguishment of the 5.00%– $30.0 Million Convertible Notes.

Paycheck Protection Program Loan
On April 21, 2020 (the "Origination Date"), Legacy Rockley received loan proceeds of approximately $2.9 million (“PPP Loan”) from Silicon Valley Bank (the “Lender”) pursuant to the Paycheck Protection Program (“PPP”) established under the CARES (the Coronavirus Aid, Relief and Economic Security) Act of 2020. Payments of principal and interest were deferred for the first six months following the Origination Date, and the PPP Loan was maturing in two years after the Origination Date. The PPP Loan bore interest at 1.0% per annum.
In June 2021, the $2.9 million of borrowings outstanding under the PPP was forgiven in full. Forgiveness income was recorded as a component of other income, net in the consolidated statements of operations and comprehensive loss.
8.Warrants
As of December 31, 2021, the Company had 8,625,000 Public Warrants outstanding with a balance of $28.0 million, and classified as equity, and 5,450,000 Private Placement Warrants outstanding with a balance of $3.5 million, and classified as liability. These warrants are exercisable for the Company’s ordinary shares. Warrants may only be exercised for a whole number of shares at an exercise price of $11.50. These warrants expire five years from the closing of the Forward Recapitalization.
The ordinary shares underlying the warrants were registered on Rockley Photonics Holdings Limited's Registration Statement on Form S-4 (File No. 333-255019), filed with the SEC on April 2, 2021 and declared effective on July 22, 2021. The Company is obligated to issue ordinary shares upon exercise of a warrant.
Redemption of warrants when the ordinary share price equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the warrants in whole and not in part, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder and if, and only if, the closing price of the Company’s ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is given to the warrant holders.
The Company may redeem the warrants in whole and not in part no earlier than 90 days after they are first exercisable and prior to their expiration at a price equal to a number of the Company's ordinary shares based on the redemption date and the “fair market value” of the ordinary shares, upon not less than 30 days' prior written notice of redemption each warrant holder, and if, and only if, the closing price of the ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day before the Company sends the notice of redemption to the warrant holders.
The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity, and are presented within warrant liabilities on our balance sheet. The warrant liabilities assumed from SC Health, and on a recurring basis, changes in fair value will be presented in the consolidated statement of operations at each reporting period. The Private Placement Warrants are considered to be a Level 3 liability, see Note 5 – Fair Value Measurements for description of the valuation methodology of the Private Placement Warrants.
The Public Warrants were accounted for as equity and are presented within Additional Paid-In Capital on our balance sheet. Although an event such as a qualifying cash tender offer could occur outside of the company’s control that would require net cash settlement, equity classification for the public warrants is not precluded per ASC 815-40-25 as such an event would be in connection with a change in control and all of the Company’s ordinary shareholders, as well as warrant holders, could participate and receive cash from the settlement.

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9.Income Taxes
For the years ended December 31, 2021 and 2020, loss before income taxes were as follows (in thousands):

	Years Ended December 31,
	2021	2020
U.K. Operations	$ (174,298)	$ (82,705)
Foreign operations	6,952	2,997
Loss before income taxes	$ (167,346)	$ (79,708)
The components of provision for income tax for the years ended December 31, 2021 and 2020 are as follows (in thousands):

	Current	Deferred	Total
Year ended December 31, 2021
U.K. operations	$ —	$ —	$ —
Foreign jurisdictions	667	—	667
	$ 667	$ —	$ 667

	Current	Deferred	Total
Year ended December 31, 2020
U.K. operations	$ —	$ —	$ —
Foreign jurisdictions	569	—	569
	$ 569	$ —	$ 569
The effective tax rate of the Company’s provision for income taxes differs from the 19% statutory rate of the Company’s U.K. headquarters entity (in thousands, except percentages):

	December 31,
	2021		2020
U.K. Statutory Rate	$ (31,796)	19.0%	$ (15,145)	19.0%
Foreign income tax	8	— %	308	(0.4) %
Research & Development credit	(2,061)	1.2%	(628)	0.8%
Stock-based compensation	34	— %	1,293	(1.6) %
Permanent differences	(156)	0.1%	3,325	(4.2) %
Change in valuation allowance	32,402	(19.4) %	7,480	(9.4) %
Rate Change on Deferred Taxes	(11,197)	6.7%	(977)	1.2%
Uncertain Tax Liabilities	64	— %	245	(0.3) %
Losses not benefited	12,625	(7.5) %	3,999	(5.0) %
Others, net	744	(0.4) %	668	(0.8) %
Total	$ 667	(0.40) %	$ 569	(0.71) %
Deferred Tax Assets and Liabilities
Deferred income taxes reflect the net effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating losses and tax credit carryforwards.
We record income tax expense for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company records valuation allowances to reduce its deferred tax assets to the net amount that it believes is more likely than not to be realized. Its assessment considers the realization of deferred tax assets on a jurisdictional basis.

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The significant components of the Company’s deferred taxes are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$ 33,068	$ 15,066
Research and development credits	549	—
Stock-based compensation	4,859	1,476
Lease liabilities	1,394	482
Interest Limitation	10,202	—
Accounts and other receivables	—	—
Accrued liabilities	1,765	788
Other	64	2
Total gross deferred tax assets	51,900	17,814
Less valuation allowance	(50,139)	(16,377)
Net deferred tax assets	1,761	1,437

Deferred tax liabilities:
Right-of-use Assets	$ (1,281)	$ (821)
Property and equipment, principally due to differences in depreciation	(480)	(592)
Other	—	(24)
Total gross deferred tax liabilities	(1,761)	(1,437)
Net deferred tax assets	$ —	$ —
ASC 740 requires that the tax benefit of net operating losses (“NOLs”), temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of our future tax benefits is dependent on our ability to generate sufficient taxable income within the carryforward period. Management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits from operating loss carryforwards is currently not likely to be realized and, accordingly, has provided a valuation allowance has provided a full valuation allowance against its deferred tax assets.
The changes in valuation allowance related to operating activity was an increase in the amount of $33.8 million and $6.9 million during the years ended December 31, 2021 and 2020, respectively.
NOLs and tax credit gross carryforwards as of December 31, 2021 are as follows (in thousands):

	Amount	Expiration Years
NOLs, Federal	$ 132,272	carried forward indefinitely
NOLs, State	$ —	—
Tax credits, Federal	$ 467	—
Tax credits, State	$ —	—
Uncertain Tax Positions
The Company recognizes tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. As the Company expands, it will face increased complexity in determining the appropriate tax jurisdictions for revenue and expense items. The Company’s policy is to adjust these reserves when facts and circumstances change, such as the closing of a tax audit or refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the income tax expense in the period in which such determination is made and could have a material impact on its financial condition and operating results. The income tax expense includes the effects of any accruals that the Company believes are appropriate, as well as the related net interest and penalties. As of December 31, 2021 and 2020, the Company had total uncertain tax positions of $3.2 million and $2.2 million, which is recorded as a reduction of the deferred tax asset related research and developments.

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No interest or penalties have been recorded related to the uncertain tax positions. None of the unrecognized tax benefits, if recognized, would affect the effective tax rate. A reconciliation of the beginning and ending balances of unrecognized tax benefits is as follows (in thousands):

	Years Ended December 31,
	2021	2020
Balance at beginning of the year	$ 2,236	$ 405
Increases based on tax positions related to current year	1,061	733
Increases based on tax positions related to prior years	165	1,199
Decreases based on tax positions related to prior years	(245)	(101)
Balance at end of year	$ 3,217	$ 2,236
It is not expected that there will be a significant change in uncertain tax position in the next 12 months. We are subject to income tax in the U.K., U.S. federal and various states and three other foreign jurisdictions. Our U.S. income tax filings are currently under audit for the tax year ended December 31, 2018. The statute of limitations for U.K. and foreign tax jurisdictions other than the U.S. are no longer subject to audit for tax years before December 31, 2019. We are no longer subject to U.S. federal income tax audit for the tax years before the year ended December 31, 2018 and are no longer subject to state income tax audit for tax years before December 31, 2015.
10.Shareholders’ Equity (Deficit)
The Company is authorized to issue 12,417,500,000 ordinary shares with par value of $0.000004 per share. Each holder of the Company's ordinary shares is entitled to one vote per share. As of December 31, 2021, there were 127,860,639 of the Company's ordinary shares issued and outstanding. Holders of the Company's ordinary shares do not have cumulative voting rights. Additionally, the Company has 14,074,986 warrants outstanding as of December 31, 2021. See Note 8, Warrants for additional information.
Each holder of the Company's ordinary shares is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of the Company’s assets or funds legally available for dividends or other distributions. The Company has not declared or paid any dividends with respect to its ordinary shares for the periods presented.
If the Company is involved in voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, or a similar event, each holder of the Company ordinary shares will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of the Company preferred shares, if any, then outstanding.
Equity Line of Credit
In October 2021, the Company entered into an equity line of credit arrangement (“ELOC”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company ("LPCF"). The ELOC is a private placement with registration rights, providing LPCF the ability to purchase up to 7.8 million of the Company's ordinary shares for $50.0 million over 24 months. Proceeds from the sale of shares will go towards the Company to be used for working capital.
No amounts were drawn against the ELOC during any of the periods presented.
11.Net Loss per Share
The following is a calculation of basic and diluted net loss per share (in thousands, except for share and per share amounts):

	Years Ended December 31,
	2021	2020
Basic and diluted:
Net loss	$ (168,013)	$ (80,277)
Weighted average ordinary shares outstanding	100,917,939	83,457,400
Basic and diluted net loss per share	$ (1.66)	$ (0.96)
Basic net loss per share is calculated by dividing net loss for the period by the weighted average number of the ordinary shares outstanding plus outstanding warrants with a 0.01 exercise price during the period.
 For the years ended December 31, 2021 and 2020, we excluded the potential effect of outstanding and exercisable options (including performance options) and warrants in the calculation of the diluted loss per share, as the effect would be anti-dilutive due to losses incurred. As of December 31, 2021 and 2020, there were approximately 12.6 million and 13.8 million potentially issuable shares respectively, with dilutive effect.
12.Stock-Based Compensation
The Company has established a number of share-based incentive plans for current employees, directors and others, which include Share Appreciation Rights ("SARs"), 2013 Share Option Plan (the "2013 Plan"), 2021 Share Option Plan (the "2021 Plan"), Restricted Stock Units ("RSUs"), 2021 Employee Stock Purchase Plan (the "ESPP"),  and Warrants.
Share Appreciation Rights

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As of December 31, 2021, there were no SARs outstanding. As of December 31, 2020, there were 30,000 SARs outstanding at an exercise price of $0.00001 per share. In connection with the Business Combination on August 11, 2021, the liability associated with outstanding SARs was settled with a cash payment of $0.7 million.
2013 Share Option Plan
The holders of Legacy Rockley options under the 2013 Plan continue to hold such options and such options remain subject to the same vesting, exercise and other terms and conditions. In connection with the Business Combination, the holders of Legacy Rockley options may exercise their options to purchase a number of ordinary shares equal to the number of Legacy Rockley ordinary shares subject to such Legacy Rockley options multiplied by the Exchange Ratio of 2.4835 (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded to the nearest whole cent). The information presented herein is as if the exchange of stock options occurred as of the earliest period presented.
As of December 31, 2021, there were no options available for grant. Any new grants will become available for issuance under the 2021 Plan.
The following table summarizes the stock option activity related to the 2013 Plan:

	Number of Options Outstanding	Average Exercise Price Per Share	Remaining Contractual Life (Years)	Intrinsic Value[4]
				(In thousands)
Options outstanding at December 31, 2019	14,663,610	$ 4.05	6.94	$ 54,100
Granted	5,782,544	$ 8.67
Exercised	(19,404)	$ 5.36
Forfeited	(2,052,583)	$ 8.62
Expired	(475,548)	$ 6.92
Options outstanding at December 31, 2020	17,898,619	$ 4.94	6.75	$ 110,552
Granted	—	$ —
Exercised	(1,557,214)	$ 0.60
Forfeited	(912,912)	$ 4.07
Expired	(46,757)	$ 3.08
Options outstanding at December 31, 2021	15,381,736	$ 2.00	5.83	$ 36,093
Options exercisable at December 31, 2021	12,546,315	$ 1.68	5.25	$ 33,464
4 The aggregated intrinsic value represents the difference between the exercise price and the closing stock price of $4.35 for the Company’s ordinary shares on December 31, 2021.
2021 Share Option Plan
On March 31, 2021, the Board approved the 2021 Plan. The purpose of the 2021 Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and shareholders.
As of December 31, 2021, there were 15,375,644 shares authorized for issuance under the Plan, of which 10,207,656 shares were available for grant.
The following table summarizes the stock option activity related to the 2021 Plan:

	Number of Options Outstanding	Average Exercise Price Per Share	Remaining Contractual Life (Years)	Intrinsic Value
				(In thousands)
Options outstanding at December 31, 2020	—	$ —	0.00	—
Granted	1,013,480	$ 15.84
Exercised	—	$ —
Forfeited	—	$ —
Expired	—	$ —
Options outstanding at December 31, 2021	1,013,480	$ 15.84	9.61	$ 11,645
Options exercisable at December 31, 2021	81,538	$ 15.84	9.61	$ 937

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Restricted Stock Units
During the year ended December 31, 2021, the Company granted restricted RSUs to employees. Each award will vest based on continued service which is generally over a four-year period. The grant date fair value of the award will be recognized as stock-based compensation expense over the requisite service period. The fair value of RSUs was estimated on the date of grant based on the fair value of the Company’s ordinary shares.
Employee RSUs activity for the year ended December 31, 2021 was as follows:

	Number of RSUs Outstanding	Weighted Average Grant Date Fair Value	Remaining Contractual Life (Years)	Intrinsic Value
				(In thousands)
Outstanding at December 31, 2020	—	$ —	0.00	$ —
Granted	4,181,607	$ 6.71
Exercised	(24,668)	$ 7.07
Forfeited	(2,431)	$ 7.07
Expired	—	$ —
Outstanding at December 31, 2021	4,154,508	$ 6.71	1.76	$ 18,072
2021 Employee Stock Purchase Plan
On October 2021, the Company adopted the 2021 Employee Stock Purchase Plan (the "ESPP"), which became effective on December 1, 2021. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our ordinary shares at a discounted price through payroll deductions with the goal of enhancing employees' sense of participation in the Company and further align employee interests with those of the Company's shareholders.
Under the ESPP, eligible employees may purchase shares of Company ordinary shares through payroll deductions of between 1% to 15% of after-tax compensation each pay period, with a maximum participation of $25,000 annually. The shares are purchased at the end of each six-month offering period at a 15% discount from the closing market price as reported on the New York Stock Exchange on the last trading day of the offering period.
Subject to adjustments provided in the ESPP, the maximum number of ordinary shares available for purchase under the ESPP is 1,526,239 plus an annual increase to be added on the first day of each of the Company’s fiscal years for a period of up to 10 years, beginning with the fiscal year that begins on January 1, 2022, equal to the least of (i) 1% of the outstanding shares on such date, (ii) 7,631,196 shares, or (iii) a lesser amount determined by the Board. As of December 31, 2021, 1,526,239 shares were available for issuance under the ESPP.
The initial offering period for the ESPP is one year, commencing on December 1, 2021 and ending on November 30, 2022. As of the date of this report, no shares of the Company's ordinary shares have been purchased or distributed pursuant to the ESPP.
The assumptions that the Company used in the Black-Scholes option-pricing model to determine the fair value of the purchase rights under the ESPP for the year ended December 31, 2021, were as follows:

Year Ended December 31, 2021
Expected term (in years)	0.5-1.0
Expected volatility (%)	54%
Risk-free interest rate (%)	0.10 - 0.25
Dividend yield	—
Stock-based compensation expense
The following table summarizes our stock-based compensation expense for all equity arrangements and is included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Years Ended December 31,
	2021	2020
Cost of revenue	$ 1,825	$ 2,271
Research and development	7,182	4,313
Selling, general, and administrative	3,006	1,459
Total stock-based compensation expense	$ 12,013	$ 8,043
As of December 31, 2021 and 2020, there was approximately $40.5 million and $19.5 million, respectively of total unrecognized stock based compensation expense related to our equity awards, which is expected to be recognized over a weighted average period of 1.5 years and 1.4 years, respectively.
Performance Awards

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For the years December 31, 2021 and 2020, we recognized a total expense of $0.3 million and $0.2 million respectively in relation to the performance-based options. As of December 31, 2021 and 2020, there were approximately $0.9 million and $1.2 million of unrecognized stock-based compensation expense related to the performance-based awards. During the year ended December 31, 2021, no additional performance-based awards were granted.
Valuation of Stock Options
The fair values of options granted during the period were determined using a Black-Scholes option pricing model. The determination of the fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, risk-free interest rate and expected dividends.
We estimated expected volatility based on historical data of the price of our ordinary shares over the expected term of the options. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on guidelines provided in U.S. SEC Staff Accounting Bulletin No. 110 and represents the average of the vesting tranches and contractual terms. The risk-free rate assumed in valuing the options is based on the U.S. Treasury rate in effect at the time of grant for the expected term of the option. We do not anticipate paying any cash dividends in the foreseeable future and, therefore, used an expected dividend yield of zero in the option pricing model. Stock-based compensation awards (i.e. options and RSUs) are amortized on over a four-year period with 25% cliff vest at the first year anniversary of the grant and ratably over the next three years. We made an accounting policy election to account for forfeitures in the period they occur.
The weighted average assumptions used to value the grants are as follows:

	Years Ended December 31,
	2021	2020
Expected term (in years)	6.05	4.86 - 6.25
Expected volatility (%)	53.0	50.29 - 52.45
Risk-free interest rate (%)	0.96	0.30 - 1.75
Dividend yield	—	—
Warrants
During the year ended December 31, 2020, Legacy Rockley issued warrants to intermediaries for introducing new investors related to equity financings. In connection with the Business Combination on August 11, 2021, all outstanding warrants of Legacy Rockley were exercised on a cashless basis and converted into the right to receive 1.8 million ordinary shares of the Company, with a fair value of $18.1 million.
13.Related Party Transactions
The Company formed HRT, a joint venture with Hengtong Optic-Electric Co., Ltd. in 2017, which was recognized by the Company as an equity method investment. As of and in the year ended December 31, 2020, we made sales to and were owed from the HRT joint venture, $5.3 million and $3.3 million, respectively. The balance owed by the joint venture was included in accounts receivable in the consolidated balance sheet. As of and in the year ended December 31, 2021, sales to and balances owed from the HRT joint venture were immaterial.

14.Leases
We have operating leases for office space and finance leases for manufacturing equipment. These leases have remaining lease terms of 1 year to 5 years. Some leases include extension options for up to 5 years. These options are included in the lease term when it is reasonably certain that the option will be exercised.
The weighted average remaining lease term was approximately 4 years for operating leases as of December 31, 2021. The weighted average discount rate was 6.0% for operating leases as of December 31, 2021.
The components of lease cost for the years ended December 31, 2021 and 2020, were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Operating Lease Cost:
Fixed lease cost	$ 1,103	851
Variable lease cost	354	154
Total operating lease cost	$ 1,457	$ 1,005

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The supplemental cash flow information related to our operating leases is as follows (in thousands):

Years Ended December 31,
	2021	2020
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$ 936	$ 916
Operating cash flows for finance leases	$ —	$ 15
Financing cash flows for finance leases	$ —	$ 1,192
Right-of-use assets obtained in exchange of lease obligations:
Right-of-use assets obtained in exchange for new operating lease liabilities	$ 4,008	$ —

There are no finance lease liabilities as of December 31, 2021. Maturities of operating lease liabilities as of December 31, 2021, were as follows (in thousands):

Operating Leases
Year Ending December 31:
2022	$ 1,500
2023	1,394
2024	914
2025	818
2026	842
Thereafter	186
Total lease obligation	$ 5,654
Less: Imputed interest	(679)
Total lease liabilities	$ 4,975
Less: Current lease liabilities	(1,238)
Total non-current lease liabilities	$ 3,737

15.Commitments and Contingencies
Legal Contingencies
From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. We apply accounting for contingencies to determine when and how much to accrue for and disclose related to legal and other contingencies. Accordingly, we disclose contingencies deemed to be reasonably possible and accrue loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of December 31, 2021 there are no litigation pending that could have, individually and in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.
Financial Commitments
In the ordinary course of business, we make commitments to third-party suppliers for various research and development activities. As of December 31, 2021 and 2020, we had $13.6 million and $3.0 million, respectively, in contractual obligations for which we have not yet received the services.
16.Defined Contribution Plan
We have defined contribution plans, under which we contribute based on a percentage of the employees’ elected contributions. We will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized within selling, general and administrative expenses and research and development in the consolidated statements of operations and comprehensive loss. Defined contributions were $0.7 million and $0.5 million for years ended December 31, 2021 and 2020, respectively.

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17.Supplemental Cash Flow Information
Non-cash operating, investing, and financing activities, and supplemental cash flow information are as follows (in thousands):

	Years Ended December 31,
	2021	2020
Supplemental Cash Flow Information:
Cash payments for:
Interest paid	$ 658	$ 47
Income tax paid	$ 978	$ 313

Non-cash Operating Activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$ 4,008	$ —
	$ 4,008	$ —
Non-cash Investing Activities:
Unpaid property and equipment received	$ 805	$ 166
Unpaid balance related to the Trutouch Asset Acquisition	—	500
	$ 805	$ 666
Non-cash Financing Activities:
Conversion of convertible debt and accrued interest to ordinary shares	$ 181,404	$ —
Conversion of Legacy Rockley ordinary shares to Rockley ordinary shares	206,888	—
Private Placement Warrants	14,304	—
Public Warrants	28,031	—
Issuance of ordinary shares in lieu of cash payment of transaction costs	3,190	—
Forgiveness of Paycheck Protection Program loan	2,860	$ —
Unpaid deferred transaction costs	1,034	—
Issuance of ordinary shares related to the Trutouch Asset Acquisition	—	2,298
Issuance of ordinary shares related to ELOC	472	—
	$ 438,183	$ 2,298

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PART II
Information Not Required in Prospectus
Item 13.    Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$219.13
Legal fees and expenses	$40,000
Accounting fees and expenses	$45,000
Miscellaneous	$100,000
Total	$185,219.13

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14.    Indemnification of Directors and Officers.
Limitation on Liability and Indemnification of Directors and Officers
Rockley’s organizational documents limits Rockley’s directors’ liability to the fullest extent permitted under the Cayman Island Companies Act. Cayman Islands law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its shareholders.

The Cayman Islands Companies Act and the Second Amended and Restated Memorandum and Articles of Association provide that Rockley will, in certain situations, indemnify Rockley’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, Rockley enters into separate indemnification agreements with Rockley’s directors and officers. These agreements, among other things, require Rockley to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Rockley’s directors or officers or any other company or enterprise to which the person provides services at Rockley’s request.
Rockley maintains a directors’ and officers’ insurance policy pursuant to which Rockley’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Memorandum and Articles of Association and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 15.     Recent Sales of Unregistered Securities.
Lincoln Park Transaction
On November 15, 2021, we completed a private placement to Lincoln Park Capital Fund, LLC pursuant to which we have the right to sell to Lincoln Park up to $50,000,000 in ordinary shares, subject to certain limitations, from time to time over the 24-month period commencing on the date that the conditions set forth in the Purchase Agreement have been satisfied, which includes that a registration statement covering the resale of the shares is declared effective by the SEC. We issued 69,512 Commitment Shares to Lincoln Park as consideration for its commitment to purchase our shares under the Purchase Agreement. In the Purchase Agreement, Lincoln Park represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, or the Securities Act). The securities were sold by the Company under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.
Issuance of Shares for Fee Payment
On September 27, 2021, we issued an aggregate of 319,000 Ordinary Shares to two accredited investor entities in lieu of cash as payment for $3.194 million of fees payable to such entities for services provided as financial advisor and placement agent in connection with the Business Combination and the PIPE financing pursuant to an exemption under Section 4(a)(2) of the Securities Act.
PIPE Financing
In connection with the Business Combination, on March 19, 2021, Rockley and SC Health entered into subscription agreements with certain investors (including entities affiliated with the Sponsor)(the “Subscribers”), SC Health and Rockley, pursuant to which the Subscribers agreed to purchase the PIPE Shares for a purchase price of $10.00 per share in the PIPE or an aggregate purchase price of $150 million.
At the closing of the PIPE immediately prior to the Merger Effective Time, the Subscribers purchased 15,000,000 PIPE Shares for an aggregate purchase price of approximately $150 million, of which subscribers affiliated with the Sponsor purchased an aggregate of 5,000,000 shares for $50 million. At the Closing, the PIPE Shares were issued pursuant to an exemption under Section 4(a)(2) of the Securities Act.
SIG-I Facility
Prior to the Business Combination, Rockley UK was party to a $35.0 million term loan facility dated September 29, 2020, as amended from time to time, with Rockley UK, as borrower, Rockley Photonics Inc., as guarantor, Credit Suisse International as agent and security agent and SIG-I Capital AG as arranger (the “SIG-I Facility”). In connection with the Business Combination, the Loan Facility was amended on June 28, 2021 to permit a novation of the facility to Rockley at the effective time of the Scheme and to permit a conversion of 30% of the debt thereunder to ordinary shares of Rockley at the time the Business Combination, with a 90-day lock-up applying to such shares. The term of the remaining facility was also extended to August 31, 2022. Rockley UK will remain a guarantor under the amended SIG-I Facility going forward.

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Item 16.    Exhibits.

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Exhibit Number	Description
2.1
Business Combination Agreement and Plan of Merger, dated as of March 19, 2021, by and among SC Health Corporation, Rockley Photonics Limited, Rockley Photonics Holdings Limited and Rockley Mergersub Limited (incorporated by reference from Annex A contained in the Registration Statement on Form S-4 (File No. 333-255109)).

3.1
Second Amended and Restated Memorandum and Articles of Association of Rockley Photonics Holdings Limited. (incorporated by reference from Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2021).

4.1
Assignment, Assumption and Amendment Agreement among Computershare Trust Company, N.A., Computershare Inc., SC Health Corporation, SC Health Holdings Limited and Rockley Photonics Holdings Limited (incorporated by reference from Exhibit 4.2 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021).

4.2	Form of Specimen Warrant Certificate of Rockley Photonics Holdings Limited (incorporated by reference from Exhibit 4.3 to the Registration Statement on Form S-4 (File No. 333-255109)).
4.3	Form of Specimen Ordinary Share Certificate of Rockley Photonics Holdings Limited (incorporated by reference from Exhibit 4.4 to the Registration Statement on Form S-4 (File No. 333-255109)).
4.4	Form of Lock-Up Agreement (incorporated by reference from Exhibit 4.5 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021).
10.1†	Form of Registration Rights and Lock-up Agreement (incorporated by reference from Annex G contained in the Registration Statement on Form S-4 (File No. 333-255109)).
10.2+
Form of Indemnification Agreement between Rockley Photonics Holdings Limited and its officers and directors (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-255109)).

10.3+
Rockley Photonics Holdings Limited 2021 Stock Incentive Plan and the Forms of Stock Option Agreement, Restricted Stock Unit Agreement and Restricted Stock Agreement (incorporated by reference from Exhibit 10.3 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2021).

10.4+	Equity Side Letter with Andrew Rickman (incorporated by reference from Exhibit 10.25 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021).
10.5+†	Deed of Amendment to Andrew Rickman’s Employment Agreement (incorporated by reference from Exhibit 10.26 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021).
10.6+
Deed of Termination to Rockley Ventures Limited Consultancy Agreement (incorporated by reference from Exhibit 10.27 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021).

10.7+	Amended and Restated Employment Agreement for Mahesh Karanth (incorporated by reference from Exhibit 10.28 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021)
10.8+	Amended and Restated Employment Agreement for Amit Nagra (incorporated by reference from Exhibit 10.29 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2021).
10.9
Purchase Agreement, dated November 15, 2021, by and between Rockley Photonics Holdings Limited and Lincoln Park Capital Fund, LLC(incorporated by reference from Exhibit 10.9 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2021).

10.10
Registration Rights Agreement, dated November 15, 2021, by and between Rockley Photonics Holdings Limited and Lincoln Park Capital Fund, LLC (incorporated by reference from Exhibit 10.10 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2021).

10.11
Eighth Amendment to Lease Agreement, dated November 1, 2021, by and between 21st Century Techbanq Pasadena LLC and Rockley Photonics, Inc. (incorporated by reference from Exhibit 10.11 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2021).

10.12
Second Amendment to Office Lease, dated October 7, 2021 by and between Boardwalk Office Associates, LLC and Rockley Photonics, Inc.(incorporated by reference from Exhibit 10.12 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2021).

10.13
Consulting Agreement by and between Rockley Photonics Holdings Limited and HealthKapital LLC, dated March 15, 2021 Consulting Agreement by and between Rockley Photonics Holdings Limited and HealthKapital LLC, dated March 15, 2021 (incorporated by reference from Exhibit 10.13 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2021).

21.1*	List of Subsidiaries
23.1*	Consent of Independent Registered Public Accounting Firm
24.1	Power of Attorney (incorporated by reference from Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260119) filed on October 7, 2021).)
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	The Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

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†	Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted exhibits or schedules to the SEC upon request.
+	Indicates a management contract or compensatory plan.
*	Filed herewith.

Item 17.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or

4884-9644-2130.v6

controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in London, United Kingdom, on March 14, 2022.

ROCKLEY PHOTONICS HOLDINGS LIMITED

/s/ Andrew Rickman
Name: Andrew Rickman
Title: President and Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. Andrew Rickman	President, Chief Executive Officer and Director	March 14, 2022
Dr. Andrew Rickman	(Principal Executive Officer)

/s/ Mahesh Karanth	Chief Financial Officer	March 14, 2022
Mahesh Karanth	(Principal Financial Officer and Principal Accounting Officer)

*
William Huyett *	Lead Independent Director	March 14, 2022
Brian Blaser	Director	March 14, 2022

*
Dr. Caroline Brown ________________________________________ Nicolaus Henke	Director Director	March 14, 2022 March 14, 2022

*
Karim Karti	Director	March 14, 2022

*
Michele Klein	Director	March 14, 2022

*
Dr. Pamela Puryear	Director	March 14, 2022

*By: /s/ Mahesh Karanth Mahesh Karanth Attorney-in-Fact

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